UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

Filed by the Registrant ☑                            Filed by a Party other than the Registrant ☐

Check the appropriate box:

☑	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to § 240.14a-12

MSC.SOFTWARE CORPORATION

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required.

☑	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

Common stock, par value $0.01 per share, of MSC.Software Corporation (the “Common Stock”)

(2)	Aggregate number of securities to which transaction applies:

45,558,476 shares of Common Stock, 1,240,927 options to purchase Common Stock and 1,216,437 restricted and performance stock units

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

The maximum aggregate value was determined based upon the sum of (A) 45,558,476 shares of Common Stock multiplied by $7.63 per share; (B) options to purchase 1,240,927 shares of Common Stock with exercise prices less than $7.63 multiplied by $2.47 (which is the difference between $7.63 and the weighted average exercise price of such options of $5.16 per share as of July 31, 2009); and (C) 1,216,437 restricted and performance stock units multiplied by $7.63 per share. In accordance with Section 14(g) of the Securities Exchange Act of 1934, as amended, the filing fee was determined by multiplying 0.00005580 by the sum calculated in the preceding sentence.

(4)	Proposed maximum aggregate value of transaction:

$359,957,675.88

(5)	Total fee paid:

$20,085.64

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

Amount Previously Paid:

Form, Schedule or Registration Statement No.:

Filing Party:

Date Filed:

MSC.Software Corporation

2 MacArthur Place

Santa Ana, California 92707

[                ], 2009

Dear Stockholder,

You are cordially invited to attend a special meeting of MSC.Software Corporation stockholders to be held on [                ], 2009, starting at [            ] a.m. Pacific time at [            ].

At the special meeting, you will be asked to consider and vote upon a proposal to adopt the merger agreement under which MSC would be acquired by a company controlled by Symphony Technology Group, a strategic private equity firm. We entered into this merger agreement on July 7, 2009. If the merger is completed, you, as a holder of MSC common stock, will be entitled to receive $7.63 in cash, without interest and less any applicable withholding taxes, for each share of MSC common stock owned by you at the consummation of the merger, as more fully described in the enclosed proxy statement.

After careful consideration, our board of directors has unanimously determined (subject to the recusal of one director) that the merger and the other transactions contemplated by the merger agreement are advisable and in the best interests of MSC and our stockholders and unanimously recommends (subject to the recusal of one director) that you vote “FOR” the adoption of the merger agreement and “FOR” the adjournment or postponement of the special meeting.

Your vote is very important, regardless of the number of shares of common stock you own. We cannot consummate the merger unless the merger agreement is approved by the affirmative vote of a majority of the outstanding shares of our common stock. Therefore, the failure of any stockholder to vote will have the same effect as a vote by that stockholder against the adoption of the merger agreement.

The attached proxy statement provides you with detailed information about the special meeting, the merger agreement and the merger. A copy of the merger agreement is attached as Annex A to this document. We encourage you to read this document and the merger agreement carefully and in their entirety. You may also obtain more information about MSC from documents we have filed with the Securities and Exchange Commission.

Thank you in advance for your continued support and your consideration of this matter.

Sincerely,

Ashfaq A. Munshi

Interim Chief Executive Officer and President

Santa Ana, California

Neither the Securities and Exchange Commission nor any state securities regulatory agency has approved or disapproved the merger, passed upon the merits or fairness of the merger or passed upon the adequacy or accuracy of the disclosure in this document. Any representation to the contrary is a criminal offense.

The attached proxy statement is dated [                ], 2009, and is first being mailed to stockholders on or about [                ], 2009.

MSC.Software Corporation

2 MacArthur Place

Santa Ana, California 92707

To the Stockholders of MSC.Software Corporation:

A special meeting of stockholders of MSC.Software Corporation, a Delaware corporation (“MSC”), will be held on [                ], 2009, starting at [            ] a.m. Pacific time at [            ], for the following purposes:

1.	To consider and vote on a proposal to adopt the Agreement and Plan of Merger, dated as of July 7, 2009, among MSC, Maximus Holdings Inc. (“Parent”), a Delaware corporation controlled by Symphony Technology Group, and Maximus Inc. (“Merger Subsidiary”), a Delaware corporation and wholly-owned subsidiary of Maximus Holdings Inc., as it may be amended from time to time, pursuant to which Merger Subsidiary will be merged with and into MSC, with MSC surviving the merger as a wholly-owned subsidiary of Parent.

2.	To consider and vote on a proposal to adjourn or postpone the special meeting to a later date or time, if necessary or appropriate, to solicit additional proxies in the event there are insufficient votes at the time of such adjournment or postponement to adopt the merger agreement.

3.	To consider and vote on such other business as may properly come before the special meeting or any adjournment or postponement of the special meeting.

Our board of directors has specified the close of business on [                ], 2009 as the record date for the purpose of determining the stockholders who are entitled to receive notice of, and to vote at, the special meeting. Only stockholders of record at the close of business on the record date are entitled to notice of and to vote at the special meeting and at any adjournment or postponement thereof. Each stockholder is entitled to one vote for each share of MSC common stock held on the record date.

Under Delaware law, MSC stockholders who do not vote in favor of adoption of the merger agreement will have the right to seek appraisal of the fair value of their shares as determined by the Delaware Court of Chancery if the merger is completed, but only if they submit a written demand for such an appraisal prior to the vote on the merger agreement and comply with the other Delaware law procedures explained in the accompanying proxy statement.

Regardless of whether you plan to attend the special meeting in person, we request that you complete, sign, date and return the enclosed proxy or submit your proxy by telephone or the Internet prior to the special meeting to ensure that your shares will be represented at the special meeting. If you have Internet access, we encourage you to record your vote via the Internet. Properly executed proxy cards with no instructions indicated on the proxy card will be voted “FOR” the adoption of the merger agreement and “FOR” the adjournment or postponement of the special meeting, if necessary or appropriate, to solicit additional proxies. If you attend the special meeting, you may revoke your proxy and vote in person if you wish, even if you have previously returned your proxy card. Your prompt attention is greatly appreciated.

THE MSC BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS (SUBJECT TO THE RECUSAL OF ONE DIRECTOR) THAT YOU VOTE “FOR” THE ADOPTION OF THE MERGER AGREEMENT AND “FOR” THE ADJOURNMENT OR POSTPONEMENT OF THE SPECIAL MEETING.

By Order of the Board of Directors,

John A. Mongelluzzo

Secretary

Santa Ana, California

ADDITIONAL INFORMATION

This document incorporates important business and financial information about MSC from documents that are not included in or delivered with this document. See the section entitled “Where You Can Find More Information” on page 71. You can obtain documents incorporated by reference in this document by requesting them in writing from MSC.Software Corporation, Investor Relations, 2 MacArthur Place, Santa Ana, California 92707 or by telephone at (714) 444-8551. You will not be charged for any of these documents that you request. If you wish to request documents, you should do so by [                ], 2009 in order to receive them before the special meeting.

For additional questions about the merger, assistance in submitting proxies or voting shares of our common stock, or additional copies of the proxy statement or the enclosed proxy card, please contact our proxy solicitor:

MacKenzie Partners, Inc.

Phone: (800) 322-2885 (toll-free)

(212) 929-5500 (collect)

Email: proxy@mackenziepartners.com

i

Annex A: Agreement and Plan of Merger

Annex B: Opinion of J.P. Morgan Securities Inc.

Annex C: Section 262 of the General Corporation Law of the State of Delaware

ii

SUMMARY

The following summary highlights information in this proxy statement and may not contain all the information that is important to you. Accordingly, we encourage you to read carefully this entire proxy statement, its annexes and the documents referred to or incorporated by reference in this proxy statement. We sometimes make reference to MSC.Software Corporation and its subsidiaries in this proxy statement by using the terms “MSC,” the “Company,” “we,” “our” or “us.” Each item in this summary includes a page reference directing you to a more complete description of the item in this proxy statement.

The Parties to the Merger (Page 21)

MSC.Software Corporation, a Delaware corporation, develops, markets and supports proprietary simulation solutions, including enterprise simulation software and related professional services.

Maximus Holdings Inc., a Delaware corporation, which we refer to as Parent, was formed solely for the purpose of effecting the merger and the transactions related to the merger and has not engaged in any business except in furtherance of this purpose. Parent is currently controlled by Symphony Technology Group, which we refer to as Symphony.

Maximus Inc., a Delaware corporation, which we refer to as Merger Subsidiary, is a direct wholly-owned subsidiary of Parent and was formed solely for the purpose of effecting the merger described herein. Merger Subsidiary has not engaged in any business except in furtherance of this purpose.

The Merger (Page 22)

The Agreement and Plan of Merger, dated as of July 7, 2009, among MSC, Parent and Merger Subsidiary, which we refer to as the merger agreement, provides that Merger Subsidiary will merge with and into MSC. As a result of the merger, MSC will become a wholly-owned subsidiary of Parent. Upon completion of the merger, shares of MSC common stock will no longer be listed on any stock exchange or quotation system and each such outstanding share of MSC common stock, with certain exceptions, will be converted into the right to receive $7.63 in cash, without interest and less any applicable withholding taxes (other than shares of MSC common stock held by MSC or Parent, which will be cancelled without payment, and MSC common stock held by any holder who has properly exercised appraisal rights of such shares in accordance with Section  262 of Delaware law, as described in this proxy statement). We refer to this amount as the merger consideration.

The Special Meeting (Page 18)

Date, Time and Place. The special meeting will be held on [                ], 2009, starting at [            ] a.m. Pacific time at [            ].

Purpose. You will be asked to consider and vote upon (1) the adoption of the merger agreement, (2) the adjournment or postponement of the special meeting to a later date or time, if necessary or appropriate, to solicit additional proxies in the event there are insufficient votes at the time of such adjournment or postponement to adopt the merger agreement and (3) such other business as may properly come before the special meeting or any adjournments or postponements of the special meeting.

Record Date and Quorum. You are entitled to vote at the special meeting if you owned shares of MSC common stock at the close of business on [                ], 2009, the record date for the special meeting. You will have one vote for each share of MSC common stock that you owned on the record date. As of the record date, there were [            ] shares of MSC common stock issued and outstanding and entitled to vote. A majority of MSC common stock issued, outstanding and entitled to vote at the special meeting constitutes a quorum for the purpose of the special meeting. In the event that a quorum is not present at the special meeting, the meeting may be adjourned or postponed to solicit additional proxies.

Vote Required. The adoption of the merger agreement requires the affirmative vote of a majority of the outstanding shares of MSC common stock. Approval of any proposal to adjourn or postpone the special meeting, if necessary or appropriate, for the purpose of soliciting additional proxies requires the affirmative vote of the holders of a majority of the shares of MSC common stock present in person or represented by proxy at the special meeting and entitled to vote on the matter.

Voting and Proxies. Any stockholder of record entitled to vote at the special meeting may submit a proxy by telephone, via the Internet, by returning the enclosed proxy card by mail, or by voting in person at the special meeting. If you intend to submit your proxy by telephone or the Internet you must do so no later than 11:59 p.m. Eastern time on the date prior to the date of the special meeting. If you do not return your proxy card, submit your proxy by phone or the Internet or attend the special meeting, your shares of MSC common stock will not be voted, which will have the same effect as a vote “AGAINST” the adoption of the merger agreement. Even if you plan to attend the special meeting, if you hold your shares of common stock in your own name as the stockholder of record, please vote your shares by completing, signing, dating and returning the enclosed proxy card, by using the telephone number printed on your proxy card or by using the Internet voting instructions printed on your proxy card.

If you return your signed proxy card but do not mark the boxes showing how you wish to vote, your shares will be voted “FOR” the proposal to adopt the merger agreement and “FOR” the proposal to adjourn or postpone the special meeting, if necessary or appropriate, to solicit additional proxies, if applicable.

If your shares of MSC common stock are held in “street name,” you should instruct your broker, bank, trust or other nominee on how to vote such shares of common stock using the instructions provided by your broker, bank, trust or other nominee. If your shares of MSC common stock are held in “street name,” you must obtain a legal proxy from such nominee in order to vote in person at the special meeting. If you fail to provide your nominee with instructions on how to vote your shares of MSC common stock, your nominee will not be able to vote such shares at the special meeting. Because the adoption of the merger agreement requires an affirmative vote of a majority of the outstanding shares of MSC common stock for approval, the failure to provide your nominee with voting instructions will have the same effect as a vote “AGAINST” the proposal to adopt the merger agreement.

Because the proposal to adjourn or postpone the special meeting, if necessary or appropriate, to solicit additional proxies requires the affirmative vote of a majority of the shares of common stock present in person or represented at the special meeting and entitled to vote thereon, and because your broker, bank, trust or other nominee does not have discretionary authority to vote on the proposal, the failure to instruct your nominee with voting instructions on how to vote your shares will have no effect on the approval of that proposal.

Revocability of Proxy. Any stockholder of record of MSC common stock may revoke his or her proxy at any time, unless noted below, before it is voted at the special meeting by any of the following actions:

•	delivering to MSC’s Corporate Secretary a signed written notice of revocation bearing a date later than the date of the proxy, stating that the proxy is revoked;

•	attending the special meeting and voting in person (your attendance at the meeting will not, by itself, revoke your proxy; you must vote in person at the meeting);

•	signing and delivering a new proxy, relating to the same shares of MSC common stock and bearing a later date; or

•

submitting another proxy by telephone or on the Internet before 11:59 p.m. Eastern time on the date prior to the date of the special meeting (the latest telephone or Internet voting instructions will be followed).

If you are a “street name” holder of MSC common stock, you may change your vote by submitting new voting instructions to your broker, bank, trust or other nominee. You must contact your nominee to obtain instructions as to how to change or revoke your proxy.

Written notices of revocation and other communications with respect to the revocation of any proxies should be addressed to:

MSC.Software Corporation

2 MacArthur Place

Santa Ana, California 92707

Attn: Corporate Secretary

Voting Agreements (Page 45)

In connection with the transactions contemplated by the merger agreement, each of MSC’s directors and executive officers listed on Schedule I to the merger agreement, who beneficially owned, as of the record date, an aggregate of approximately [    ]% of the total outstanding shares of MSC common stock, and MSC’s largest stockholder, Elliott Associates, L.P. and its affiliates, who beneficially owned, as of the record date, approximately [    ]% of the total outstanding shares of MSC common stock, entered into voting agreements with Parent to, among other things, vote their respective shares of MSC common stock in favor of the merger and against any proposal made in opposition to the merger, in each case subject to the terms and conditions of such voting agreement.

Reasons for the Merger (Page 30)

In reaching its decision to adopt and approve, and declare advisable, the merger agreement, the merger and the other transactions contemplated by the merger agreement, MSC’s board of directors consulted with MSC’s management, as well as its financial and legal advisors, and considered a number of factors that the board members believed supported their decision.

Recommendation of MSC’s Board of Directors (Page 30)

MSC’s board of directors deemed that the merger and the other transactions contemplated by the merger agreement together represent a transaction that is advisable and in the best interests of MSC and its stockholders, and unanimously (subject to the recusal of one director) adopted and approved, and declared advisable, the merger agreement, the merger and the other transactions contemplated thereby. The MSC board of directors unanimously (subject to the recusal of one director) recommends that MSC stockholders vote “FOR” the adoption of the merger agreement and “FOR” the adjournment or postponement of the special meeting, if necessary or appropriate, to solicit additional proxies in the event there are insufficient votes at the time of such adjournment or postponement to adopt the merger agreement.

Opinion of MSC’s Financial Advisor (Page 33)

At the meeting of the MSC board of directors on July 6, 2009, J.P. Morgan Securities Inc. (which we refer to as J.P. Morgan) rendered its written opinion to the MSC board of directors that, as of such date and based upon and subject to the various factors, assumptions and any limitations set forth in such written opinion, the $7.63 per share cash consideration to be paid to the holders of MSC common stock in the merger was fair, from a financial point of view, to the holders of MSC common stock.

The full text of the written opinion of J.P. Morgan dated July 6, 2009, which sets forth, among other things, the assumptions made, procedures followed, matters considered and any limitations on the review undertaken in rendering its opinion, is attached as Annex B to this proxy statement and is incorporated herein by reference. The summary of J.P. Morgan’s opinion set forth in this document is qualified in its entirety by reference to the full text of the opinion. Stockholders should read this opinion carefully and in its entirety. J.P. Morgan’s opinion is directed to the MSC board of directors, addresses only the fairness from a financial point of view, to the holders of MSC common stock of the $7.63 per share cash consideration to be paid to such holders in the proposed merger, and does not address any other aspect of the merger.

The opinion of J.P. Morgan does not constitute a recommendation as to how any stockholder of MSC should vote with respect to the proposed merger or any other matter.

Merger Financing (Page 49)

The total amount of funds necessary to complete the merger and the related transactions is anticipated to be approximately $360 million, which includes approximately $355 million to pay MSC’s stockholders, option holders and holders of restricted and performance stock units the amounts due to them under the merger agreement at the closing of the merger, with the remaining funds to be used to pay customary fees and expenses in connection with the merger, the financing arrangements and the related transactions. The merger is not subject to a financing condition.

These payments are expected to be funded by Parent and Merger Subsidiary in a combination of (i) equity and debt contributions to Parent by STG III, L.P., a Delaware limited partnership, STG III-A, L.P., a Delaware limited partnership, Elliott Associates, L.P., a Delaware limited partnership, Elliott International L.P., a Cayman Island limited partnership, or their respective affiliates, (ii) senior debt financing and (iii) cash of MSC. Parent and Merger Subsidiary have obtained equity and debt financing commitments described below in connection with the transactions contemplated by the merger agreement.

Equity and Senior Subordinated Debt Financing

STG III and STG III-A, which we refer to as the STG Investors, have severally and not jointly agreed to contribute up to an aggregate of $100 million of cash to Parent, and Elliott Associates and Elliott International, which we refer to as the Elliott Investors, have severally and not jointly agreed to transfer to Parent an aggregate of 6,068,058 shares of MSC common stock and contribute up to approximately $49.76 million of cash to Parent, each in exchange for certain equity and debt securities of Parent. Subject to certain conditions, each of the STG Investors and the Elliott Investors (which we refer to collectively as the investors) may assign a portion of its respective equity and debt commitment obligation to one or more of its affiliates.

Senior Debt Financing

Wells Fargo Foothill, LLC and CapitalSource Bank provided a senior debt commitment letter, dated as of July 7, 2009 to Symphony, pursuant to which Wells Fargo Foothill and CapitalSource, subject the terms and conditions therein, committed to provide a $65,000,000 senior secured credit facility, consisting of (i) a senior secured term loan facility of $50 million and (ii) a senior secured revolving credit facility of $15 million. The proceeds of the senior debt commitment letter will be used for the purpose of financing the merger, paying fees and expenses incurred in connection with the merger and providing ongoing working capital for, and for other general corporate purposes of, the surviving corporation and its subsidiaries.

Cash Deposit

Pursuant to the terms of the merger agreement, on the business day prior to closing the merger, MSC will deposit $109,250,000 in cash with the exchange agent. This cash will be used solely to pay a portion of the merger consideration.

Treatment of Options, Restricted Stock and Other Equity Awards (Page 48)

Stock Options. At the effective time of the merger, each outstanding option to purchase a share of MSC common stock will be converted, by virtue of the merger and without any action on the part of any individual option holders, into the right to receive an amount in cash determined by multiplying (i) the excess, if any, of $7.63 over the applicable exercise price of such option by (ii) the number of shares of MSC common stock such holder could have acquired under such option. We refer to this right as a conversion right. To the extent that a stock option is unvested at the effective time of the merger, the conversion right will remain subject to the same terms and conditions of the related stock option, including the vesting and forfeiture provisions, except that the holder thereof will be entitled to automatic settlement in cash of the conversion right on the original vesting date (including as a result of any automatic accelerated vesting) of the related stock option. To the extent that a stock option is vested as of, or vests upon the effective time of the merger in accordance with its terms as of the date of the merger agreement (including any terms related to accelerated vesting), Parent will, or will cause MSC, to settle the resulting vested conversion right promptly after the effective time of the merger.

Stock Units. At the effective time of the merger, each outstanding restricted stock unit and performance stock unit denominated in shares of MSC common stock, whether or not vested, will be converted into the right to receive, by virtue of the merger and without any action on the part of any individual award holders, an amount in cash determined by multiplying $7.63 by the number of shares of MSC common stock such holder could have acquired under the terms of such restricted stock unit or performance stock unit, as applicable, immediately prior to the effective time of the merger. We refer to this right as a conversion unit. To the extent that a restricted stock unit or performance stock unit is unvested at the effective time of the merger, the conversion unit will remain subject to the same terms and conditions of the related restricted stock unit or performance stock unit, as applicable, including the vesting and forfeiture provisions, except that the holder thereof will be entitled to automatic settlement in cash of the conversion unit on the original vesting date (including as a result of any automatic accelerated vesting) of the related restricted stock unit or performance stock unit, as applicable. To the extent that a restricted stock unit or performance stock unit is vested as of, or vests upon the effective time of the merger in accordance with its terms as of the date of the merger agreement (including any terms related to accelerated vesting), Parent will, or will cause MSC, to settle the resulting vested conversion unit promptly after the effective time of the merger.

Material U.S. Federal Income Tax Consequences of the Merger (Page 44)

In general, the merger will be a taxable transaction for U.S. holders of MSC common stock (as defined under “The Merger—Material U.S. Federal Income Tax Consequences of the Merger”). For U.S. federal income tax purposes, a U.S. holder will generally recognize a gain or loss measured by the difference, if any, between the cash received and the U.S. holder’s tax basis in the shares exchanged in the merger. Gain or loss will be determined separately for each block of shares (i.e., shares acquired at the same cost in a single transaction). Holders should consult their tax advisors regarding the tax consequences of the merger to them. See the section entitled “The Merger—Material U.S. Federal Income Tax Consequences of the Merger” below.

Interests of MSC’s Directors and Executive Officers in the Merger (Page 41)

Other than payments due upon conversion of shares of MSC common stock and with respect to MSC equity awards in connection with the consummation of the merger and as otherwise described below and in the section entitled “Interests of MSC’s Directors and Executive Officers in the Merger”, MSC’s directors and executive officers have no economic interests in the merger that are different from, or in addition to, their interests as MSC stockholders and no material relationship with Symphony.

MSC’s executive officers are either parties to change of control agreements with MSC or eligible to participate in certain change of control severance plans adopted by MSC, each of which provide severance and other benefits in connection with a change of control of MSC, including consummation of the merger and, in certain cases, also requiring a qualifying separation from service. Ashfaq Munshi, MSC’s interim Chief Executive Officer and President, will also be entitled to an acceleration of his $500,000 “stay” bonus. Executive officers and directors of MSC have rights to indemnification and directors’ and officers’ liability insurance that will survive consummation of the merger. None of MSC’s executive officers have any compensation arrangements with Symphony, Parent or the Elliott Investors, except for the assumption of their existing MSC agreements by Parent. Although discussions between Symphony and certain executive officers, including Mr. Munshi, regarding retention of such officers following the consummation of the merger have taken place, no understandings with respect to their employment have been reached.

In addition, Robert A. Schriesheim, who serves on our board of directors, has since April 2006 served on the board of directors of Lawson Software, Inc. with Dr. Romesh Wadhwani, the Chairman and CEO of Symphony and the non-executive Co-Chairman of Lawson Software. Mr. Schriesheim has also served as the Executive Vice President, Chief Financial Officer of Lawson Software since October 2006. Mr. Schriesheim disclosed the foregoing to the board of MSC. According to a Schedule 13D/A filed with the Securities and Exchange Commission on October 30, 2008, Dr. Wadhwani, along with certain affiliates of Symphony and Dr. Wadhwani, reported beneficial ownership of 7.4% of Lawson Software’s common stock. While Mr. Schriesheim did not believe that his objectivity with respect to the evaluation of the proposed Symphony transaction would be impaired by the foregoing, on June 20, 2009, he nevertheless elected to recuse himself from board meetings and other board actions relating to the proposed merger and related transactions.

The MSC board of directors was aware of and considered the foregoing interests, among other matters, in reaching its decision to adopt and approve, and declare advisable, the merger agreement, the merger and the other transactions contemplated by the merger agreement.

Common Stock Ownership of Directors and Executive Officers (Page 73)

As of [                ], 2009, the record date for the special meeting, the directors and executive officers of MSC beneficially owned in the aggregate approximately [            ] shares of MSC’s outstanding common stock entitled to vote at the special meeting or approximately [    ]% of MSC’s outstanding common stock.

Appraisal Rights (Page 68)

Under Delaware law, MSC stockholders who do not vote in favor of the merger agreement and the merger will have the right to seek appraisal of the fair value of their shares as determined by the Delaware Court of Chancery if the merger is completed, but only if they submit a written demand for such an appraisal prior to the vote on the merger agreement and the merger and comply with the other Delaware law procedures explained in this proxy statement.

Conditions to the Merger (Page 62)

Conditions to Each Party’s Obligations. Each party’s obligation to consummate the merger is subject to the satisfaction of the following mutual conditions:

•	adoption of the merger agreement and the merger by the affirmative vote of the holders of a majority of the outstanding shares of MSC common stock;

•

no restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the merger will be in effect, and there will not have been instituted or pending any action or proceeding by any governmental authority challenging or seeking to make illegal, to delay materially or otherwise restrain or prohibit the consummation of the merger or seeking to obtain material damages with respect to the merger;

•

any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, which we refer to as the HSR Act, and the German Act against Restraints of Competition of 1958, which we refer to as the ARC, relating to the merger will have expired or been terminated; and

•	all actions by or in respect of, or filings with, any governmental authority required to permit the consummation of the merger will have been taken, made or obtained.

Conditions to Parent’s and Merger Subsidiary’s Obligations. The obligation of Parent and Merger Subsidiary to consummate the merger is subject to the satisfaction or waiver of further conditions, including:

•	MSC has performed in all material respects its obligations under the merger agreement required to be performed by it at or prior to the effective time of the merger;

•

the representations and warranties of MSC contained in the merger agreement (other than certain representations and warranties relating to capitalization and the absence of a material adverse effect) or in any certificate or other writing delivered by MSC pursuant thereto (disregarding all materiality and material adverse effect qualifications contained therein) were true and correct at and as of the date of the merger agreement and at and as of the effective time of the merger as if made at and as of such time (other than representations and warranties that by their terms address matters only as of another specified time, which will be true only as of such time), with only such exceptions as have not had and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on MSC;

•

certain representations and warranties of MSC relating to capitalization made in the merger agreement were true and correct in all but de minimus respects on the date made and as of the effective time of the merger (other than to the extent expressly made as of a specified date, which need only be true and correct as of such specified date);

•

there has not been any event, occurrence, development or state of circumstances or facts that has had or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on MSC;

•	Parent has received a certificate signed on MSC’s behalf by an executive officer of MSC as to the satisfaction of the conditions described in the preceding four bullets;

•

the holders of not more than 17.5% of the shares of outstanding capital stock of MSC shall have failed to vote in favor of the merger or consented thereto in writing and have demanded appraisal rights (“dissenting shares”) (provided that no shares of MSC common stock beneficially owned by Elliott Associates, L.P. or its affiliates will be deemed to be dissenting shares for purposes of such calculation);

•

MSC has at least $143,000,000 in cash and $113,000,000 in working capital reflected in the cash and working capital statement provided to Parent (which we refer to as the cash and working capital statement);

•

of the amount of cash reflected in the cash and working capital statement as of the closing of the merger, an amount of cash equal to at least the excess of (x) the amount of cash set forth in the cash and working capital statement over (y) an amount between $8,000,000 and $18,000,000 selected by Parent, is held in U.S. accounts;

•	Parent has received a certificate signed by MSC’s Chief Financial Officer as to the satisfaction of the conditions contained in the above bullet; and

•	MSC has deposited $109,250,000 in cash with the exchange agent.

Conditions to MSC’s Obligations. The obligation of MSC to consummate the merger is subject to the satisfaction or waiver of further conditions, including:

•

Parent and Merger Subsidiary have performed in all material respects their respective obligations under the merger agreement required to be performed by them at or prior to the effective time of the merger;

•

the representations and warranties of Parent contained in the merger agreement or in any certificate or other writing delivered by Parent pursuant thereto (disregarding all materiality and material adverse effect qualifications contained therein) were true at and as of the effective time of the merger as if made at and as of such time (other than representations and warranties that by their terms address matters only as of another specified time, which will be true only as of such time), with only such exceptions as have not had and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on Parent; and

•	MSC has received a certificate signed on Parent’s behalf by an executive officer of Parent as to the satisfaction of the conditions described in the preceding two bullets.

Termination of the Merger Agreement (Page 64)

MSC and Parent may terminate the merger agreement by mutual written consent at any time before the consummation of the merger. In addition, with certain exceptions, either MSC or Parent may terminate the merger agreement at any time before the consummation of the merger if:

•

the merger is not consummated before November 7, 2009 (which we refer to as the end date); provided, that the right to terminate the merger agreement pursuant to this bullet will not be available to any party whose breach of any provision of the merger agreement results in the failure of the merger to be consummated by such time;

•

there will be any restraining order, permanent injunction or other order issued by any governmental authority or other legal restraint or prohibition that (A) makes consummation of the merger illegal or otherwise prohibited or (B) enjoins MSC or Parent from consummating the merger, and such injunction will have become final and nonappealable; or

•

at the stockholder meeting (including any adjournment or postponement thereof), the affirmative vote of the holders of a majority of the outstanding shares of MSC common stock shall not have been obtained.

MSC may also terminate the merger agreement if:

•

prior to the receipt of approval of the adoption of the merger agreement by MSC’s stockholders, the MSC board of directors authorizes MSC, in compliance with the terms of the merger agreement, to promptly enter into a binding written definitive agreement concerning a Superior Proposal (as defined in the section entitled “The Merger Agreement—No Solicitations”), provided that concurrently with such termination, MSC pays the termination fee described below and provided further that (1) MSC notifies Parent, in writing and at least five business days prior to such termination, promptly of its intention to terminate the merger agreement and enter into a binding written definitive agreement concerning such Superior Proposal and (2) if Parent makes an offer prior to the expiration of such five business day period, the MSC board of directors determines in good faith, after consultation with its financial advisors and outside legal counsel, that the Superior Proposal continues to be a Superior Proposal in light of Parent’s offer; or

•

a breach of any representation or warranty or failure to perform any covenant or agreement on the part of Parent or Merger Subsidiary such that the conditions to the merger relating to the accuracy of Parent’s or Merger Subsidiary’s representations, warranties and covenants would not be satisfied if such breach or failure to perform continued on the closing date, and such condition is incapable of being cured or, if capable of being cured, has not been cured within thirty days after written notice thereof will have been received by Parent.

Parent may also terminate the merger agreement if:

•	an Adverse Recommendation Change (as defined in the section entitled “The Merger Agreement—No Solicitations”) has occurred;

•

a breach of any representation or warranty or failure to perform any covenant or agreement on the part of MSC such that the conditions to the merger relating to the accuracy of MSC’s representations, warranties and covenants would not be satisfied if such breach or failure to perform continued on the closing date, and such condition is incapable of being cured or, if capable of being cured, has not been cured within thirty days after written notice thereof will have been received by MSC;

•

MSC has intentionally and materially breached any of its obligations related to this stockholder meeting, including the MSC board of director’s failure to recommend approval and adoption of the merger agreement; or

•

MSC or any of its representatives has intentionally and materially breached any of its obligations under the non-solicitation provisions described in the section entitled “The Merger Agreement—Covenants of MSC—No Solicitations”.

Termination Fees and Expenses (Page 65)

MSC has agreed to pay Parent a termination fee of $11,800,000 in the event that the merger agreement is terminated: (i) by Parent pursuant to the provisions described in the first, third or fourth bullet points in the third paragraph under “—Termination of the Merger Agreement” above; (ii) by MSC pursuant to the provisions described in the first bullet point in the second paragraph under “—Termination of the Merger Agreement” above; or (iii) (A) by Parent pursuant to the second bullet point in the third paragraph under “—Termination of the Merger Agreement” above, or by Parent or MSC pursuant to the first or third bullet points in the first paragraph under “—Termination of the Merger Agreement” above, if (B) prior to such termination, an Acquisition Proposal (as defined in the section entitled “The Merger Agreement—Covenants of MSC—No Solicitations” below) shall have been publicly announced or otherwise been communicated to the MSC board of directors and (C) within 12 months following the date of such termination, MSC (I) enters into a definitive agreement with respect to an Acquisition Proposal, which Acquisition Proposal is subsequently consummated (whether or not such consummation occurs during such 12-month period), or (II) consummates a transaction contemplated by any Acquisition Proposal (provided that for purposes of this sub-clause (C), each reference to 15% in the definition of Acquisition Proposal that will be deemed to be a reference to 50%).

Parent has agreed to pay MSC a termination fee of $16,800,000 in the event that, as of the end date, all conditions to the merger set forth in “—Conditions to the Merger—Conditions to Each Party’s Obligations” and “—Conditions to the Merger—Conditions to Parent’s and Merger Subsidiary’s Obligations” have been satisfied or waived (other than any conditions for which the failure to be so satisfied resulted from Parent’s or Merger Subsidiary’s breach of any provision of the merger agreement), and notwithstanding the foregoing, the effective time of the merger has not occurred due to a breach of the merger agreement by Parent or Merger Subsidiary, and the merger agreement is subsequently terminated by MSC pursuant to (a) the provisions described in the first bullet in the first paragraph under “—Termination of the Merger Agreement” above or (b) the provisions described in the second bullet in the second paragraph under “—Termination of the Merger Agreement” above.

In connection with the merger agreement, the Elliott Investors entered into an agreement with the STG Investors pursuant to which, in the event that Parent is required to pay the $16,800,000 termination fee described in the immediately preceding paragraph to MSC, the Elliott Investors will reimburse Parent an amount of cash equal to the Elliott Investors’ pro rata portion of such termination fee and, if MSC is required to pay the $11,800,000 termination fee discussed in the first paragraph of this section to Parent, Parent will pay an affiliate of the Elliott Investors a portion of this fee.

Limited Guarantee (Page 66)

In connection with the merger agreement, the STG Investors entered into a limited guarantee pursuant to which, subject to the terms thereof, each has absolutely, unconditionally and irrevocably guaranteed to MSC on a several and not joint basis the due and punctual performance by Parent of its termination fee and expense reimbursement obligations under the merger agreement (see the section entitled “—Termination Fees” above). Under the limited guarantee, the maximum liability of each of STG III and STG III-A is $14,832,720 and $1,967,280 respectively, and the limited guarantee is MSC’s sole recourse against the STG Investors and their affiliates and other related persons.

No Solicitations (Page 55)

Immediately upon signing of the merger agreement, MSC and its subsidiaries and their representatives agreed to cease any discussions, negotiations or other activities with respect to any actual or potential competing acquisition proposal. In addition, under the merger agreement, MSC, its subsidiaries and any representative of MSC are not permitted to, among other things, (i) solicit, initiate or knowingly take any action to facilitate or encourage the submission of any acquisition proposal, (ii) enter into or participate in any discussions or negotiations with, furnish any information relating to MSC or any of its subsidiaries or afford access to the business, properties, assets, books or records of MSC or any of its subsidiaries to, or otherwise cooperate in any way with any third party that has made, or, to MSC’s knowledge, is considering making, an acquisition proposal, (iii) fail to make, withdraw or modify in a manner adverse to Parent the recommendation of MSC’s board of directors in favor of the merger agreement and merger (or fail to reject an acquisition proposal, subject to the paragraph below), (iv) enter into any agreement in principle, letter of intent, term sheet, merger agreement, acquisition agreement, option agreement or other similar instrument relating to an acquisition proposal or (v) fail to take all action necessary to enforce, or waive or amend, any confidentiality, standstill or similar agreement to which MSC or any of its subsidiaries is a party or otherwise bound.

Notwithstanding these restrictions, prior to the adoption of the merger agreement by MSC’s stockholders, MSC, directly or indirectly through advisors, agents or other intermediaries, may (A) engage in negotiations or discussions with any third party and its representatives and financing sources that has made after the date of the merger agreement a bona fide, unsolicited written acquisition proposal that MSC’s board of directors reasonably believes (after consultation with its outside legal counsel and a financial advisor of nationally recognized reputation) constitutes or could reasonably be expected to lead to a Superior Proposal (as defined in the section entitled “The Merger Agreement—No Solicitations”), and (B) thereafter furnish to such third party or its representatives and financing sources nonpublic information relating to MSC or any of its subsidiaries pursuant to a confidentiality agreement with such third party with no material term less favorable to MSC than those contained in the confidentiality agreement between MSC and Symphony and which permits MSC to comply with the terms of the non-solicitation section of the merger agreement; provided that all such information (to the extent that such information has not been previously provided or made available to Parent) is provided or made available to Parent, as the case may be, prior to or substantially concurrently with the time it is provided or made available to such third party) and (C) take any nonappealable, final action that any court of competent jurisdiction orders MSC to take. MSC’s board of directors may also fail to make or withdraw or modify in a manner adverse to Parent its recommendation in favor of the merger agreement and merger as a result of a Superior Proposal with respect to which no breach of MSC’s non-solicit obligations described in this section has occurred, in the event that MSC provides Parent five business days notice of its intention to do so. Subject to compliance with the procedures set forth in the second paragraph of “—Termination of the Merger Agreement” above, MSC may also terminate the merger agreement to enter into a definitive agreement with respect to such Superior Proposal. Notwithstanding the foregoing, MSC may take the actions described in this paragraph only if its board of directors determines in good faith, after consultation with outside legal counsel, that the failure to take such action would be inconsistent with its fiduciary duties under Delaware law.

Regulatory Approvals (Page 45)

Under the provisions of the HSR Act, the merger may not be consummated until notification and report forms have been filed with the Antitrust Division of the U.S. Department of Justice and the Federal Trade Commission by MSC and Parent and the applicable waiting period has expired or been terminated. MSC and Parent anticipate filing the notification and report forms by the end of August 2009.

Under the provisions of the ARC, the merger may not be consummated until the acquisition is approved by the German Federal Cartel Office, which we refer to as the FCO, either by written approval or by expiration of a one-month waiting period commenced by the filing by Parent of a complete notification with respect to the merger, unless the FCO notifies Parent within the one-month waiting period of the initiation of a second-stage investigation. Parent anticipates filing the notification with the FCO by the end of August 2009.

In addition, the expiration or termination of the applicable waiting period under the HSR Act and the ARC is a condition to each of Parent’s and MSC’s obligation to consummate the merger.

Consummation of the Merger

MSC currently anticipates that the merger will be completed near the end of third quarter of 2009. However, we cannot predict the exact timing of the consummation of the merger and whether the merger will be consummated. In order to consummate the merger, MSC’s stockholders must adopt the merger agreement and the other closing conditions under the merger agreement, including receipt of certain regulatory approvals, must be satisfied or, to the extent legally permitted, waived.

Market Price of Common Stock (Page 72)

The closing sale price of MSC common stock on the NASDAQ Global Select Market on August 20, 2009 was $7.45. You are encouraged to obtain current market quotations for MSC common stock in connection with voting your shares.

QUESTIONS AND ANSWERS ABOUT THE MERGER AND THE SPECIAL MEETING

The following questions and answers address briefly some questions you may have regarding the proposed merger and the special meeting. These questions and answers may not address all questions that may be important to you as a holder of shares of MSC common stock. For important additional information, please refer to the more detailed discussion contained elsewhere in this proxy statement, the annexes to this proxy statement and the documents referred to or incorporated by reference in this proxy statement. We sometimes make reference to MSC.Software Corporation and its subsidiaries in this proxy statement by using the terms “MSC,” the “company,” “we,” “our” or “us.”

Q:	What is the transaction?

A:	MSC, Parent and Merger Subsidiary have entered into a definitive merger agreement pursuant to which, subject to the terms and conditions of the merger agreement, Parent will acquire MSC through the merger of Merger Subsidiary, a wholly-owned subsidiary of Parent, with and into MSC. MSC will be the surviving corporation (which we refer to as the surviving corporation) in the merger and will continue as a wholly-owned subsidiary of Parent.

Q:	What will an MSC stockholder receive when the merger occurs?

A:	For each share of MSC common stock held at the time of the merger, MSC stockholders will be entitled to receive $7.63 in cash, without interest and less any applicable withholding taxes. This does not apply to shares held by MSC as treasury shares, by Parent or by MSC stockholders, if any, who have perfected their appraisal rights under Delaware law.

Q:	What will happen in the merger to MSC’s stock options, restricted stock units and performance stock units?

A:	At the effective time of the merger, each outstanding equity award (including options to purchase shares of MSC common stock and stock units) will be converted into the right to receive an amount in cash equal to the per-share merger consideration, without interest and less any applicable withholding taxes, less, in the case of options, the applicable exercise price of the option, which cash amount will be paid in accordance with the vesting schedule of the original equity award, including any acceleration of vesting as a result of the merger.

Q:	How does the merger consideration compare to the market price of MSC common stock?

A:	The merger consideration of $7.63 per share of MSC common stock represents approximately a 13% premium over the closing price of MSC shares on the NASDAQ Global Select Market on July 6, 2009, the last trading day before the date the proposed transaction with Parent was publicly announced. The closing sale price of MSC common stock on the NASDAQ Global Select Market on August 20, 2009 was $7.45. You are encouraged to obtain current market quotations for MSC common stock in connection with voting your shares.

Q:	When do you expect the merger to be completed?

A:	We expect the merger to be completed near the end of the third quarter of 2009. However, the merger is subject to various closing conditions, including MSC stockholder and regulatory approvals, and it is possible that the failure to timely meet these closing conditions or other factors outside of our control could require us to complete the merger at a later time or not at all.

Q:	Why am I receiving this proxy statement?

A:	You are receiving this proxy statement because you were a stockholder of MSC as of [ ], 2009, the record date for the special meeting. To complete the merger, MSC’s stockholders must adopt the merger agreement. A copy of the merger agreement is attached to this proxy statement as Annex A. MSC will submit the merger agreement to its stockholders for adoption at the special meeting described in this proxy statement. You should read the section entitled “The Special Meeting” beginning on page 18.

Q:	When and where will the special meeting of stockholders be held?

A:	The special meeting of MSC stockholders (which we refer to as the special meeting) will be held on [ ], 2009, starting at [ ] a.m. Pacific time at [ ].

Q:	What are the proposals that will be voted on at the special meeting?

A:	You will be asked to consider and vote on (1) the adoption of the merger agreement, (2) the adjournment or postponement of the special meeting to a later date or time, if necessary or appropriate, to solicit additional proxies in the event there are insufficient votes at the time of such adjournment or postponement to adopt the merger agreement and (3) such other business as may properly come before the special meeting or any adjournments or postponements of the special meeting.

Q:	Who is entitled to attend and vote at the special meeting?

A:	The record date for the special meeting is [ ], 2009. If you own shares of MSC common stock as of the close of business on the record date, you are entitled to notice of, and to vote at, the special meeting or any adjournment or postponement of the special meeting. As of the record date, there were approximately [ ] shares of MSC common stock issued and outstanding.

Q:	How many votes are required to adopt the merger agreement?

A:	The adoption of the merger agreement requires the affirmative vote of the holders of a majority of the outstanding shares of MSC common stock entitled to vote at the special meeting in person or by proxy, in accordance with Delaware law. In connection with the transactions contemplated by the merger agreement, each of MSC’s directors and executive officers listed on Schedule I to the merger agreement, who beneficially owned, as of the record date, an aggregate of approximately [ ]% of the total outstanding shares of MSC common stock, and MSC’s largest stockholder, Elliott Associates, L.P. and its affiliates, who beneficially owned, as of the record date, approximately [ ]% of the total outstanding shares of MSC common stock, entered into voting agreements with Parent to, among other things, vote their respective shares of MSC common stock in favor of the merger and against any proposal made in opposition to the merger, in each case subject to the terms and conditions of such voting agreement.

Q:	How many votes are required to adopt the proposal to adjourn or postpone the special meeting to a later time, if necessary or appropriate, to solicit additional proxies?

A:	The adoption of the proposal to adjourn or postpone the special meeting to a later time, if necessary or appropriate, to solicit additional proxies requires the affirmative vote of a majority of shares of MSC common stock present in person or represented by proxy at the special meeting and entitled to vote thereon.

Q.	How does the MSC board of directors recommend that I vote on the proposals?

A:	MSC’s board of directors has unanimously determined (subject to the recusal of one director) that the merger and the other transactions contemplated by the merger agreement are advisable to and in the best interests of MSC’s stockholders and unanimously recommends (subject to the recusal of one director) that you vote “FOR” the proposal to adopt the merger agreement and “FOR” the adjournment or postponement of the special meeting. You should read the section entitled “The Merger—Reasons for the Merger; Recommendation of MSC’s Board of Directors” beginning on page 30.

Q:	How are votes counted? Why is my vote important?

A:	Votes will be counted by the inspector of election appointed for the special meeting, who will separately count “FOR” and “AGAINST” votes and abstentions. The affirmative vote of a majority of the outstanding shares of MSC common stock is required under Delaware law to adopt the merger agreement. As a result, the failure to vote or the abstention from voting will have the same effect as a vote “AGAINST” the adoption of the merger agreement.

Because the affirmative vote of a majority of the shares of MSC common stock present in person or represented by proxy at the special meeting is required to adopt the proposal to adjourn or postpone the special meeting, if necessary or appropriate, to solicit additional proxies, abstentions will count as a vote “AGAINST” the proposal but the failure to vote your shares will have no effect on the outcome of the proposal.

Q:	What do I need to do now?

A:	After carefully reading and considering the information contained in this proxy statement, including the annexes and the documents referred to or incorporated by reference in this proxy statement, please vote your shares as described below. You have one vote for each share of MSC common stock you own as of the record date.

Q:	How do I vote if I am a stockholder of record?

A:	You may vote:

•	by completing, signing and dating each proxy card you receive and returning it in the enclosed prepaid envelope;

•	by using the telephone number printed on your proxy card;

•	by using the Internet voting instructions printed on your proxy card; or

•	in person by appearing at the special meeting.

If you are voting by telephone or via the Internet, your voting instructions must be received by 11:59 p.m. Eastern time on the date prior to the date of the special meeting.

Voting via the Internet, by telephone or by mailing in your proxy card will not prevent you from voting in person at the special meeting. You are encouraged to submit a proxy by mail, via the Internet or by telephone even if you plan to attend the special meeting in person to ensure that your shares of MSC common stock are represented at the special meeting.

If you return your signed proxy card, but do not mark the box showing how you wish to vote, your shares will be voted “FOR” the proposal to adopt the merger agreement and “FOR” the adoption of the proposal to adjourn or postpone the special meeting, if necessary, to solicit additional proxies. With respect to any other matter that properly comes before the special meeting, shares present in person or represented by all proxies received by MSC will be voted with respect thereto in accordance with the judgment of the persons named as attorneys in the proxies.

Q:	How do I vote if my shares are held by my broker, bank, trust or other nominee?

A:

If your shares are held in a brokerage account or by another nominee, such as a bank or trust, then the broker, bank, trust or other nominee is considered to be the stockholder of record with respect to those shares. However, you still are considered to be the beneficial owner of those shares, with your shares being held in “street name.” “Street name” holders generally cannot vote their shares directly and must instead instruct the broker, bank, trust or other nominee how to vote their shares. Your broker, bank, trust or other nominee will only be permitted to vote your shares for you at the special meeting if you instruct it how to vote. Therefore, it is important that you promptly follow the directions provided by your broker, bank, trust or other nominee regarding how to instruct them to vote your shares. If you wish to vote in person at the special meeting, you must bring a proxy from your broker, bank, trust or other nominee authorizing you to vote at the special meeting.

In addition, because any shares you may hold in “street name” will be deemed to be held by a different stockholder than any shares you hold of record, shares held in “street name” will not be combined for voting purposes with shares you hold of record. To be sure your shares are voted, you should instruct your broker, bank, trust or other nominee to vote your shares. Shares held by a corporation or business entity must be voted by an authorized officer of the entity.

Q:	What if I fail to instruct my broker, bank, trust or other nominee how to vote?

A:	Your broker, bank, trust or other nominee will not be able to vote your shares unless you have properly instructed your nominee on how to vote. The adoption of the merger agreement requires an affirmative vote of a majority of the outstanding shares of MSC common stock for approval. Because your broker, bank, trust or other nominee does not have discretionary authority to vote on the proposal, the failure to provide your nominee with voting instructions will have the same effect as a vote “AGAINST” the proposal to adopt the merger agreement.

The proposal to adjourn or postpone the special meeting, if necessary, to solicit additional proxies requires the affirmative vote of a majority of the shares of MSC common stock present in person or represented at the special meeting and entitled to vote thereon. Because your broker, bank, trust or other nominee does not have discretionary authority to vote on the proposal, the failure to instruct your broker, bank, trust or other nominee with voting instructions on how to vote your shares will have no effect on the approval of that proposal.

Q:	What constitutes a quorum for the special meeting?

A:	The presence, in person or by proxy, of stockholders representing a majority of the shares of MSC common stock entitled to vote at the special meeting will constitute a quorum for the special meeting. If you are a stockholder of record and you submit a properly executed proxy card, vote by telephone or via the Internet or vote in person at the special meeting, then your shares will be counted as part of the quorum. If you are a “street name” holder of shares and you provide your broker, bank, trust or other nominee with instructions as to how to vote your shares or obtain a legal proxy from such broker, bank, trust or other nominee to vote your shares in person at the special meeting, then your shares will be counted as part of the quorum. All shares of MSC common stock held by stockholders that are present in person or represented by proxy and entitled to vote at the special meeting, regardless of how such shares are voted or whether such stockholders abstain from voting, will be counted in determining the presence of a quorum.

Q:	What does it mean if I receive more than one proxy?

A:	If you receive more than one proxy, it means that you hold shares that are registered in more than one account. For example, if you own your shares in various registered forms, such as jointly with your spouse, as trustee of a trust or as custodian for a minor, you will receive, and you will need to sign and return, a separate proxy card for those shares because they are held in a different form of record ownership. Therefore, to ensure that all of your shares are voted, you will need to sign and return each proxy card you receive or vote by telephone or via the Internet by using the different control number(s) on each proxy card.

Q:	Should I send in my stock certificates now?

A:	No. After the merger is completed, you will be sent a letter of transmittal with detailed written instructions for exchanging your shares of MSC common stock for the merger consideration. If your shares are held in “street name” by your broker, bank, trust or other nominee, you will receive instructions from your broker, bank, trust or other nominee as to how to effect the surrender of your “street name” shares in exchange for the merger consideration. PLEASE DO NOT SEND IN YOUR CERTIFICATES NOW.

Q:	What happens if I sell my shares of MSC common stock before the special meeting?

A:	The record date for stockholders entitled to vote at the special meeting is earlier than the date of the special meeting and the expected closing date of the merger. If you transfer your shares of MSC common stock after the record date but before the special meeting, you will, unless special arrangements are made, retain your right to vote at the special meeting but will transfer the right to receive the merger consideration to the person to whom you transfer your shares. In addition, if you sell your shares prior to the special meeting or prior to the effective time of the merger, you will not be eligible to exercise your appraisal rights in respect of the merger. For a more detailed discussion of your appraisal rights and the requirements for perfecting your appraisal rights, see the section entitled “Appraisal Rights” and Annex C.

Q:	Who will bear the cost of this solicitation?

A:	We will pay the cost of this solicitation, which will be made primarily by mail. Proxies may also be solicited in person, or by telephone, facsimile, Internet or similar means, by our directors, officers or employees without additional compensation. We will, on request, reimburse stockholders who are brokers, banks or other nominees for their reasonable expenses in sending proxy materials to the beneficial owners of the shares they hold of record. We have retained MacKenzie Partners, Inc. to assist in the solicitation of proxies for the special meeting for a fee not to exceed $20,000.

Q:	Am I entitled to appraisal rights in connection with the merger?

A:	Stockholders are entitled to appraisal rights under Section 262 of the General Corporation Law of the State of Delaware, which we refer to as Delaware law, provided they satisfy the special criteria and conditions set forth in Section 262 of Delaware law. For more information regarding appraisal rights, see the section entitled “Appraisal Rights”. In addition, a copy of Section 262 of Delaware law is attached as Annex C to this proxy statement.

Q:	What are the material U.S. federal income tax consequences of the merger to me?

A:	In general, your receipt of cash for shares of MSC common stock pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes if you are a U.S. holder (as defined under “The Merger—Material U.S. Federal Income Tax Consequences of the Merger”), and may be a taxable transaction under applicable state, local or non-U.S. tax laws. You should read the section entitled “The Merger—Material U.S. Federal Income Tax Consequences of the Merger” below for a more complete discussion of the U.S. federal income tax consequences of the merger. You should also consult your tax advisor regarding the tax consequences of the merger in light of your particular circumstances.

Q:	Who can answer further questions?

A:	For additional questions about the merger, assistance in submitting proxies or voting shares of MSC common stock, or additional copies of the proxy statement or the enclosed proxy card, please contact us or our proxy solicitor at:

MSC.Software Corporation

Investor Relations

2 MacArthur Place

Santa Ana, California 92707

Phone: (714) 444-8551

MacKenzie Partners, Inc.

Phone: (800) 322-2885 (toll-free)

(212) 929-5500 (collect)

Email: proxy@mackenziepartners.com

If your broker, bank, trust or other nominee holds your shares in “street name,” you should also call your broker, bank, trust or other nominee for additional information.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING INFORMATION

This proxy statement, and the documents referred to or incorporated by reference in this proxy statement, contain forward-looking statements that involve numerous risks and uncertainties. The statements contained in this communication that are not purely historical are forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act, including, without limitation, statements regarding the expected benefits and closing of the proposed merger, the management of MSC and MSC’s expectations, beliefs and intentions. All forward-looking statements included in this document are based on information available to MSC on the date hereof. There are forward-looking statements throughout this proxy statement, including, without limitation, under the headings “Summary,” “Reasons for the Merger,” “The Merger,” “Opinion of MSC’s Financial Advisor” and “Regulatory Approvals,” and in statements containing words such as “may,” “can,” “will,” “should,” “could,” “expects,” “plans,” “anticipates,” “intends,” “believes,” “estimates,” “predicts,” “potential,” “targets,” “goals,” “projects,” “outlook,” “continue,” “preliminary,” “guidance,” or variations of such words, similar expressions, or the negative of these terms or other comparable terminology. No assurance can be given that any of the events anticipated by the forward-looking statements will transpire or occur, or if any of them do so, what impact they will have on our results of operations or financial condition. Accordingly, actual results may differ materially and adversely from those expressed in any forward-looking statements. Neither MSC nor any other person can assume responsibility for the accuracy and completeness of forward-looking statements. There are various important factors that could cause actual results to differ materially from those in any such forward-looking statements, many of which are beyond MSC’s control. These factors include:

•	the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement;

•	the effect of the announcement, pendency or closing of the merger on our business relationships, operating results and business generally;

•	the failure to obtain stockholder approval of the proposed merger;

•	failure to obtain, delays in obtaining or adverse conditions contained in the merger agreement or in any required regulatory or other approvals;

•	failure to consummate or delay in consummating the transaction for other reasons;

•	changes in laws or regulations; and

•	changes in general economic conditions.

MSC undertakes no obligation (and expressly disclaims any such obligation) to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. For additional information please refer to MSC’s most recent Form 10-K, 10-Q and 8-K reports filed with the SEC.

THE SPECIAL MEETING

Date, Time, Place and Purpose of the Special Meeting

This proxy statement is being furnished to MSC’s stockholders as part of the solicitation of proxies by the MSC board of directors for use at the special meeting to be held on [                ], starting at [            ] a.m. Pacific time, at [            ], or at any adjournment or postponement thereof. The purpose of the special meeting is for MSC’s stockholders to consider and vote on adoption of the merger agreement and to approve the adjournment or postponement of the special meeting, if necessary or appropriate, to solicit additional proxies. MSC’s stockholders must adopt the merger agreement in order for the merger to occur. If MSC’s stockholders fail to adopt the merger agreement, the merger will not occur. A copy of the merger agreement is attached to this proxy statement as Annex A. You are urged to read the merger agreement in its entirety.

Record Date and Quorum

We have fixed the close of business on [                ], 2009 as the record date for the special meeting, and only holders of record of MSC common stock on the record date are entitled to vote at the special meeting. As of the record date, there were [            ] shares of MSC common stock outstanding and entitled to vote. Each share of MSC common stock entitles its holder to one vote on all matters properly coming before the special meeting.

A majority of the shares of MSC common stock issued, outstanding and entitled to vote at the special meeting constitutes a quorum for the purpose of considering the proposals. Shares of MSC common stock present in person or represented at the special meeting but not voted, including shares of MSC common stock for which proxies have been received but for which stockholders have abstained, will be treated as present at the special meeting for purposes of determining the presence or absence of a quorum for the transaction of all business. In the event that a quorum is not present at the special meeting, the special meeting may be adjourned or postponed to solicit additional proxies.

Vote Required for Approval

You may vote “FOR” or “AGAINST”, or you may ABSTAIN from voting on, the proposal to adopt the merger agreement. Consummation of the merger requires the adoption of the merger agreement by the affirmative vote of a majority of the outstanding shares of MSC common stock. Therefore, if you abstain or fail to vote, it will have the same effect as a vote “AGAINST” the adoption of the merger agreement.

The adoption of the proposal to adjourn or postpone the special meeting to a later time, if necessary or appropriate, to solicit additional proxies requires the affirmative vote of a majority of the shares of MSC common stock present in person or represented by proxy at the special meeting and entitled to vote thereon. Therefore, if you abstain, it will have the same effect as a vote “AGAINST” the adoption of the proposal to adjourn or postpone the special meeting and if you fail to vote, it will have no effect on the outcome of the proposal.

Proxies and Revocation

If you are a stockholder of record of your shares of MSC common stock and you submit a proxy by telephone or the Internet or by returning a signed and dated proxy card by mail that is received by MSC at any time prior to 11:59 p.m. Eastern time on the date prior to the date of the special meeting, your shares will be voted at the special meeting as you indicate. If you sign your proxy card without indicating your vote, your shares will be voted “FOR” the adoption of the merger agreement and “FOR” the adjournment or postponement of the special meeting, if necessary or appropriate, to solicit additional proxies, and in accordance with the recommendations of the MSC board of directors on any other matters properly brought before the special meeting, or at any adjournment or postponement thereof, for a vote.

If your shares of MSC common stock are held in “street name,” you will receive instructions from your broker, bank, trust or other nominee that you must follow in order to have your shares voted. If you have not received such voting instructions or require further information regarding such voting instructions, contact your broker, bank, trust or other nominee. Brokers, banks, trusts or other nominees who hold shares of MSC common stock in “street name” for a beneficial owner of those shares typically have the authority to vote in their discretion on “routine” proposals when they have not received instructions from beneficial owners. However, such nominees are not allowed to exercise their voting discretion with respect to the approval of matters that are “non-routine,” such as adoption of the merger agreement, without specific instructions from the beneficial owner. Broker non-votes are shares held by a broker, bank, trust or other nominee that are present in person or represented at the meeting, but with respect to which the broker, bank, trust or other nominee is not instructed by the beneficial owner of such shares to vote on the particular proposal and the broker does not have discretionary voting power on such proposal. If your broker, bank, trust or other nominee holds your shares of MSC common stock in “street name,” your broker, bank, trust or other nominee will vote your shares only if you provide instructions on how to vote by filling out the voter instruction form sent to you by your broker with this proxy statement. Because it is expected that brokers, banks, trusts and other nominees will not have discretionary authority to vote on either proposal, MSC anticipates that there will not be any broker non-votes in connection with either proposal.

Proxies received by MSC at any time before the vote being taken at the special meeting, which have not been revoked or superseded before being voted, will be voted at the special meeting. If you are a stockholder of record of shares of MSC common stock, you have the right to change or revoke your proxy at any time, unless noted below, before the vote is taken at the special meeting:

•	by delivering to MSC’s Corporate Secretary a signed written notice of revocation bearing a date later than the date of the proxy, stating that the proxy is revoked;

•	by attending the special meeting and voting in person (your attendance at the meeting will not, by itself, revoke your proxy; you must vote in person at the meeting);

•	by signing and delivering a new proxy, relating to the same shares of MSC common stock and bearing a later date; or

•

submitting another proxy by telephone or on the Internet before 11:59 p.m. Eastern time on the date prior to the date of the special meeting (the latest telephone or Internet voting instructions will be followed).

If you are a “street name” holder of MSC common stock, you may change your vote by submitting new voting instructions to your broker, bank, trust or other nominee. You must contact your nominee to obtain instructions as to how to change or revoke your proxy.

Written notices of revocation and other communications with respect to the revocation of any proxies should be addressed to:

MSC.Software Corporation

2 MacArthur Place

Santa Ana, California 92707

Attn: Corporate Secretary

Adjournments and Postponements

Although it is not currently expected, the special meeting may be adjourned or postponed for the purpose of soliciting additional proxies. Any adjournment may be made without notice if announced at the meeting at which the adjournment is taken and if the adjournment is to a date that is not greater than 30 days after the original date fixed for the special meeting and no new record date is fixed for the adjourned meeting. Any signed proxies received by MSC prior to 11:59 p.m. Eastern time on the date of the special meeting in which no voting instructions are provided on such matter will be voted “FOR” an adjournment or postponement of the special meeting, if necessary or appropriate, to solicit additional proxies. Whether or not a quorum exists, holders of a majority of MSC shares of common stock present in person or represented by proxy and entitled to vote at the special meeting may adjourn the special meeting. Because a majority of the votes present in person or represented at the meeting, whether or not a quorum exists, is required to approve the proposal to adjourn the meeting, abstentions will have the same effect on such proposal as a vote “AGAINST” the proposal. Any adjournment or postponement of the special meeting for the purpose of soliciting additional proxies will allow MSC’s stockholders who have already sent in their proxies to revoke them at any time prior to their use at the special meeting as adjourned or postponed.

Solicitation of Proxies

We have retained MacKenzie Partners, Inc. to assist in the solicitation of proxies for the special meeting for a fee not to exceed $20,000. Our directors, officers and employees may also solicit proxies by personal interview, mail, e-mail, telephone, facsimile or other means of communication. These persons will not be paid additional remuneration for their efforts. We will also request brokers and other fiduciaries to forward proxy solicitation material to the beneficial owners of shares of MSC common stock that the brokers and fiduciaries hold of record. Upon request, we will reimburse them for their reasonable out-of-pocket expenses.

Questions and Additional Information

If you have questions about the merger or how to submit your proxy, or if you need additional copies of this proxy statement or the enclosed proxy card or voting instructions, please call our proxy solicitor, MacKenzie Partners, Inc., toll-free at (800) 322-2885 or collect at (212) 929-5500.

Availability of Documents

Documents incorporated by reference (excluding exhibits to those documents unless the exhibit is specifically incorporated by reference into those documents) will be provided by first class mail without charge to each person to whom this proxy statement is delivered upon written or oral request of such person. In addition, our list of stockholders entitled to vote at the special meeting will be available for inspection at our principal executive offices at least 10 days prior to the date of the special meeting and continuing through the special meeting for any purpose germane to the meeting; the list will also be available at the meeting for inspection by any stockholder present at the meeting. See the section entitled “Where You Can Find Additional Information” for more information regarding where you request any of the documents incorporated by reference in this proxy statement or other information concerning MSC.

THE PARTIES TO THE MERGER

MSC.Software Corporation

MSC.Software Corporation, a Delaware corporation, develops, markets and supports proprietary simulation solutions, including enterprise simulation software and related professional services. MSC.Software Corporation’s enterprise simulation solutions are used in conjunction with computer-aided engineering to create a more flexible, efficient and cost effective environment for product development. MSC.Software Corporation’s products and services are marketed internationally to various industries, including aerospace, automotive, computer and electronics manufacturers, biomedical, shipbuilding and rail. The principal executive office of MSC.Software Corporation is 2 MacArthur Place, Santa Ana, California 92707 and its telephone number is (714) 540-8900.

Maximus Holdings Inc.

Maximus Holdings Inc., which we refer to as Parent, is a Delaware corporation and was formed solely for the purpose of effecting the merger and the transactions related to the merger. Maximus Holdings Inc. has not engaged in any business except in furtherance of this purpose. Maximus Holdings Inc. is currently controlled by Symphony Technology Group, which we refer to as Symphony. The principal executive office of Maximus Holdings Inc. is c/o Symphony Technology Group, 2475 Hanover Street, Palo Alto, CA 94304 and its telephone number is (415) 358-8835.

Maximus Inc.

Maximus Inc., which we refer to as Merger Subsidiary, is a Delaware corporation and a direct wholly-owned subsidiary of Parent and was formed solely for the purpose of effecting the merger described herein. Maximus Inc. has not engaged in any business except in furtherance of this purpose. Upon consummation of the merger, Maximus Inc. will merge with and into MSC and will cease to exist, with MSC continuing as wholly-owned subsidiary of Parent. The principal executive office of Maximus Inc. is c/o Symphony Technology Group, 2475 Hanover Street, Palo Alto, CA 94304 and its telephone number is (415) 358-8835.

THE MERGER

This discussion of the merger is qualified in its entirety by reference to the merger agreement, which is attached to this proxy statement as Annex A and which is incorporated by reference into this proxy statement. You should read the entire merger agreement carefully as it is the legal document that governs the merger.

Background of the Merger

As part of their ongoing activities, the MSC board of directors and senior management regularly evaluate MSC’s business strategy and strategic alternatives, including prospects for mergers and acquisitions, or continued operations as an independent company, each with a view towards the maximization of stockholder value. In particular, over the course of the past two and one-half years, the MSC board of directors and senior management have considered a variety of strategic options in light of business trends impacting MSC. These options have included meeting with potential strategic buyers, conducting a broad auction process with the assistance of an investment bank, exploring strategic alternatives with individual potential buyers and exploring the potential for growth resulting from a senior management change and related strategic and operational improvements.

On January 17, 2007, the MSC board of directors resolved to form a Special Committee of the board of directors (the “Special Committee”) to oversee the exploration of strategic alternatives for maximizing stockholder value. The Special Committee was comprised of all of the non-employee members of the MSC board of directors, and therefore excluded only William J. Weyand, MSC’s then Chairman and Chief Executive Officer. The Special Committee initially consisted of Donald Glickman, William F. Grun, Ashfaq A. Munshi and George N. Riordan. Randolph H. Brinkley, Masood A. Jabbar and Robert A. Schriesheim later joined the Special Committee upon joining the MSC board of directors and Mr. Riordan left the Special Committee upon leaving the MSC board of directors.

On February 6, 2007, MSC engaged J.P. Morgan as its financial advisor. J.P. Morgan and MSC thereafter began to discuss approaching third parties identified by J.P. Morgan, management and the Special Committee as those most likely to be interested in discussing an acquisition of, or a strategic transaction with, the Company. Over the next year, J.P. Morgan discussed with MSC and its board potential strategic alternatives, although MSC did not engage in any material discussions with any third parties.

In late February 2008, the MSC board of directors received a letter from Jesse A. Cohn, Portfolio Manager at Elliott dated as of February 25, 2008. The letter provided that Elliott and its affiliates collectively owned 7.4% of the outstanding shares of MSC common stock and that, in general, Elliott believed that the board should consider exploring a sale of MSC. The letter explained Elliott’s belief that MSC faced significant risks undertaking a standalone strategy as a subscale enterprise and stated that:

With less than $250 million in annual revenue, MSC is subscale and at a significant competitive disadvantage. This disadvantage stems from: i) less robust sales resources than its competitors (consider the recent difficulties in finding proper product distribution); ii) a far narrower product line (inability to package CAE along with a logical complement such as CAD or PLM); iii) fewer R&D dollars (larger competitors are funding the development of competitive solutions); iv) far weaker customer service and support, two areas of growing importance; and v) lesser “incumbency” with large corporate customers.

The letter further stated Elliott’s belief that MSC belonged as a product line under a larger corporate umbrella. “[We] believe MSC would be a far stronger product offering in the hands of a larger player who could offer: i) greater marketing resources, ii) stronger customer relationships, iii) the ability to package or bundle software sales (CAE plus CAD or PLM), iv) a robust service and support organization, and v) greater R&D dollars.” The letter resolved that in Elliott’s view, selling MSC immediately is the shareholder value maximizing course of action. “As MSC has recently stabilized the revenue base, an acquirer can now value the tools business at a fair multiple, but will also be willing to pay for the extensive development time, capital invested and recent traction in the SimEnterprise vision.” In response to this letter, the MSC board of directors authorized Mr. Weyand to call Mr. Cohn directly to discuss the letter.

On May 13, 2008, Elliott filed a Schedule 13D with the SEC indicating that Elliott beneficially owned 9.2% of the outstanding shares of MSC common stock.

On May 16, 2008, the Special Committee convened a meeting to discuss Elliott’s Schedule 13D filing and authorized Mr. Weyand and other appropriate members of management to share with Mr. Cohn of Elliott the Special Committee’s continuing determination to maximize stockholder value. Shortly thereafter Mr. Weyand called Mr. Cohn and conveyed to him the Special Committee’s message.

The MSC board of directors thereafter received a letter from Elliott dated May 19, 2008. The letter referred to Elliott’s Schedule 13D and its ownership of 9.2% of the outstanding shares of MSC common stock and reiterated its belief that MSC should be a business line under a larger corporate umbrella and that the MSC board should commence a sale process immediately. The letter provided that Elliott had received numerous calls in the past week from “nearly a third” of the MSC stockholder base (excluding Elliott’s shares) to express support for a sale of MSC. The letter further urged the MSC board of directors to immediately retain an investment banker and begin a comprehensive sale process of MSC.

On May 28, 2008, the Special Committee met to discuss the Elliott communications and strategic options for MSC. The Special Committee agreed that a combination of Mr. Weyand and J.P. Morgan should make contact with possible strategic partners that were discussed by the Special Committee and each should report back to the Special Committee. The Special Committee further authorized Mr. Weyand to meet with a third party, which we will refer to as Party A, that, according to Elliott, had an interest in taking MSC private. John A. Mongelluzzo, Executive Vice President, Business Administration, Legal Affairs and Secretary, was directed to respond to Mr. Cohn at Elliott.

On May 30, 2008, Mr. Mongelluzzo sent a letter to Elliott in response to its letter of May 19, 2008, indicating that although MSC could not comment on any acquisition or merger plans or opportunities, the MSC board and management were giving due consideration to Elliott’s correspondence and that the board and management would remain focused on maximizing stockholder value.

Between June and August 2008, MSC’s management and J.P. Morgan continued correspondence and dialogue with Elliott and engaged in discussions with parties potentially interested in a strategic transaction and reported on these discussions to the Special Committee. The parties contacted included a number of strategic parties, which we will refer to herein as Parties B, C, D, E, F, G, H and I, as well as financial sponsors, including Party A and a party we will refer to herein as Party J.

During August 2008, counsel to MSC and counsel to Elliott attempted to negotiate a non-disclosure or confidentiality agreement. This effort was abandoned when the parties were unable to agree on the terms of stand-still provisions (which generally prohibit such party from acquiring additional shares of MSC common stock or otherwise taking actions to acquire control of MSC for a specified period of time without the approval of the MSC Board) and on provisions that would limit Elliott’s ability to communicate with the MSC board and management. As such, Elliott was not provided with non-public information regarding MSC at that time.

On August 5, 2008, the Special Committee engaged J.P. Morgan as its financial advisor, one day prior to the expiration of J.P. Morgan’s initial engagement by MSC. The Special Committee then requested that J.P. Morgan conduct a formal process to evaluate third party interest in acquiring MSC.

On August 6, 2008, MSC entered into non-disclosure and confidentiality agreements with Parties A and H, which agreements contained stand-still provisions.

On September 9, 2008, MSC entered into a non-disclosure and confidentiality agreement with Party D, which agreement contained stand-still provisions.

On September 19, 2008, MSC entered into a non-disclosure and confidentiality agreement with Party C, which agreement contained stand-still provisions.

On September 30, 2008, MSC entered into a non-disclosure and confidentiality agreement with Party I, which agreement contained stand-still provisions.

Between September 2008 and October 2008, MSC held management presentation meetings with Parties A, C, D, H and I, which resulted in a non-binding preliminary proposal from Party A for $9.50 per share in cash, which proposal requested MSC to proceed to negotiate with Party A on an exclusive basis. The remaining four parties declined to submit proposals. The Special Committee declined Party A’s request for exclusivity, but agreed to proceed with additional diligence discussions.

On November 26, 2008, MSC received an indication of interest from another financial sponsor, which we refer to herein as Party K. On December 16, 2008, MSC entered into a non-disclosure and confidentiality agreement with Party K, which agreement contained stand-still provisions. Subsequently, Party K and its representatives began a diligence process.

On December 2, 2008, the MSC board of directors received a letter from Mr. Cohn indicating that Elliott owned 13.4% of the outstanding shares of MSC common stock and that, over the course of the past several months, Elliott’s view that MSC should sell itself had strengthened as the economy had weakened significantly. The letter provided that in Elliott’s view, “unnecessary delay with the hope that equity markets rebound or that some new alternative emerges is not in the best interests of the stockholders.”

From June 2008 through February 2009, MSC and its advisors continued to receive phone calls and other communications from Mr. Cohn at Elliott and MSC continued to communicate to Mr. Cohn the MSC board of director’s determination to maximize stockholder value, although Elliott was not theretofore provided with non-public information. At Elliott’s request, on February 2, 2009 MSC entered into a non-disclosure and confidentiality agreement with Elliott, which agreement contained stand-still provisions effective through June 30, 2009. Parties subject to non-disclosure and confidentiality agreements with MSC having “most favored nation” provisions were accordingly granted the right to have their stand-still provisions terminate on June 30, 2009.

Following further diligence, in February 2009, Party A refused to submit a formal proposal, but indicated interest in undertaking an “at-market” transaction. Given, among other things, interest from other parties contemplating offers having a premium to MSC’s then current stock price, the MSC board declined to move forward with Party A.

On February 17, 2009, Party K submitted to MSC a written indication of interest with a non-binding preliminary offer price range of $6.50—$7.00 per share in cash and requested that MSC proceed to negotiate with it on an exclusive basis.

On February 18, 2009, the MSC board of directors received a letter from Mr. Cohn reiterating that Elliott owned 13.4% of the outstanding shares of MSC common stock, making Elliott MSC’s largest stockholder. The letter provided that after being provided with confidential information from MSC pursuant to the confidentiality agreement between MSC and Elliott, Elliott acknowledged that MSC had engaged in a process designed to maximize stockholder value: “it appears that the board and its advisors have run a full sale process for MSC—and for this we thank the board.” The letter further provided that although Elliott had no agreements, arrangements or understandings with Party K, it believed that the MSC board “would best serve the interests of MSC and its stockholders by engaging with Party K.” The letter further provided that such engagement would be the best alternative for MSC due to the weakened state of the economy and the equity markets and that MSC was “especially vulnerable” because “i) its “core” customer base consists of autos and aerospace, two of the worst hit sectors; ii) its “tools” business has been shrinking; iii) the “enterprise” product is a new concept, which is difficult to sell in an economic environment like the one we are facing today; and, as a result of these factors and iv) its operating plan reflects significant deterioration in its business.” The letter further stated that:

“Furthermore, remaining standalone exposes stockholders to even greater, additional risks:

1.	The current management team have given running MSC a fair shot and, likely, new managers would need to be located, which is time-consuming and difficult for a company of MSC’s means.

2.	This new management team would then need significant time to develop a plan.

3.	MSC’s cost structure is too large and a difficult and distracting restructuring would have to take place.

4.	All of this would have to occur in the worst economic environment in decades.”

On February 26, 2009, MSC entered into a non-disclosure and confidentiality agreement with a financial sponsor, which we refer to herein as Party L, which agreement contained stand-still provisions.

In March 2009, J.P. Morgan reinitiated contact with Parties C, D, H and I to again determine if such parties had interest in acquiring MSC. Each such party communicated that it did not wish to pursue an acquisition of MSC at that time.

Effective March 11, 2009, William J. Weyand separated from the Company in his capacity as Chairman of the Board and Chief Executive Officer, and Glenn R. Wienkoop separated from the Company in his capacity as President and Chief Operating Officer. MSC also announced on March 11, 2009 that Mr. Munshi had agreed to serve as the Company’s Interim Chief Executive Officer and President. Following Mr. Weyand’s departure from the MSC board on March 20, 2009, the full board of directors, as opposed to the Special Committee, resumed deliberations relating to the proposed transactions.

In light of the ongoing discussions, on March 19, 2009, MSC entered into an exclusivity period with Party K having an expiration date of April 13, 2009, which provided that if neither party provided notice of termination prior to April 13, 2009, the exclusivity period would extend through May 11, 2009. On April 10, 2009, MSC and Party K amended the exclusivity agreement, which extended the April 13, 2009 deadline to April 18, 2009 and the May 11, 2009 deadline to May 15, 2009.

On April 10, 2009, Symphony submitted an unsolicited non-binding indication of interest to acquire MSC at a price of $7.00—$7.50 per share in cash and requested the opportunity to engage in diligence.

On April 16, 2009, Party K submitted a revised non-binding proposal of $7.15 per share in cash with a request to extend its exclusivity period.

On April 17, 2009, MSC terminated its exclusivity arrangement with Party K but allowed Party K to continue its diligence process with a goal of submitting a binding proposal expeditiously. At such time, Party K indicated that to continue its active participation in the sale process, it would require that MSC reimburse it for certain third party expenses incurred in connection with its investigation and negotiation of a potential transaction. On April 20, 2009, MSC entered into a non-disclosure and confidentiality agreement with Symphony, which agreement contained stand-still provisions. Symphony and its representatives began a diligence process.

Over the next several weeks, MSC and its advisors negotiated with Party K and its advisors with respect to the terms of a potential expense reimbursement agreement.

Both Party K and, beginning on April 20, 2009, Symphony and their respective outside advisors engaged in extensive due diligence regarding MSC’s business and operations. Both parties conducted numerous meetings with members of MSC’s management team, quality of earnings analyses (conducted by their respective accounting consultants), technical diligence on MSC’s software and technology (conducted by their respected technical consultants) and other business, financial and legal and human resources diligence.

In late April 2009, MSC and its special outside counsel, Davis Polk & Wardwell LLP (“Davis Polk”), shared initial drafts of a definitive merger agreement with both parties. Subsequently, both Party K and Symphony, along with their respective legal advisors, engaged in separate discussions and negotiations regarding the respective merger agreements and other transaction agreements, including through conference calls and submissions of written mark-ups to such transaction agreements, and were provided multiple rounds of comments by MSC, Davis Polk and J.P. Morgan. Both parties were provided draft disclosure schedules to the transaction agreements. In particular, negotiations focused on optimizing certainty that any transaction would close and that the bidders would not have an ability to terminate the definitive merger agreement without substantial hardship in the event they were unable to obtain sufficient financing. As such, under both arrangements, it was negotiated that MSC would receive a fee, which we refer to herein as a “reverse termination fee”, in the event that the transaction were not closed due to such bidder’s failure to obtain financing, or if the bidder breached any provision of the definitive merger agreement that resulted in a failure to close.

On May 4, 2009, in an effort to continue the competitive bidding process between Party K and Symphony, the MSC board authorized MSC to enter into an expense reimbursement agreement with Party K, whereby under certain circumstances MSC would be required to reimburse Party K’s out of pocket fees and expenses (up to a maximum of $375,000), subject to certain limitations. Such expenses would be paid if MSC entered into a definitive agreement to sell the Company to any third party within one year of the expense reimbursement agreement. The obligation to pay such expenses would terminate upon Party K’s failure to reaffirm its bid of $7.15 per share in cash at the request of MSC.

On May 7, 2009, Party D, initially contacted by J.P. Morgan in July 2008, contacted MSC and J.P. Morgan to express its interest in reengaging in discussions with MSC regarding a potential transaction. Party D and its advisors had a number of meetings and diligence calls with MSC during May 2009 and were provided access to confidential information after executing a non-disclosure and confidentiality agreement, which agreement contained stand-still provisions. On June 1, 2009, Party D advised MSC that it determined that it would not submit an acquisition proposal and that discussions in that regard were thereby terminated.

On May 20, 2009, the MSC board of directors received a letter from Mr. Cohn indicating that in Elliott’s view (i) there had been a multi-year period of value erosion, (ii) a fully exhaustive, nearly year-long process resulted in two bona fide bidders for MSC, (iii) all strategic buyers had passed on the opportunity to acquire MSC and (iv) Elliott believed a fair valuation of the business did not support a level above $7 per share, even making aggressive turnaround assumptions. Accordingly, the letter provided that the MSC board should promptly sell MSC to the highest bidder.

On June 2, 2009, Party K submitted a non-binding proposal of $7.15 per share in cash along with its bid package, which included a draft merger agreement, draft equity and debt commitment letters and other ancillary documents. The proposed merger agreement contained closing conditions requiring MSC to have a specified amount of cash and working capital at closing.

On June 5, 2009, Symphony submitted a non-binding proposal of $7.20 per share in cash along with its bid package, which included a draft merger agreement, a draft voting agreement requiring MSC’s officers and directors to vote in favor of the transaction, draft equity and debt commitment letters and other ancillary documents. The bid package indicated that Symphony had engaged in discussions with Elliott regarding Elliott’s potential participation in an acquisition of MSC. The bid package stated that if Symphony was invited to continue with the bid process, that Symphony was confident it would be able to reach an agreement for Elliott to participate in the equity and debt financing of the transaction and for Elliott to enter into a voting agreement. The proposed agreement contained closing conditions requiring MSC to have a specified amount of cash and working capital at closing or Symphony would be entitled to terminate the agreement. The proposed agreement also contemplated a reverse termination fee of $16.8 million.

On June 8, 2009, the MSC board of directors met, with representatives of J.P. Morgan and Davis Polk present. The MSC board discussed the terms and conditions of the bid packages from each of Party K and

Symphony and considered the benefits and detriments of approving a transaction with either party against the benefits and detriments of remaining an independent company. Representatives of Davis Polk also discussed the board’s fiduciary duties in light of each of the bids. After discussion and deliberation, the board determined that it was in the best interests of MSC and its stockholders to reject both bids. The board directed J.P. Morgan to ask each party to resubmit a bid having a higher per share purchase price in order to continue discussions. On June 8, 2009, Party K decided not to increase its price proposal after it was approached by J.P. Morgan with a request to raise its proposal.

On June 15, 2009, the MSC board of directors received a letter from Mr. Cohn indicating that it had been informed that the MSC board rejected two bids to acquire the Company for cash. The letter provided that in Elliott’s view, the board was “relying on an unrealistic business plan, entirely inconsistent with MSC’s historical performance, to make its determination to stay independent,” and that “no fair valuation of the Company supports a level above $7.00 per share, even when contemplating aggressive turnaround assumptions.” The letter further provided that “Elliott has no choice but to conclude that, when rejecting these financially viable cash bids, the Board is breaching its fiduciary duties to shareholders in favor of protecting its own entrenched interests.” Finally, the letter provided that “should the Board fail to immediately engage with the highest bidder, we will have no choice but to immediately pursue, to the fullest extent possible, our rights as shareholder to protect our investment in the Company.”

On June 15, 2009, Symphony submitted a revised non-binding proposal to the MSC board of directors which increased its proposed purchase price from $7.20 per share in cash to a range of $7.40 to $7.50 per share in cash, subject to MSC’s acceptance of the other principal terms of Symphony’s June 5 proposal and an exclusivity period of 10 days with Symphony to finalize definitive transaction documents. Symphony’s proposal letter also described various business challenges faced by MSC, many of which are referenced under the heading “—Reasons for the Merger; Recommendation of MSC’s Board of Directors.”

On June 20, 2009, Mr. Schriesheim recused himself with respect to deliberations of the MSC board of directors regarding the proposed transactions due to his relationship with Dr. Romesh Wadhwani, as described herein in detail in the section entitled “The Merger—Interests of MSC’s Directors and Executive Officers in the Merger” below. Subsequent to his recusal, Mr. Schriesheim did not participate in board meetings, discussions or negotiations involving the proposed transactions.

On June 22, 2009, J.P. Morgan, at the request of the MSC board, communicated to Symphony that the MSC board would be open to receiving a firm bid having a per share price in excess of the prior proposal made by Symphony.

On June 22, 2009, the MSC board of directors received an email from Mr. Cohn indicating that he received a call from management of MSC and its advisors indicating that the board of MSC had communicated a counter-offer to Symphony for a price of $7.75 per share. The email provided that such counter offer was “entirely unacceptable” and that in Elliott’s view “the company is not worth in excess of $7.00 per share.” The email further provided that Elliott strongly urged the board to “get a deal done.”

On June 22, 2009, Symphony delivered a non-binding offer letter to the MSC board of directors indicating it was prepared to acquire MSC at the price of $7.63 per share. On June 23, 2009, MSC entered into an exclusivity agreement with Symphony granting an exclusivity period through July 3, 2009 and MSC management, J.P. Morgan and Davis Polk commenced further negotiations with Symphony and its advisors of a definitive merger agreement and ancillary agreements.

Over the course of the next several weeks, MSC, J.P. Morgan and Davis Polk continued to negotiate terms and conditions of the transaction with Symphony and its advisors, focusing primarily on the mechanics of the payment of the reverse termination fee, including the guarantee of payment of such reverse termination fee by affiliate funds of Symphony, and issues relating to the certainty of closing, including Symphony’s desired condition precedent relating to the minimum amount of cash and working capital that MSC would be required to have at the time of closing.

On June 29, 2009, the Compensation Committee of the MSC board of directors met to discuss the employment arrangement with Mr. Munshi, which expired on June 30, 2009, subject to automatic one-month renewals if not terminated by MSC or Mr. Munshi. The Compensation Committee noted that given that Symphony and MSC had been unable to agree to the terms of a definitive agreement and given the inherent uncertainty that an acquisition of MSC by Symphony or another third party would ultimately be consummated, it was likely that Mr. Munshi would be required to continue acting as Interim Chief Executive Officer for a protracted period. The Compensation Committee discussed the terms of a possible retention bonus to be offered to Mr. Munshi in the event that he continued in his position until a permanent Chief Executive Officer was hired, although the Committee did not resolve to take any action at such time.

On July 1, 2009, Symphony communicated to J.P. Morgan that it was not prepared to execute a definitive merger agreement at a price of $7.63 per share and that it would submit a revised bid or request more time to continue its due diligence investigation. That same day, as part of its continuing review of Mr. Munshi’s employment and compensation, the MSC board of directors determined that in light of Symphony’s communication that it was unable to move forward it was important to continue to have Mr. Munshi serve in his capacity as Interim Chief Executive Officer as MSC continued its search for a permanent chief executive officer. In order to retain his continued services, the MSC board of directors granted Mr. Munshi an additional cash bonus of $500,000, which would be payable upon the appointment of a permanent Chief Executive Officer, provided that the bonus would only be payable if Mr. Munshi continued to serve as Interim Chief Executive Officer and President at the time of such appointment. Payment of the bonus would accelerate in the event of a change of control of MSC.

On July 2, 2009, Symphony notified MSC’s management that it proposed a per share purchase price of $7.53 per share. The MSC board of directors met shortly thereafter, with representatives of J.P. Morgan and Davis Polk present. After discussion, the board determined to reject Symphony’s revised proposal and asked that J.P. Morgan communicate to Symphony that the sale process for MSC was effectively terminated, although the board would be open to executing a definitive merger agreement at the $7.63 per share price initially proposed and without any material changes to the current draft of the proposed merger agreement, if Symphony presented a firm offer on such terms prior to the open of business on Monday, July 6, 2009.

On July 3, 2009, Symphony notified J.P. Morgan that it would be willing to proceed with a transaction at the $7.63 per share purchase price and without material changes to the draft of the proposed merger agreement. Over the next several days, the parties and their advisors finalized the definitive merger agreement and ancillary agreements, including the equity commitment letter of the STG Investors, the equity and debt commitment letter of the Elliott Investors and the debt commitment letter of Wells Fargo Foothill, LLC and CapitalSource Bank.

On July 6, 2009, the MSC board of directors met, with representatives of J.P. Morgan and Davis Polk present. The board discussed the terms and conditions of the proposed merger agreement and financing arrangements of Symphony and considered the benefits and detriments of approving the transaction against the benefits and detriments of remaining an independent company. Representatives of Davis Polk reviewed the terms, conditions and limitations of the proposed merger agreement with the MSC board of directors and discussed the board’s fiduciary duties in light of Symphony’s proposal. J.P. Morgan then rendered its written opinion to the MSC board of directors that, as of such date and based upon and subject to the various factors, assumptions and any limitations set forth in such written opinion, the $7.63 per share cash consideration to be paid to the holders of MSC common stock in the merger was fair, from a financial point of view, to the holders of MSC common stock. The full text of the written opinion of J.P. Morgan dated July 6, 2009, which sets forth, among other things, the assumptions made, procedures followed, matters considered and any limitations on the review undertaken in rendering its opinion, is attached as Annex B to this proxy statement and is incorporated herein by reference. After discussion and deliberation, the board of directors unanimously, subject to Mr. Schriesheim’s recusal, adopted and approved the merger agreement and the transactions contemplated thereby to be fair to and in the best interests of MSC and its stockholders. The MSC board of directors further directed management to include in this proxy statement its recommendation that MSC’s stockholders vote for the adoption of the merger agreement and the consummation of the merger. Certain factors considered by the MSC board of directors are described in greater detail under the heading “—Reasons for the Merger; Recommendation of MSC’s Board of Directors.”

On July 7, 2009, MSC, Parent and Merger Subsidiary executed the merger agreement. Concurrently, MSC’s executive officers and directors as well as Elliott entered into voting agreements with an affiliate of Symphony to vote their shares in favor of adoption of the merger agreement and against any proposal made in opposition to the merger. A more detailed description of the voting agreements can be found in “—Voting Agreements.”

On July 17, 2009, the MSC board of directors received an unsolicited non-binding confidential proposal from another financial sponsor, which we refer to herein as Party M. Party M had not previously signed a non-disclosure agreement with MSC or received any confidential due diligence material from MSC. This non-binding proposal contemplated a per share price payable to the company’s stockholders of $8.75 in cash, but was conditioned on a diligence investigation and provided few details regarding Party’s M’s plan to finance the proposed transaction (other than to indicate that Party M would provide the equity portion of the necessary financing). MSC notified Symphony of the receipt of this non-binding proposal that day, and Symphony delivered a letter to the MSC board of directors outlining the reasons why Symphony believed that this non-binding proposal could not reasonably be expected to lead to a Superior Proposal (as defined in the section entitled “The Merger Agreement—No Solicitations”) for a variety of reasons, including the lack of prior diligence by Party M, the indefinite timeline and extensive diligence process proposed by Party M (and the adverse effect a lengthy evaluation process could have on the ability to consummate MSC’s binding agreement with Symphony) and Party M’s failure to address in any way the debt financing of a potential transaction (and the difficult and time-consuming nature of any attempt to obtain debt financing in the current environment). The MSC board of directors met that evening and, after consultation with representatives of J.P. Morgan and Davis Polk, concluded that this non-binding proposal could reasonably be expected to lead to a Superior Proposal.

On July 20, 2009, MSC entered into a non-disclosure and confidentiality agreement with Party M in the form consistent with the requirements of the merger agreement. Over the following weeks, MSC provided extensive diligence materials to Party M and its representatives (including among others, outside legal, financial, accounting and consulting firms) and made its management and other representatives available for diligence meetings. In response to a request from MSC for an update on its progress, Party M submitted a revised non-binding confidential proposal on August 5, 2009, in which Party M (i) reaffirmed its non-binding indicative price level, (ii) described the progress of its diligence efforts, (iii) undertook to provide draft definitive transaction documents to MSC no later than August 8, 2009, (iv) described its capacity to fully fund the transaction and represented that it needed no third party financing and (v) stated that Party M would be in a position to sign definitive transaction documents by August 13, 2009. On August 8, 2009, Party M delivered drafts of the merger agreement, voting agreements and limited guarantee it proposed to execute were it to proceed with a the transaction.

During the week of August 10, 2009, representatives of MSC and its legal and financial advisors held discussions with representatives of Party M with respect to transaction terms and Party M’s plan to finance the proposed transaction. By the end of that week, Party M had not submitted a binding transaction proposal. On August 13, 2009, Party M indicated to representatives of J.P. Morgan that it would not be able to move forward with a proposed transaction because it was unable to obtain a portion of the required financing to consummate the transaction, notwithstanding its former assurances that it had sufficient financing available to it. Party M also indicated that the results of its due diligence investigation were more pessimistic than anticipated and may impact the purchase price per share it would be willing to offer, had it determined to proceed with an acquisition. Party M did not quantify the potential impact of any such price reduction. Party M indicated that it would notify MSC if it was able to identify financing sources for the required additional funding, which may enable it to submit a proposal that may be deemed a Superior Proposal. As of August 20, 2009, Party M has not informed MSC that it was successful in obtaining such financing. As a result, MSC is no longer pursuing discussions with Party M.

Reasons for the Merger; Recommendation of MSC’s Board of Directors

•

The MSC board of directors has unanimously (subject to the recusal of Mr. Schriesheim as discussed in detail in the section entitled “—Interests of MSC’s Directors and Executive Officers in the Merger”) (i) determined that the merger agreement, the merger and the transactions contemplated by the merger agreement are advisable and in the best interest of MSC’s stockholders, (ii) approved the merger agreement, the merger and the transactions contemplated by the merger agreement and (iii) recommended that the MSC stockholders vote in favor of adoption and approval of the merger agreement and approval of the merger.

•

In reaching its determination, the MSC board consulted with management, as well as its legal and financial advisors, and reviewed: (i) historical and current information concerning MSC’s business, financial performance and condition, operations, technology and competitive position; (ii) then current financial market conditions and historical market prices, volatility and trading information with respect to MSC’s common stock; (iii) the consideration to be received by MSC’s stockholders in the merger; (iv) the terms of the merger agreement, including the parties’ representations, warranties and covenants, and the conditions to their respective obligations; (v) the terms of an alternative transaction proposed by Party A and the relative risks that the two proposals would not be consummated; (vi) possible alternative strategies as well as the prospects of MSC as an independent company; and (viii) financial analysis reviewed with the MSC board by J.P. Morgan.

In addition, the MSC board of directors considered the following material factors and potential benefits of the merger, each of which the board of directors believed supported its decision:

•

The board’s belief that the merger is more favorable to unaffiliated stockholders than any other alternative reasonably available to MSC and its stockholders because of the uncertain returns to such stockholders in light of MSC’s business, operations, financial condition, strategy and prospects, as well as the risks involved in achieving those returns, the nature of the software industry, and general industry, economic, market and regulatory conditions, both on a historical and prospective basis.

•

MSC’s revenues have deteriorated, in part, as a result of declines in IT spending during the current economic crisis. This is especially true with respect to MSC’s automotive customers, and in particular U.S. automotive customers and their suppliers, which constitute a substantial source of revenue for MSC.

•	MSC has experienced increased competition in its core systems businesses in recent years as a result of several factors including:

•	MSC’s major competitors have increasingly used their size and services capabilities as leverage for competitive advantage in the market; and

•	MSC is less diversified than some of its peers and has a more narrow portfolio of businesses to help offset declines in a given industry or product segment.

•	MSC was engaged in a search for a new chief executive officer and such a management change would likely involve a period of transition and uncertainty for customers and employees.

•	MSC performed a substantial investigation to ascertain the interest of other potential acquirors who might offer better terms than Symphony for an acquisition of MSC, including:

•

MSC and its advisors engaged in a formal process to evaluate third party interest in acquiring MSC resulting in discussions with a number potential acquirors in addition to Symphony, both strategic and financial, certain of whom engaged in substantial diligence investigations concerning MSC;

•	Following such process, no strategic or financial buyer offered to acquire MSC, other than Party A and Symphony, and the board believed that no other superior offer was likely to emerge; and

•

MSC engaged in extensive negotiation of price and terms of a possible acquisition of MSC with Party A, culminating in a draft agreement for the acquisition of MSC which offered a lower price and less favorable terms than the transaction with Symphony.

•

The merger consideration of $7.63 per share to be received by MSC’s stockholders represents approximately a 13% premium over the closing price of MSC common stock on July 6, 2009 (the trading day immediately preceding the announcement of the transaction) and approximately a 24% premium compared to the 90 trading-day trailing closing average price per share as of July 6, 2009.

•	The merger consideration consists solely of cash, which provides certainty of value to MSC’s stockholders.

•	Symphony has a track record for consummating transactions such as the merger and has a high level of familiarity with the software industry.

•

Parent has represented in the merger agreement that it will have adequate capital resources to pay the merger consideration and has provided a commitment letter from reputable financial institutions in respect of funds it intends to borrow.

•

The MSC board considered the financial analyses reviewed and discussed with the MSC board by representatives of J.P. Morgan on July 6, 2009, as well as the written opinion of J.P. Morgan rendered to the MSC board of directors to the effect that, as of July 6, 2009, and based upon and subject to the various factors, assumptions and any limitations set forth in such written opinion, the $7.63 in cash per share of MSC common stock to be received by the holders of MSC common stock in the merger was fair, from a financial point of view, to the holders of MSC common stock. The summary of J.P. Morgan’s opinion is qualified in its entirety by reference to the full text of its written opinion, which is included as Annex B to this proxy statement and sets forth the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by J.P. Morgan in preparing its opinion.

•

The merger agreement, subject to the limitations and requirements contained in the agreement, allows the MSC board to furnish information to and conduct negotiations with a third party in certain circumstances and, upon the payment to Parent of a termination fee of $11.8 million, to terminate the merger agreement to accept a Superior Proposal (as defined in the section entitled “—No Solicitations”).

•	The merger agreement includes limited conditions to Parent’s obligation to complete the merger, including:

•

Parent is generally obligated to close the merger notwithstanding any breaches of MSC’s representations and warranties, unless, with certain exceptions, those breaches would have a material adverse effect on MSC; and

•

Although Parent has the right not to complete the merger if changes, among other things, occur that have a material adverse effect on MSC as a whole, the effects of changes in the financial or securities markets, changes in general political conditions, changes generally affecting the software industry, acts of war, sabotage or terrorism or natural disasters and the announcement, pendency or consummation of the transactions contemplated by the merger agreement, in each case to the extent such changes do not disproportionately affect MSC relative to other participants in the software industry, as well as any failure of MSC to meet any internal or published budgets, projections, forecasts or predictions of financial performance (it being understood that the causes underlying such failure may be considered in determining whether a material adverse effect has occurred or would reasonably be expected to occur), are excluded in determining whether any material adverse effect has occurred.

•

The fact that in the event that Parent and Merger Sub decline to consummate the merger in breach of the merger agreement, MSC would be entitled to collect $16.8 million, or the Parent Termination Fee (as described in the section entitled “—Parent Termination Fee”), without having to quantify or establish such damages, the amount of which fee represents approximately 4.67% of the aggregate merger consideration.

•	The fact that the Parent Termination Fee is unconditionally guaranteed severally by the STG Investors, as discussed in more detail in the section entitled “The Merger Agreement—Guarantee.”

•	The merger must be approved and the merger agreement must be adopted and approved by a vote of a majority of the outstanding shares of MSC’s common stock.

In the course of its deliberations, the MSC board also considered a variety of risks and other potentially negative factors, including the following:

•

The fact that while the $7.63 in cash per share merger consideration represented a premium to MSC’s recent trading activity, it represented, as of July 7, 2009, a 44.5% discount to the 52-week high closing price of $13.76.

•

The merger agreement essentially provides Parent an option to acquire MSC and MSC cannot specifically enforce Parent’s obligation to consummate the acquisition, and if Parent breaches its agreement and/or does not consummate the merger, Parent’s liability to MSC is limited to the Parent Termination Fee payable to MSC in the circumstances described in the section entitled “The Merger Agreement—Parent Termination Fee.”

•

The fact that there is a risk that Parent will not be able to obtain all necessary financing to consummate the merger and that Parent may decide to pay the Parent Termination Fee instead of financing the acquisition itself or by other means.

•

The fact that MSC is entering into a merger agreement with newly formed entities with essentially no assets, but for which the payment obligations of the Parent Termination Fee are being guaranteed by the STG Investors, as discussed in more detail in the section entitled “The Merger Agreement—Guarantee.”

•	The merger agreement precludes MSC and its representatives from actively soliciting alternative proposals.

•

MSC is obligated to pay to Parent a termination fee of $11.8 million if the merger agreement is terminated under certain circumstances. Although the board felt that these payment terms were reasonable when viewed in context with all other aspects of the merger agreement, the MSC board understood that these provisions could discourage a competing proposal to acquire MSC or reduce the price offered in an alternative transaction.

•

The merger consideration consists solely of cash and will in general be taxable to MSC’s U.S. stockholders for U.S. federal income tax purposes. In addition, because MSC’s stockholders are receiving cash for their stock, they will not participate after the closing in any future growth resulting from the merger.

•

Certain of MSC’s directors and officers may have conflicts of interest in connection with the merger, as they may receive certain benefits that are different from, and in addition to, those of MSC’s other stockholders. See the section entitled “The Merger—Interests of MSC’s Directors and Executive Officers in the Merger”.

•

MSC may incur significant risks and costs if the merger does not close, including the diversion of management and employee attention during the period after the signing of the merger agreement, potential employee attrition and potential adverse effects on MSC’s business and customer relations. In that regard, under the merger agreement, MSC must conduct its business in the ordinary course and MSC is subject to a variety of other restrictions on the conduct of the business prior to completion of the merger or termination of the merger agreement, which may delay or prevent MSC from undertaking business opportunities that may arise.

The above discussion is not intended to be exhaustive, but MSC believes it addresses the material information and factors considered by MSC’s board of directors in its consideration of the merger, including factors that support the merger as well as those that may weigh against it. In view of the number and variety of factors and the amount of information considered, MSC’s board of directors did not find it practicable to make specific assessments of, quantify or otherwise assign relative weights to the specific factors considered in reaching its determination. In addition, MSC’s board of directors did not undertake to make any specific determination as to whether any particular factor, or any aspect of any particular factor, was favorable or unfavorable to its ultimate determination, and individual members of MSC’s board of directors may have given different weights to different factors.

MSC’S BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED (SUBJECT TO THE RECUSAL OF ONE DIRECTOR) THE MERGER AGREEMENT AND UNANIMOUSLY (SUBJECT TO THE RECUSAL OF ONE DIRECTOR) RECOMMENDS THAT MSC’S STOCKHOLDERS VOTE IN FAVOR OF ADOPTION OF THE MERGER AGREEMENT.

Opinion of MSC’s Financial Advisor

MSC retained J.P. Morgan as its financial advisor for the purpose of advising MSC in connection with a potential transaction such as the merger and to evaluate whether the consideration in the proposed merger was fair, from a financial point of view, to the holders of common stock of MSC. At the meeting of the MSC board of directors on July 6, 2009, J.P. Morgan rendered its written opinion to the MSC board of directors that, as of such date and based upon and subject to the various factors, assumptions and any limitations set forth in such written opinion, the $7.63 per share cash consideration to be paid to the holders of MSC common stock in the merger was fair, from a financial point of view, to the holders of MSC common stock. The J.P. Morgan written opinion, dated July 6, 2009, is sometimes referred to herein as the J.P. Morgan opinion.

The full text of the written opinion of J.P. Morgan dated July 6, 2009, which sets forth, among other things, the assumptions made, procedures followed, matters considered and any limitations on the review undertaken in rendering its opinion, is attached as Annex B to this proxy statement and is incorporated herein by reference. The summary of J.P. Morgan’s opinion set forth in this document is qualified in its entirety by reference to the full text of the opinion. Stockholders should read this opinion carefully and in its entirety. J.P. Morgan’s opinion is directed to the MSC board of directors, addresses only the fairness from a financial point of view, to the holders of MSC common stock of the $7.63 per share cash consideration to be paid to such holders in the proposed merger, and does not address any other aspect of the merger. The issuance of the J.P. Morgan opinion was approved by a fairness opinion committee of J.P. Morgan. J.P. Morgan provided its advisory services and opinion for the information and assistance of the MSC board of directors in connection with its consideration of the proposed merger.

The opinion of J.P. Morgan does not constitute a recommendation as to how any stockholder should vote with respect to the proposed merger or any other matter.

In arriving at its opinion, J.P. Morgan, among other things:

•	Reviewed a draft dated July 5, 2009 of the merger agreement;

•	Reviewed certain publicly available business and financial information concerning MSC and the industries in which it operates;

•

Compared the financial and operating performance of MSC with publicly available information concerning certain other companies J.P. Morgan deemed relevant, and reviewed the current and historical market prices of MSC common stock and certain publicly traded securities of such other companies;

•	Reviewed certain internal financial analyses and forecasts prepared by or at the direction of the management of MSC relating to its business; and

•	Performed such other financial studies and analyses and considered such other information as J.P. Morgan deemed appropriate for the purposes of its opinion.

In addition, J.P. Morgan held discussions with certain members of the management of MSC and Symphony with respect to certain aspects of the merger, and the past and current business operations of MSC, the financial condition and future prospects and operations of MSC, and certain other matters J.P. Morgan believed necessary or appropriate to its inquiry.

In giving its opinion, J.P. Morgan relied upon and assumed the accuracy and completeness of all information that was publicly available or was furnished to or discussed with J.P. Morgan by MSC and Symphony or otherwise reviewed by or for J.P. Morgan, and J.P. Morgan did not independently verify (nor did it assume responsibility or liability for independently verifying) any such information or its accuracy or completeness. J.P. Morgan did not conduct and was not provided with any valuation or appraisal of any assets or liabilities, nor did J.P. Morgan evaluate the solvency of MSC or Symphony under any state or federal laws relating to bankruptcy, insolvency or similar matters. In relying on financial analyses and forecasts provided to J.P. Morgan or derived therefrom, J.P. Morgan assumed that they were reasonably prepared based on assumptions reflecting the best then available estimates and judgments by management as to the expected future results of operations and financial condition of MSC to which such analyses or forecasts relate. J.P. Morgan expressed no view as to such analyses or forecasts or the assumptions on which they were based. J.P. Morgan also assumed that the merger and the other transactions contemplated by the merger agreement will be consummated as described in the merger agreement and that the definitive merger agreement would not differ in any material respects from the draft thereof provided to J.P. Morgan. J.P. Morgan also assumed that the representations and warranties made by MSC and Parent in the merger agreement and the related agreements are and will be true and correct in all respects material to J.P. Morgan’s analysis. J.P. Morgan is not a legal, regulatory or tax expert and relied on the assessments made by MSC and its advisors with respect to such issues. J.P. Morgan further assumed that all material governmental, regulatory or other consents and approvals necessary for the consummation of the merger will be obtained without any adverse effect on MSC or on the contemplated benefits of the merger.

The J.P. Morgan opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to J.P. Morgan as of, the date of the J.P. Morgan opinion. It should be understood that subsequent developments may affect the J.P. Morgan opinion, and that J.P. Morgan does not have any obligation to update, revise or reaffirm the J.P. Morgan opinion. The J.P. Morgan opinion is limited to the fairness, from a financial point of view, of the $7.63 per share cash consideration to be paid to the holders of MSC common stock in the proposed merger. J.P. Morgan has expressed no opinion as to the fairness of the merger to any person or entity, or as to the fairness of any consideration to be received in connection therewith by the holders of any other class of securities, creditors or other constituencies of MSC, or as to the underlying decision by MSC to engage in the merger. Furthermore, J.P. Morgan has expressed no opinion with respect to the amount or nature of any compensation to any officers, directors, or employees of any party to the merger, or any class of such persons relative to the $7.63 per share cash consideration to be received by the holders of MSC common stock in the merger or with respect to the fairness of any such compensation.

In accordance with customary investment banking practice, J.P. Morgan employed generally accepted valuation methods in reaching its opinion. The following is a summary of the material financial analyses undertaken by J.P. Morgan in connection with rendering the J.P. Morgan opinion delivered to the MSC board of directors on July 6, 2009 and contained in the presentation delivered to the MSC board of directors on July 6, 2009 in connection with the rendering of such opinion. Some of the summaries of the financial analyses include information presented in tabular format. The tables are not intended to stand alone, and in order to more fully understand the financial analyses used by J.P. Morgan, the tables must be read together with the full text of each summary. Considering the data set forth below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of J.P. Morgan’s financial analyses.

In performing its analysis of MSC, J.P. Morgan relied upon, among other things, certain publicly available Wall Street analyst estimates for MSC, and certain internal forecasts through December 31, 2013 (entitled the “June 15th Management Plan”), and a three year extrapolation thereof through December 31, 2016 (referred to herein as the “Extrapolated June 15th Management Plan”), in each case prepared by the management of MSC, provided to J.P. Morgan by management, and approved by the MSC board of directors for use in connection with its evaluation of the merger (and J.P. Morgan’s performance of its analysis and rendering of its opinion in connection with the merger). MSC does not publicly disclose internal management forecasts of the type provided to the MSC board of directors and J.P. Morgan in connection with the MSC board of director’s and J.P. Morgan’s analysis of the merger, and such forecasts were prepared in connection with the proposed merger and were not prepared with a view toward public disclosure. These forecasts were based on numerous variables and assumptions that are inherently uncertain and may be beyond the control of management, including, without limitation, factors related to general economic and competitive conditions and prevailing interest rates. Accordingly, actual results could vary significantly from those set forth in such forecasts. See the section entitled “—Financial Projections” below.

Publicly Trading Peer Multiples Analysis

Using publicly available information, J.P. Morgan compared selected financial data of MSC with similar data for 10 publicly traded companies engaged in businesses which J.P. Morgan judged to be analogous to MSC. The companies were as follows:

•	Ansys, Inc.

•	Autodesk, Inc.

•	Aveva Group plc

•	Dassault Systèmes S.A.

•	i2 Technologies, Inc.

•	IDS Scheer AG

•	iPass Inc.

•	Keynote Systems, Inc.

•	Parametric Technology Corporation

•	QAD Inc.

These companies were selected, among other reasons, because they have a similar business focus and/or certain operating characteristics, including size, revenue growth or earnings before interest, taxes, depreciation and amortization (“EBITDA”) margins, similar to that of MSC.

In all instances, multiples were based on closing stock prices on June 29, 2009. For each of the following analyses performed by J.P. Morgan, estimated financial data for the selected companies other than MSC were based on the selected companies’ filings with the Securities and Exchange Commission and publicly available Wall Street research analysts’ estimates. Estimated financial data for MSC was based on a “Street Case” (based on Wall Street consensus) and the June 15th Management Plan.

In conducting its analyses, J.P. Morgan reviewed publicly available estimates of financial performance, including growth, EBITDA margin and profitability, through the twelve months ended December 31, 2009. J.P. Morgan reviewed the selected companies’ trading multiples based on enterprise value, or EV (calculated as diluted market value, plus total debt, less cash and cash equivalents), to estimated EBITDA for calendar year 2009. The analyses indicated that such EV/calendar year 2009, or EV/CY09, EBITDA multiple for the selected companies ranged from a low of 4.6x to a high of 16.3x, with a median of 8.1x. J.P. Morgan applied a multiple reference range of 5.0x to 8.0x (derived from such analysis) for EV/CY09 EBITDA to MSC’s estimated EBITDA for calendar year 2009 based on each of the Street Case and the June 15th Management Plan. A summary of the implied valuation ranges of MSC’s common stock that J.P. Morgan derived from such analyses, as compared to the $7.63 per share cash consideration set forth in the merger agreement, is set forth below:

EV/CY09 Multiple Analysis	Implied Valuation Range for MSC Common Stock (1)
Street Case
CY2009 Estimated EBITDA	$6.00 to $7.70

June 15th Management Plan
CY2009 Estimated EBITDA	$6.60 to $8.60

(1)	All values presented on a per share basis and assumes diluted shares based on treasury stock method, rounded to nearest $0.10.

J.P. Morgan also reviewed the selected companies’ trading multiples based on cash adjusted market value to estimated cash adjusted net income, as defined below, referred to herein as the cash adjusted market value/CY09 cash adjusted net income multiple. Cash adjusted market value is defined as diluted market value less cash and cash equivalents. CY09 cash adjusted net income is defined as CY09 adjusted net income (adjusted to exclude the after tax impact of stock based compensation expense, amortization of intangibles and non-recurring items) less assumed interest income which was calculated by applying estimated tax rates for each of the selected companies based on analysts’ estimates and 2.0% interest income rate to the existing balance of cash and cash equivalents. CY09 adjusted net income for each of the selected companies was obtained from publicly available Wall Street research analysts’ estimates for adjusted net income or adjusted earnings per share, which were then utilized to derive CY09 cash adjusted net income estimates for each of the selected companies. The analyses indicated that such cash adjusted market value/CY09 cash adjusted net income multiple for the selected companies ranged from a low of 8.4x to a high of 21.5x, with a median of 12.6x. J.P. Morgan applied a multiple reference range of 8.0x to 12.0x (derived from such analysis) for cash adjusted market value/CY09 cash adjusted net income to MSC’s estimated cash adjusted net income for calendar year 2009 based on each of the Street Case and the June 15th Management Plan and added total cash and cash equivalent balance as of June 30, 2009 (as provided by MSC management), to derive an implied MSC equity value.

A summary of the implied valuation ranges of MSC’s common stock that J.P. Morgan derived from such analyses, as compared to the $7.63 per share cash consideration set forth in the merger agreement, is set forth below:

Cash adjusted market value/CY09 cash adjusted net income analysis:	Implied Valuation Range for MSC Common Stock (1)
Street Case
CY2009 Estimated cash adjusted net income	$4.10 to $4.60

June 15th Management Plan
CY2009 Estimated cash adjusted net income	$5.80 to $7.10

(1)	All values presented on a per share basis and assumes diluted shares based on treasury stock method, rounded to nearest $0.10.

Discounted Cash Flow Analysis

J.P. Morgan conducted a discounted cash flow analysis for the purpose of determining an implied fully diluted equity value per share for MSC’s Common Stock. A discounted cash flow analysis is a method of evaluating an asset using estimates of the future unlevered free cash flows generated by the asset and taking into consideration the time value of money with respect to those future cash flows by calculating their “present value.” “Present value” refers to the current value of one or more future cash payments from the asset, which we refer to as that asset’s cash flows, and is obtained by discounting those cash flows back to the present using a discount rate that takes into account macro-economic assumptions and estimates of risk, the opportunity cost of capital, capitalized returns and other appropriate factors. “Terminal value” refers to the capitalized value of all cash flows from an asset for periods beyond the final forecast period.

J.P. Morgan calculated the unlevered free cash flows that MSC is expected to generate during the second half of fiscal year 2009 through 2016 based upon the Extrapolated June 15th Management Plan. J.P. Morgan also calculated a range of terminal values of MSC at the end of the 7.5-year period ending 2016 by applying a perpetual growth rate ranging from 1.0% to 4.0% to the unlevered free cash flow of MSC during the final year of the projection period ending 2016. J.P. Morgan also included MSC’s tax benefits, including the company’s international net operating losses, business tax credits and R&D tax credits, over a 10 year period in each case as provided by MSC management. The unlevered free cash flows, the range of terminal values and the tax benefits were then discounted to present values using a range of discount rates from 15.0% to 17.0%, which were chosen by J.P. Morgan based upon an analysis of the weighted average cost of capital of MSC.

The present value of the unlevered free cash flows, the range of terminal values and the tax benefits were then adjusted for MSC’s estimated cash and cash equivalents as of June 30, 2009 (as provided by MSC management), based on the Extrapolated June 15th Management Plan. J.P. Morgan reviewed three different cases based on MSC management estimates of minimum cash and cash equivalents to operate the business. The three cases assumed were: (1) no minimum operating cash and cash equivalents required; (2) $35 million minimum operating cash and cash equivalents required; and (3) $80 million minimum operating cash and cash equivalents required. MSC management has indicated that $80 million is the minimum cash and cash equivalents balance required to operate the business.

A summary of the implied valuation ranges of MSC’s common stock that J.P. Morgan derived from such analyses, as compared to the $7.63 per share cash consideration set forth in the merger agreement, is set forth below:

DCF Analysis

Minimum Operating Cash and Cash Equivalents Cases	Implied Valuation Range for MSC Common Stock (1)
No minimum operating cash requirement	$6.20 to $7.00
$35 million minimum operating cash requirement	$5.50 to $6.40
$80 million minimum operating cash requirement	$4.60 to $5.50

(1)	All values presented on a per share basis, assumes diluted shares based on treasury stock method, rounded to nearest $0.10.

Historical Stock Price Information

J.P. Morgan also analyzed a 90-day trading range and a 52-week trading range of MSC’s stock price. Specifically, the reference range was $4.10 to $7.62 per share for the 90-day trading range and $4.10 to $13.76 for the 52-week trading range, in each case preceding June 29, 2009, as compared to the $7.63 per share cash consideration set forth in the merger agreement. J.P. Morgan also analyzed certain premiums/(discounts) that the $7.63 per share cash consideration represented including:

•	Premium to closing market price on June 29, 2009, of $6.67: 14.4%

•	Premium to 10-day weighted average trading price of $6.55: 16.5%

•	Premium to 30-day weighted average trading price of $6.82: 11.9%

•	Premium to 90-day weighted average trading price of $6.05: 26.1%

•	Discount to 52-week high closing market price of $13.76: (44.5%)

J.P. Morgan noted that historical stock trading analyses and premium/(discount) information are not valuation methodologies but were presented merely for informational purposes.

The foregoing summary of the material financial analyses does not purport to be a complete description of the analyses or data presented by J.P. Morgan. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. J.P. Morgan believes that the foregoing summary and its analyses must be considered as a whole and that selecting portions of the foregoing summary and these analyses, without considering all of its analyses as a whole, could create an incomplete view of the processes underlying the analyses and its opinion. As a result, the ranges of valuations resulting from any particular analysis or combination of analyses described above were merely utilized to create points of reference for analytical purposes and should not be taken to be the view of J.P. Morgan with respect to the actual value of MSC. In arriving at its opinion, J.P. Morgan reviewed various financial and operational metrics for MSC, including forecasts with respect to MSC which were made available to J.P. Morgan by or on behalf of MSC. In arriving at its opinion, J.P. Morgan did not attribute any particular weight to any analyses or factors considered by it and did not form an opinion as to whether any individual analysis or factor (positive or negative), considered in isolation, supported or failed to support its opinion. Rather, J.P. Morgan considered the totality of the factors and analyses performed in determining its opinion. Analyses based upon forecasts of future results are inherently uncertain, as they are subject to numerous factors or events beyond the control of the parties and their advisors. Accordingly, forecasts and analyses used or made by J.P. Morgan are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by those analyses. Moreover, J.P. Morgan’s analyses are not and do not purport to be appraisals or otherwise reflective of the prices at which businesses actually could be bought or sold. None of the selected companies reviewed as described in the above summary is identical to MSC. However, the companies selected were chosen because they are publicly traded companies with operations and businesses that, for purposes of J.P. Morgan’s analysis, may be considered similar to those of MSC. The analyses necessarily involve complex considerations and judgments concerning differences in financial and operational characteristics of the companies involved and other factors that could affect the companies compared to MSC. The J.P. Morgan opinion was one of the many factors taken into consideration by the MSC board of directors in making its determination to approve the merger. The analyses as summarized above should not be viewed as determinative of the opinion of the MSC board of directors with respect to MSC’s value, or of whether the MSC board of directors would have been willing to agree to different or other forms of consideration. The $7.63 per share cash consideration to be paid to the holders of MSC common stock in the merger was determined in negotiations between MSC and Symphony, and the decision to approve and recommend the merger was made by the MSC board of directors.

As a part of its investment banking business, J.P. Morgan and its affiliates are continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, investments for passive and control purposes, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. J.P. Morgan was selected on the basis of such experience and its familiarity with MSC to advise MSC in connection with the merger and to deliver a fairness opinion to the MSC board of directors addressing the fairness from a financial point of view of the $7.63 per share cash consideration in the proposed merger to the holders of common stock of MSC as of the date of such opinion.

J.P. Morgan acted as financial advisor to MSC with respect to the proposed merger and will receive a fee from MSC for its services (including for the rendering of the J.P. Morgan opinion), estimated to be approximately $3.4 million, all of which will become payable only if the proposed merger is consummated. The fee is based on 0.95% of the overall merger consideration. In addition, MSC has agreed to reimburse J.P. Morgan for certain expenses incurred in connection with its services, including the fees and disbursements of counsel, and will indemnify J.P. Morgan for certain liabilities arising out of its engagement.

In the ordinary course of its businesses, J.P. Morgan and its affiliates may actively trade the debt and equity securities of MSC for their own account or for the accounts of customers and, accordingly they may at any time hold long or short positions in such securities.

Financial Projections

In connection with Symphony’s financial analyses, MSC provided Symphony and Parent with non-public financial projections for the quarters ending June 30, 2009 through December 31, 2009 (which we refer to as the MSC projections). The MSC projections do not give effect to the merger. MSC has included the material MSC projections in this proxy statement to provide its stockholders access to certain nonpublic information considered by Symphony for purposes of considering and evaluating the merger. The inclusion of this information should not be regarded as an indication that any of J.P. Morgan, Symphony, Parent or any other recipient of this information considered, or now considers, it to be a reliable prediction of future results.

The projections reflect numerous estimates and assumptions with respect to industry performance, general business, economic, regulatory, market and financial conditions, as well as matters specific to MSC’s business, many of which are beyond MSC’s control. Some of these factors are considered “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 (see the section entitled “Cautionary Statement Concerning Forward-Looking Information” on page 16 and other risk factors as disclosed in MSC’s filings with the SEC which are incorporated by reference herein). These projections were, in general, prepared solely for internal use and are subjective in many respects; they are susceptible to interpretations and periodic revision based on actual experience and business developments. As a result, there can be no assurance that the projected results will be realized or that actual results will not be significantly higher or lower than projected. The projections were not prepared with a view toward public disclosure or toward complying with GAAP, the published guidelines of the SEC regarding projections or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. Neither MSC’s independent registered public accounting firm, nor any other independent accountants, have compiled, examined, or performed any procedures with respect to the prospective financial information contained herein, nor have they expressed any opinion or any other form of assurance on such information or its achievability, and assume no responsibility for, and disclaim any association with, the prospective financial information. The Deloitte & Touche LLP reports incorporated by reference in this proxy statement relate to MSC’s historical financial information. They do not extend to the projected financial information and should not be read to do so. Furthermore, the financial projections do not take into account any circumstances or events occurring after the date they were prepared.

Forecast Profit and Loss

	Projected
	Q209	Q309	Q409
	(in millions) (unaudited)
Revenue	$52.2	$51.3	$61.6
Cost of Goods Sold	$10.6	$10.2	$10.6
Gross Margin	$41.6	$41.2	$51.1
Operating Expense (1)	$41.6	$40.9	$41.7
Operating Income (1)	—	$0.3	$9.4
Net Income (2)	$(0.4)	$(0.2)	N/A
EBITDA (3)	$5.7	$6.0	$14.9

(1)	Excludes restructuring and impairment charges.
(2)	Includes restructuring and impairment charges of $0.5 in Q209 and Q309.
(3)	Excludes stock based compensation and restructuring and impairment charges.

Forecast Cash Flow

	Projected
	Q209	Q309
	(in millions) (unaudited)
Net Income	$(0.4)	$(0.2)
Non Cash items	$5.6	$5.7
Changes in Operating Assets	$(6.5)	$(9.2)

Total From Operation	$(1.2)	$(3.7)

Long Lived Assets	$1.5	$1.5
Changes in Long Term Liabilities	$0.5	$0.5

Change in Cash	$(3.2)	$(5.7)
Cash Beginning	$149.1	$145.9

Cash Ending	$145.9	$140.1

Forecast Balance Sheet

	Projected
	Q209	Q309
	(in millions) (unaudited)
Total Current Assets	$217.7	$208.2
PP&E	$12.7	$12.3
Other Assets	$204.1	$202.4

Total	$434.5	$422.9

Total Current Liabilities	$100.5	$87.5
Other Liabilities	$18.9	$18.4
Deferred Revenue	$3.4	$3.4
Shareholder’s Equity	$311.6	$313.6

Total	$434.5	$422.9

MSC has made publicly available its actual results of operations for the quarter and six months ended June 30, 2009. You should review MSC’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2009 to obtain this information. See “Where You Can Find More Information.” Readers of this proxy statement are cautioned not to place undue reliance on the projections set forth above. No one has made or makes any representation to any stockholder regarding the information included in these projections.

The inclusion of projections in this proxy statement should not be regarded as an indication that such projections will be an accurate prediction of future events, and they should not be relied on as such. Except as required by applicable securities laws, MSC does not intend to update, or otherwise revise the material projections to reflect circumstances existing after the date when made or to reflect the occurrence of future events, even in the event that any or all of the assumptions are shown to be in error.

Interests of MSC’s Directors and Executive Officers in the Merger

Other than payments due upon conversion of shares of MSC common stock and with respect to MSC equity awards as described below in connection with the consummation of the merger and as otherwise described below, MSC’s directors and executive officers have no economic interests in the merger that are different from, or in addition to, their interests as MSC stockholders and no material relationship with Symphony. In considering the recommendation of the MSC board of directors that you vote to adopt the merger agreement, you should be aware of such interests described below. The MSC board of directors was aware of and considered these interests, among other matters, in reaching its decisions to adopt and approve, and declare advisable, the merger agreement, the merger and the transactions contemplated by the merger agreement.

Treatment of Outstanding Equity Awards. The merger agreement provides that at the effective time of the merger, each outstanding equity award (including options to purchase shares of MSC stock and stock units) will be converted into the right to receive an amount in cash equal to the per-share merger consideration, without interest and less any applicable withholding taxes, less, in the case of options, the applicable exercise price of the option, which cash amount will be paid in accordance with the vesting schedule of the original equity award, including any acceleration of vesting as a result of the merger. See the section entitled “The Merger Agreement—Treatment of Options, Restricted Stock and Other Equity Awards” below. Pursuant to the terms of MSC’s equity compensation plans and individual agreements (including the Change of Control Agreements described below), upon consummation of the merger, certain equity awards outstanding under such plans will vest on an accelerated basis and all restrictions will lapse (including equity awards held by our executive officers and directors).

Assuming a closing date of September 30, 2009, the estimated aggregate number and value of equity awards held by executive officers and directors is as follows:

Name	Value of Unvested Equity Awards that will Accelerate upon a Change in Control		Value of Vested Options	Aggregate Value of Equity Awards Payable upon Consummation of Merger (Total Value of Equity Awards)
	Options	RSUs
Executive Officers
Ashfaq A. Munshi	$8,700	$342,152	—	$350,852
Sam M. Auriemma	—	$839,300	—	$839,300
John A. Mongelluzzo	—	$1,220,785	—	$1,220,785
Amir Mobayen	—	$1,106,350	$29,254	$1,135,604

Directors
Randolph H. Brinkley	$8,700	—	—	$8,700
Donald Glickman	$8,700	—	—	$8,700
William F. Grun	$8,700	—	—	$8,700
Masood Jabbar	$42,750	—	—	$42,750
Robert A. Schriesheim	$8,700	—	—	$8,700

Change of Control Arrangements. MSC has entered into agreements with a number of employees that provide for certain benefits in connection with a change of control of MSC. MSC has such agreements with three executive officers, Sam Auriemma, Amir Mobayen and John Mongelluzzo (the “Tier I Change of Control Agreements”), one senior vice president (the “Tier II Change of Control Agreement”) and eight key employees (the “Tier III Change of Control Agreements” and, together with the Tier I Change of Control Agreements and the Tier II Change of Control Agreement, the “Change of Control Agreements”). The Change of Control Agreements continue through December 31 of each year and are automatically extended in one-year increments unless MSC gives 60 days prior written notice of termination.

The consummation of the merger will constitute a change of control under the Change of Control Agreements. Upon the change of control, all outstanding and previously unvested equity awards granted by MSC to the employee will be immediately vested and, in the case of options and similar awards, will be exercisable as of the change in control date (with the estimated value to such executive officers and directors set forth in the table above). In addition, if, within two years following the consummation of the merger, the employee separates from service with MSC and the separation from service is on account of termination by MSC (or Parent, following the effective time of the merger) without cause (as defined in the Change of Control Agreements) or a voluntary termination by the executive for good reason (as defined in the Change of Control Agreements), and the employee executes a separation agreement and release of claims, the employee will be entitled to receive (in addition to any accrued salary or benefits) certain benefits in accordance with his change of control agreement.

Under the Tier I Change of Control Agreements, the executive is entitled to:

(i)	an amount equal to two and one-half (2.5) times the sum of the executive’s annualized base salary and Annual Bonus Award (as defined in the Change of Control Agreements) for the year in which the notice of termination is given; and

(ii)	continued coverage under MSC’s medical and dental programs until the earlier of two and one-half (2.5) years or the commencement of full-time employment with a new employer.

Under the Tier II Change of Control Agreement, the employee is entitled to:

(i)	an amount equal to two (2) times the sum of the executive’s annualized base salary and Annual Bonus Award for the year in which the notice of termination is given; and

(ii)	continued coverage under MSC’s medical and dental programs until the earlier of two (2) years or the commencement of full-time employment with a new employer.

Under the Tier III Change of Control Agreements, the employee is entitled to:

(i)	an amount equal to one (1) times the sum of the executive’s annualized base salary and Annual Bonus Award for the year in which the notice of termination is given; and

(ii)	continued coverage under MSC’s medical and dental programs until the earlier of one (1) year or the commencement of full-time employment with a new employer.

In the event that any payment or benefit received or to be received by an executive in connection with the executive’s separation from service would constitute a “parachute payment” within the meaning of Section 280G of the Internal Revenue Code of 1986 (the “Code”) and would be subject to the excise tax imposed by Section 4999 of the Code, the Tier I Change of Control Agreements provide that MSC shall make an additional payment (the “Gross-Up Payment”) to or on behalf of the executive in an amount such that, after payment by the executive of all taxes, the executive retains an amount of the Gross-Up Payment equal to the excise tax imposed on the payment.

In addition to the Change of Control Agreements described above, MSC entered into an employment agreement with Ashfaq Munshi (the “CEO Agreement”), pursuant to which Mr. Munshi agreed to serve as MSC’s Interim Chief Executive Officer and President through June 30, 2009 and continuing thereafter through automatic one-month renewals of the employment term unless the CEO Agreement is terminated by either MSC or Mr. Munshi. In the event that the CEO Agreement is terminated by MSC prior to the end of a period, Mr. Munshi will be entitled to continued payment of his base salary through the last day of such period and will remain eligible for a discretionary bonus in an amount up to 100% of amounts of the base salary paid to him under the agreement. If Mr. Munshi’s employment with MSC is terminated at any time prior to March 10, 2010, he will be entitled to reimbursement for COBRA premiums and to supplemental medical benefit coverage under MSC’s executive medical benefit program until March 10, 2010, so long as he continues to serve on the MSC board of directors until that time.

On July 1, 2009, the MSC board of directors determined that it was important to have Mr. Munshi continue in his capacity as Interim Chief Executive Officer and President beyond June 30, 2009. In order to retain his continued services, the board granted Mr. Munshi an additional cash bonus of $500,000, which will be payable upon the appointment of a permanent Chief Executive Officer if Mr. Munshi continued to serve as Interim Chief Executive Officer and President at the time of such appointment. Payment of the bonus will accelerate upon a change of control of MSC.

Assuming that the merger was completed and the executive officers were terminated on September 30, 2009 and that the executive officers were entitled to full benefits available under their respective change of control agreements, the executive officers would receive the approximate amounts set forth in the table below (in addition to the equity values in the table above and the medical and dental benefits referred to above). You should note that the amounts indicated below are estimates based on multiple assumptions that may or may not actually occur, including assumptions described in this proxy statement and those prescribed by Section 280G of the Code. Some of these assumptions are based on information currently available and will need to be updated. As a result, the actual amounts, if any, to be received by an executive officer may differ in material respects from the amounts set forth below.

Name	Severance Pay and Benefits (1)	Section 280G Gross-Ups
Ashfaq A. Munshi (2)(3)	$530,015	—
Sam M. Auriemma	$1,341,450	$937,767
John A. Mongelluzzo	$1,358,438	$901,578
Amir A. Mobayen	$1,742,573	$1,097,524

(1)	Includes severance pay and health insurance premiums.
(2)	Includes acceleration of bonus upon a change of control.
(3)	Does not include the discretionary bonus referred to above.

None of MSC’s executive officers have any compensation arrangements with Symphony, Parent or the Elliott Investors, except for the assumption of their existing MSC agreements by Parent. Although discussions between Symphony and certain executive officers, including Mr. Munshi, regarding retention of such officers following the consummation of the merger have taken place, no understandings with respect to their employment have been reached.

Certain Relationships with the Chairman and CEO of Symphony. Robert A. Schriesheim, who serves on our board of directors, has since April 2006 served on the board of directors of Lawson Software, Inc. with Dr. Romesh Wadhwani, the Chairman and CEO of Symphony and the non-executive Co-Chairman of Lawson Software. Mr. Schriesheim has also served as the Executive Vice President, Chief Financial Officer of Lawson Software since October 2006. Mr. Schriesheim disclosed the foregoing to the board of MSC. According to a Schedule 13D/A filed with the Securities and Exchange Commission on October 30, 2008, Dr. Wadhwani, along with certain affiliates of Symphony and Dr. Wadhwani, reported beneficial ownership of 7.4% of Lawson Software’s common stock. While Mr. Schriesheim did not believe that his objectivity with respect to the evaluation of the proposed Symphony transaction would be impaired by the foregoing, on June 20, 2009, he nevertheless elected to recuse himself from board meetings and other board actions relating to the proposed merger and related transactions.

Indemnification of Directors and Officers; Directors’ and Officers’ Insurance. The merger agreement provides that the surviving corporation shall indemnify and hold harmless the present and former officers and directors of MSC in respect of acts or omissions occurring at or prior to the effective time of the merger and cause to be maintained in effect provisions in the surviving corporation’s certificate of incorporation and bylaws (or in such documents of any successor to the business of the surviving corporation) regarding elimination of liability of directors, indemnification of officers, directors and employees and advancement of expenses that are no less advantageous to the intended beneficiaries than the corresponding provisions in existence on the date of the merger agreement. The merger agreement further provides that MSC may (after consultation with Parent) or, if MSC fails to do so, Parent will cause the surviving corporation as of the effective time of the merger to, obtain and fully pay the premium for the non-cancellable extension of the directors’ and officers’ liability coverage of MSC’s existing directors’ and officers’ insurance policies and MSC’s existing fiduciary liability insurance policies. Such arrangements are described in further detail in the section entitled “The Merger Agreement—Covenants of Parent and Merger Subsidiary—Director and Officer Liability.”

Material U.S. Federal Income Tax Consequences of the Merger

The following are the material U.S. federal income tax consequences to “U.S. holders” (as defined below) of MSC common stock whose shares are converted to cash in the merger. This discussion does not address the consequences of the merger under the tax laws of any state, local or non-U.S. jurisdiction and does not address tax considerations applicable to holders of stock options, restricted stock or restricted stock units or to holders who receive cash pursuant to the exercise of appraisal rights. In addition, this discussion does not describe all of the tax consequences that may be relevant to particular classes of taxpayers, including persons who acquired their shares of MSC common stock through the exercise of an employee stock option or otherwise as compensation, who hold their shares as part of a hedge, straddle or conversion transaction, whose shares are not held as a capital asset for U.S. federal income tax purposes or who are otherwise subject to special tax treatment under the Code.

As used herein, the term “U.S. holder” means a beneficial owner of MSC common stock that is, for U.S. federal income tax purposes:

•	an individual citizen or resident of the United States;

•	a corporation, or other entity taxable as a corporation, created or organized in or under the laws of the United States, any state thereof or the District of Columbia; or

•	an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.

This discussion is based on the Code, administrative pronouncements, judicial decisions and final, temporary and proposed Treasury regulations, all as currently in effect. These laws are subject to change, possibly on a retroactive basis. Any such change could alter the tax consequences to you as described herein.

In general, the receipt of cash for MSC common stock pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes. If you receive cash in exchange for your shares of MSC common stock pursuant to the merger, you will generally recognize capital gain or loss equal to the difference, if any, between the cash received and your tax basis in the shares exchanged in the merger. Gain or loss will be determined separately for each block of your shares (i.e., shares acquired at the same cost in a single transaction). Such gain or loss will be long-term capital gain or loss if your holding period for such shares is more than one year at the time of the consummation of the merger. Long-term capital gains recognized by non-corporate U.S. holders will be subject to reduced tax rates. The deductibility of capital losses may be subject to limitations.

You may be subject to backup withholding at a 28% rate on the receipt of cash pursuant to the merger. In general, backup withholding will only apply if you fail to furnish a correct taxpayer identification number, or otherwise fail to comply with applicable backup withholding rules and certification requirements. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowable as a refund or credit against your U.S. federal income tax liability provided you timely furnish the required information to the Internal Revenue Service.

The U.S. federal income tax discussion set forth above is included for general information only and is based upon present law. Due to the individual nature of tax consequences, you are urged to consult your tax advisor as to the tax consequences of the merger to you, including the effects of applicable foreign, state, local and other tax laws.

Regulatory Approvals

Under the provisions of the HSR Act, the merger may not be consummated until notification and report forms have been filed with the Antitrust Division of the U.S. Department of Justice and the Federal Trade Commission by MSC and Parent and the applicable waiting period has expired or been terminated. MSC and Parent anticipate filing the notification and report forms by the end of August 2009.

Under the provisions of the German Act against Restraints on Competition (“ARC”), the merger may be consummated if the acquisition is approved by the German Federal Cartel Office (“FCO”), either by written approval or by expiration of a one-month waiting period commenced by the filing by Parent of a complete notification with respect to the merger, unless the FCO notifies Parent within the one-month waiting period of the initiation of a second-stage investigation. Parent anticipates filing the notification with the FCO by the end of August 2009.

In addition, the expiration or termination of the applicable waiting period under the HSR Act and the ARC is a condition to each of Parent’s and MSC’s obligation to consummate the merger.

Voting Agreements

In connection with the transactions contemplated by the merger agreement, each of MSC’s directors and executive officers listed on Schedule I to the merger agreement (the “subject directors and officers”), who beneficially owned, as of the record date, an aggregate of approximately [    ]% of the total outstanding shares of MSC common stock, and MSC’s largest stockholder, Elliott Associates, L.P. and its affiliates (collectively, “Elliott” and together with the subject directors and officers, the “subject stockholders”), who beneficially owned, as of the record date, approximately [    ]% of the total outstanding shares of MSC common stock, entered into voting agreements with Parent to, among other things, vote their respective shares of MSC common stock in favor of the merger and against any proposal made in opposition to the merger, in each case, subject to the terms and conditions of such voting agreement.

The following descriptions of the voting agreements describe the material terms of the voting agreements. These descriptions of the voting agreements are qualified in their entirety by reference to the copies of the forms of voting agreement which are attached as Exhibit A-1 and Exhibit A-2 to the merger agreement and are incorporated herein by reference. We encourage you to read the forms of voting agreement in their entirety. The shares of MSC common stock covered by these voting agreements are referred to as “subject MSC shares.”

The voting agreements between Parent and the respective subject stockholder provide that the subject stockholders will vote, subject to the terms and conditions of such voting agreement, their subject MSC shares:

•

in favor of the adoption of the merger, each of the actions contemplated by the merger agreement and any proposal or action that could reasonably by expected to facilitate the merger and the other transactions contemplated by the merger agreement;

•

against any proposal or action that is intended, or could reasonably be expected to, impede, interfere with, delay, postpone, discourage or adversely affect the merger or any of the other transactions contemplated by the merger agreement; and

•	against any Acquisition Proposal (as defined in the section entitled “The Merger Agreement—Covenants of MSC—No Solicitations” below).

Concurrently with the execution of the voting agreement, the subject stockholders also granted to officers of Parent an irrevocable proxy to vote their respective MSC shares on any of the foregoing matters at any meeting of the MSC stockholders. The subject stockholders also agreed to be bound by the nonsolicitation provisions of the merger agreement described below under “The Merger Agreement—No Solicitations” and to certain restrictions on the transfer of their subject MSC shares and the related voting rights.

The subject stockholders further agreed to (i) waive and not exercise any rights of appraisal or rights to dissent from the merger that they may be entitled to under Delaware law and (ii) not bring, commence, institute, maintain, prosecute, participate in or voluntarily aid any action, claim, suit or cause of action, in law or equity, in any court or before any governmental authority, which alleges that the execution and delivery of the voting agreement by the respective party, either alone or together with the other voting agreements and proxies to be delivered in connection with the execution of the merger agreement, or the approval of the merger agreement by the MSC board of directors, breaches any fiduciary duty of the MSC board of directors or any member thereof.

In addition to the terms and conditions set forth above, the voting agreement between Parent and Elliott provides that Elliott shall have the right to terminate the voting agreement upon any amendment to the merger agreement effected without the prior written consent of Elliott which would reduce or change the form of consideration to be paid in the merger, increase the amount of the Reverse Termination Fee payable by Parent (as defined in the section entitled “The Merger Agreement—Termination Fees and Expenses” below) or change in a manner adverse to Parent the circumstances under which such Reverse Termination Fee is payable.

Litigation Related to the Merger

On July 9, 2009, July 16, 2009, July 20, 2009 and July 21, 2009, four substantially similar shareholder class action suits were filed by individual stockholders in the Superior Court of California in Orange County against MSC and our directors, styled as Erwin Burth v. Donald Glickman, et al., Case No. 30-2009-00282743, Shaun Kroeger v. Donald Glickman, et al., also naming Maximus Holdings Inc. and Maximus Inc. as defendants, Case No. 30-2009-00284475, Richard Caselli v. Donald Glickman, et al., Case No. 30-2009-00285360, and Dean Murzello v. MSC Software Corporation, et al., also naming Symphony Technology Group, Elliott Management Company and Maximus Holdings Inc. as defendants, Case No. 30-2009-00286068. The complaints seek to enjoin the proposed acquisition of MSC by Maximus Holdings Inc., and allege claims for breach of fiduciary duty against the individual defendants and for aiding and abetting a breach of fiduciary duty against the corporate defendants. On or about August 7, 2009, the court entered an order that, among other things, consolidated all four cases into the Burth action, provided that defendants need not respond to any of the individual complaints, ordered plaintiffs to file a consolidated amended complaint within 14 days of the filing of the proxy statement, and provided that the defendants would have 30 days to respond to that complaint, once served with it. MSC and the other defendants have not yet responded to the complaints. MSC, the named directors and, if applicable, Maximus Holdings Inc., Maximus Inc., Symphony Technology Group and Elliott Management Company each intend to defend any claims raised in these lawsuits vigorously.

THE MERGER AGREEMENT

The summary of the material provisions of the merger agreement below and elsewhere in this proxy statement is qualified in its entirety by reference to the merger agreement, a copy of which is attached to this proxy statement as Annex A and which we incorporate by reference into this document. This summary does not purport to be complete and may not contain all of the information about the merger agreement that is important to you. We encourage you to read carefully the merger agreement in its entirety.

The Merger

The merger agreement provides that, subject to the terms and conditions of the merger agreement and in accordance with Delaware law, at the effective time of the merger, Merger Subsidiary will be merged with and into MSC and, as a result of the merger, the separate corporate existence of Merger Subsidiary will cease and MSC will continue as the surviving corporation and become a wholly-owned subsidiary of Parent. As the surviving corporation, MSC will continue to be governed by Delaware law and all of its rights, privileges, immunities, powers and franchises will continue unaffected by the merger. If the merger is completed, MSC common stock will be delisted from the NASDAQ Global Select Market, deregistered under the Exchange Act and will no longer be publicly traded, and MSC will not file periodic reports with the Securities and Exchange Commission (“SEC”). MSC will be a privately held corporation, and MSC’s current stockholders will cease to have any ownership interest in MSC or rights as MSC’s stockholders. Therefore, MSC’s current stockholders will not participate in any of MSC’s future earnings or growth and will not benefit from any appreciation in MSC’s value, if any.

Merger Subsidiary and the surviving corporation will take all necessary actions to amend the certificate of incorporation of MSC at the effective time of the merger, and the bylaws of the surviving corporation will be those of Merger Subsidiary as in effect immediately prior to the merger.

The closing of the merger will occur as soon as practicable but in any event within two business days after all of the conditions set forth in the merger agreement and described under “—Conditions to the Merger” are satisfied or waived, or at such other time as agreed to by the parties.

The merger will become effective when the certificate of merger has been duly filed with the Delaware Secretary of State or at a later time as agreed to by the parties. It is currently anticipated that the effective time of the merger will occur near the end of the third quarter of 2009. However, the parties cannot predict the exact timing of the completion of the merger or whether the merger will be completed at a later time as agreed by the parties or at all.

The Merger Consideration and the Conversion of Capital Stock

At the effective time of the merger, by virtue of the merger, each share of MSC common stock issued and outstanding immediately prior to the effective time of the merger will be cancelled and converted into the right to receive $7.63 in cash, without interest and less any applicable withholding taxes (the “merger consideration”), other than the following shares, which will be cancelled and no payment made with respect thereto:

•	shares of MSC common stock held by MSC as treasury stock (other than shares in any employee plan of MSC);

•	shares of MSC common stock owned by Parent immediately prior to the effective time of the merger (other than shares held for the account of clients, customers or other persons); and

•	shares of MSC common stock held by any holder who has properly exercised appraisal rights of such shares in accordance with Section 262 of Delaware law, as described in this proxy statement.

The price to be paid for each share of MSC common stock in the merger will be adjusted appropriately to reflect the effect of any change in the outstanding shares of capital stock of MSC, including by reason of any reclassification, recapitalization, stock split (including reverse stock split) or combination, exchange or readjustment of shares, or any stock dividend with respect to the shares of MSC common stock that occurs prior to the effective time of the merger.

Each share of common stock of Merger Subsidiary outstanding immediately prior to the effective time of the merger will be converted into and become one share of common stock, par value $0.01 per share, of the surviving corporation with the same rights, powers and privileges as the shares so converted and will thereafter constitute the only outstanding shares of capital stock of the surviving corporation.

Payment Procedures

Prior to the effective time of the merger, Parent will appoint an exchange agent reasonably acceptable to MSC to make payment of the merger consideration described above. On the business day prior to the closing of the merger, MSC will deposit $109,250,000 with the exchange agent to be used solely for purposes of paying a portion of the merger consideration.

Promptly after the effective time of the merger, Parent will make available to the exchange agent cash in an amount sufficient to pay all remaining aggregate consideration to be paid to holders of shares of MSC common stock in the merger.

Each holder of shares of MSC common stock will be entitled to receive, upon (i) surrender to the exchange agent of a certificate, together with a properly completed letter of transmittal, or (ii) receipt of an “agent’s message” by the exchange agent (or such other evidence, if any, of transfer as the exchange agent may reasonably request) in the case of a book-entry transfer of uncertificated shares, the merger consideration in respect of the MSC common stock represented by a certificate or uncertificated share. Until so surrendered or transferred, as the case may be, each such certificate or uncertificated share will represent after the effective time of the merger for all purposes only the right to receive such merger consideration. As of the effective time of the merger, all such shares of MSC company stock will no longer be outstanding and will automatically be canceled and retired and will cease to exist, and will thereafter represent only the right to receive the merger consideration, without interest and less any applicable withholding taxes.

Each holder of shares of MSC common stock that are converted into the right to receive the merger consideration will be entitled to receive the merger consideration upon (i) surrender to the exchange agent of a certificate, together with a duly completed and validly executed letter of transmittal and such other documents as may reasonably be requested by the exchange agent, or (ii) receipt of an “agent’s message” by the exchange agent (or such other evidence, if any, of transfer as the exchange agent may reasonably request) in the case of a book-entry transfer of uncertificated shares. Until so surrendered or transferred, each such certificate or uncertificated share will represent after the effective time of the merger for all purposes only the right to receive such merger consideration. No interest will be paid or accrued on the cash payable upon the surrender or transfer of such certificate or uncertificated share. Upon payment of the merger consideration pursuant to these provisions, each certificate or certificates so surrendered will immediately be cancelled.

Treatment of Options, Restricted Stock and Other Equity Awards

Stock Options. At the effective time of the merger, each outstanding MSC stock option, will be converted, by virtue of the merger and without any action on the part of any individual option holders into the right to receive an amount in cash determined by multiplying (i) the excess, if any, of $7.63 over the applicable exercise price of such option by (ii) the number of shares of MSC common stock such holder could have acquired under such option (a “Conversion Right”). The Conversion Right will be subject to the same terms and conditions as the related MSC stock option, including the vesting and forfeiture provisions, except that the holder thereof will be entitled to automatic settlement in cash of the vested portion of the Conversion Right in accordance with the original vesting schedule (including any terms related to automatic accelerated vesting in connection with certain terminations of employment following the merger) of the related MSC stock option. To the extent that an MSC stock option is vested as of, or vests upon the effective time of the merger in accordance with its terms as of the date of the merger agreement (including any terms related to accelerated vesting), Parent will, or will cause MSC to, settle the resulting vested Conversion Right promptly after the effective time of the merger. As of the effective time of the merger, each holder of an MSC stock option will cease to have any rights with respect thereto, except the right to receive a Conversion Right as described in this paragraph.

Restricted Stock Units. At the effective time of the merger, each outstanding restricted stock unit and performance stock unit (each, a “Company Stock Unit”), whether or not vested, as of the effective time of the merger, will be converted into the right to receive, by virtue of the merger and without any action on the part of any individual award holders, an amount in cash determined by multiplying $7.63 by the number of shares of MSC common stock such holder could have acquired under the terms of such Company Stock Unit immediately prior to the effective time of the merger (a “Conversion Unit”). The Conversion Unit will be subject to the same terms and conditions as the related Company Stock Unit, including the vesting and forfeiture provisions, except that the holder thereof will be entitled to automatic settlement in cash of the vested portion of the Conversion Unit in accordance with the original vesting schedule (including any terms related to automatic accelerated vesting in connection with certain terminations of employment following the merger) of the related Company Stock Unit. To the extent that a Company Stock Unit is vested as of, or vests upon the effective time of the merger in accordance with its terms as of the date of the merger agreement (including any terms related to accelerated vesting), Parent will, or will cause MSC to settle the resulting vested Conversion Unit promptly after the effective time of the merger. As of the effective time of the merger, each holder of a Company Stock Unit will cease to have any rights with respect thereto, except the right to receive a Conversion Unit as described in this paragraph.

Merger Financing

The total amount of funds necessary to complete the merger and the related transactions is anticipated to be approximately $360 million, which includes approximately $355 million to pay MSC’s stockholders, option holders and holders of restricted and performance stock units the amounts due to them under the merger agreement at the closing of the merger, with the remaining funds to be used to pay customary fees and expenses in connection with the merger, the financing arrangements and the related transactions. The merger is not subject to a financing condition.

These payments are expected to be funded by Parent and Merger Subsidiary in a combination of (i) equity and debt contributions by STG III, L.P., a Delaware limited partnership, STG III-A, L.P., a Delaware limited partnership, Elliott Associates, L.P., a Delaware limited partnership, Elliott International L.P., a Cayman Island limited partnership, and their respective affiliates to Parent, (ii) senior debt financing and (iii) cash of MSC. Parent and Merger Subsidiary have obtained equity and debt financing commitments described below in connection with the transactions contemplated by the merger agreement.

In connection with the execution of the merger agreement, Parent also entered into a voting agreement with the Elliott Investors pursuant to which the Elliott Investors agreed, subject to the terms and conditions of such voting agreement, to vote their respective shares of MSC common stock in favor of the merger and against any proposal made in opposition to the merger (as described in further detail in the section entitled “The Merger—Voting Agreements”). In addition, the Elliott Investors entered into an agreement dated July 7, 2009 with the STG Investors (the “Termination Fee Agreement”) pursuant to which, in the event that Parent is required to pay the Reverse Termination Fee (as defined in the section entitled “The Merger Agreement—Termination Fees and Expenses”) to MSC, the Elliott Investors will reimburse Parent a pro rata portion of the Reverse Termination Fee, and if MSC is required to pay the Termination Fee (as defined in the section entitled “The Merger Agreement—Termination Fees and Expenses”) to Parent, Parent will pay an affiliate of the Elliott Investors a portion of this fee (as described in further detail in the section entitled “The Merger Agreement—Termination Fees and Expenses”).

Equity and Senior Subordinated Debt Financing

The STG Investors have severally and not jointly agreed to contribute up to an aggregate of $100 million of cash to Parent, and the Elliott Investors severally and not jointly have agreed to transfer to Parent an aggregate of 6,068,058 shares of MSC common stock and contribute up to approximately $49.76 million of cash to Parent, each in exchange for certain equity and debt securities of Parent. Subject to certain conditions, each of STG III, STG III-A, Elliott Associates and Elliott International (collectively, the “investors”) may assign a portion of its respective equity and debt commitment obligation to one or more of its affiliates.

The equity and debt commitment of each investor is generally subject to (i) the negotiation and execution of definitive documentation providing for the issuance of equity and debt securities contemplated by the commitment letters, on the terms and conditions contemplated therein, (ii) the effective filing of a certificate of incorporation or designation establishing and authorizing the equity securities contemplated by the commitment letters, (iii) the absence of any prohibition against the consummation of the transactions contemplated by the commitment letters under applicable law or pursuant to any judgment or order of any governmental authority, and (iv) the satisfaction or waiver of all of the conditions to Parent’s and Merger Subsidiary’s obligation to effect the closing of the merger under the merger agreement in accordance with its terms. The equity commitment letter of each investor will terminate upon the earliest to occur of (i) the consummation of the merger and the payment of the merger consideration by Parent, (ii) the termination of the merger agreement, (iii) the commencement of any lawsuit by MSC or any of its affiliates asserting a claim under or based upon the limited guarantee or otherwise against the STG Investors and their affiliates, and (iv) the one year anniversary of the commitment letter. In addition, the equity commitment letter of the Elliott Investors will terminate upon the delivery of notice of termination following an amendment to the merger agreement effected without the prior written consent of Elliott Associates and Elliott International which would change the consideration to be paid in the merger, increase the Reverse Termination Fee (as defined in the section entitled “—Termination Fees and Expenses” below) to be paid by Parent under certain circumstances, or change the circumstances in which the Reverse Termination Fee to be paid by Parent is payable in a manner adverse to Parent.

Senior Debt Financing

Wells Fargo Foothill, LLC and CapitalSource Bank provided a senior debt commitment letter, dated as of July 7, 2009 to Symphony Technology Group, pursuant to which Wells Fargo Foothill and CapitalSource, subject the terms and conditions therein, committed to provide a $65,000,000 senior secured credit facility, consisting of (i) a senior secured term loan facility of $50 million and (ii) a senior secured revolving credit facility of $15 million. The proceeds of the senior debt commitment letter will be used for the purpose of financing the merger, paying fees and expenses incurred in connection with the merger and providing ongoing working capital for, and for other general corporate purposes of, the surviving corporation and its subsidiaries.

Parent has agreed to use commercially reasonable efforts to arrange the debt financing on the terms and conditions described in the debt commitment letter and the merger agreement. If any portion of the debt financing becomes unavailable on the terms and conditions contemplated in the debt commitment letter, Parent shall use commercially reasonable efforts to promptly obtain alternative financing from alternative sources in an amount sufficient to consummate the merger and other transactions contemplated by the merger agreement on terms that are not less favorable to Parent than as contemplated by the debt commitment letter.

The availability of the senior secured credit facility is subject to, among other customary conditions for leveraged acquisition financings, satisfaction that since December 31, 2008, there shall not have occurred any “Material Adverse Effect” (as defined in the senior debt commitment letter), and the negotiation, execution and delivery of definitive documentation.

Cash Deposit

Pursuant to the terms of the merger agreement, on the business day prior to closing the merger, MSC will deposit $109,250,000 with the exchange agent. This cash will be used solely for purposes of paying a portion of the merger consideration.

Representations and Warranties

The merger agreement contains representations and warranties made by MSC to Parent and representations and warranties made by Parent to MSC. The assertions embodied in those representations and warranties were made solely for purposes of the merger agreement and may be subject to important qualifications and limitations agreed to by the parties in connection with negotiating the terms of the merger agreement. Moreover, these representations and warranties have been qualified by certain disclosures that MSC made to Parent in connection with the negotiation of the merger agreement, which disclosures are not reflected in the merger agreement. Furthermore, some of those representations and warranties may not be accurate or complete as of any particular date because they are subject to a contractual standard of materiality or material adverse effect different from that generally applicable to public disclosures to stockholders. The representations and warranties were used for the purpose of allocating risk between the parties to the merger agreement rather than establishing matters of fact. For the foregoing reasons, you should not rely on the representations and warranties contained in the merger agreement as statements of factual information. The representations and warranties in the merger agreement and the description of them in this proxy statement should be read in conjunction with the other information contained in the reports, statements and filings MSC publicly files with the SEC. This description of the representations and warranties is included to provide MSC’s stockholders with information regarding the terms of the merger agreement.

In the merger agreement, MSC has made representations and warranties to Parent with respect to, among other things:

•	the due incorporation, valid existence, good standing, power and authority of MSC and its subsidiaries;

•	its corporate power and authority to enter into the merger agreement;

•	required regulatory filings, consent and approval of governmental entities;

•	absence of a breach of the charter, bylaws, law or material agreements as a result of the merger;

•	its capitalization and capital structure;

•	its ownership of all subsidiaries;

•	its SEC filings since January 1, 2008;

•	the accuracy of its financial statements;

•	the accuracy and compliance with applicable securities laws of information supplied by MSC in this proxy statement;

•	the absence of certain changes or events since December 31, 2008;

•	the absence of undisclosed material liabilities;

•	compliance with applicable laws;

•	the absence of material litigation;

•	personal and real property interests;

•	intellectual property matters;

•	tax matters;

•	matters related to MSC’s employee benefit plans;

•	labor and employment matters;

•	compliance with environmental laws and regulations;

•	matters with respect to MSC’s material contracts;

•	the absence of undisclosed investment bank, broker or finders’ fees and expenses;

•	receipt by the MSC board of directors of a fairness opinion from J.P. Morgan;

•	the inapplicability of state takeover statutes and MSC’s stockholder rights agreement to the merger;

•	insurance matters; and

•	related party transactions.

Many of the representations and warranties in the merger agreement made by MSC are qualified by a “materiality” or “material adverse effect” standard (that is, they will not be deemed to be untrue or incorrect unless their failure to be true or correct, individually or in the aggregate, would, as the case may be, be material or have a material adverse effect to MSC). For purposes of the merger agreement, a “material adverse effect to MSC” means any change, event, occurrence or state of facts that (i) is materially adverse to the financial condition, business, assets or results of operations of MSC and its subsidiaries, taken as a whole, or (ii) prevents MSC from consummating the merger and the other transactions contemplated by the merger agreement.

For purposes of clause (i) above, the definition of “material adverse effect to MSC” excludes any adverse effect resulting from:

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changes in the financial or securities markets (including, but not limited to, changes in currency exchange rates and interest rates) or changes in general global, national or regional economic or political conditions, in either case not having a materially disproportionate effect on MSC and its subsidiaries, taken as a whole, relative to other participants in the software industry;

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changes (including changes of applicable law or in generally accepted accounting principals in the United States (“GAAP”) or regulatory accounting requirements) generally affecting the software industry and not specifically relating to or having a materially disproportionate effect on MSC and its subsidiaries, taken as a whole, relative to other participants in the software industry;

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acts of war, sabotage or terrorism or natural disasters not having a materially disproportionate effect on MSC and its subsidiaries, taken as a whole, relative to other participants in the software industry;

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the announcement, pendency or consummation of the transactions contemplated by the merger agreement (including any loss of, or adverse change in, the relationship of MSC and its subsidiaries with their respective employees, customers, distributors, partners or suppliers resulting therefrom);

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any failure by MSC and its subsidiaries to meet any internal or published budgets, projections, forecasts or predictions of financial performance for any period (it being understood that the causes underlying such failure may be considered in determining whether a material adverse effect has occurred or would reasonably be expected to occur);

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any action taken by MSC or its subsidiaries at the written request of Parent or that is expressly required pursuant to the merger agreement in and of itself (it being understood that the manner in which any such action is taken, and the effects of any such action, may be considered in determining whether a material adverse effect has occurred or would reasonably be expected to occur); or

•	any assignment of intellectual property from any subsidiary of MSC to MSC made at Parent’s direction.

In the merger agreement, Parent made customary representations and warranties to MSC with respect to, among other things:

•	the due incorporation, valid existence, good standing and power of Parent and Merger Subsidiary;

•	the corporate power and authority of each of Parent and Merger Subsidiary to enter into the merger agreement;

•	required regulatory filings, consent and approval of governmental entities;

•	absence of a breach of the charter, bylaws, law or material agreements of either Parent or Merger Subsidiary as a result of the merger;

•	the accuracy of information supplied by Parent in this proxy statement;

•	the absence of undisclosed investment bank, broker or finders’ fees and expenses;

•	the equity and debt financing; and

•	the guarantee.

The representations and warranties contained in the merger agreement and in any certificate or other writing delivered pursuant to the merger agreement will not survive the effective time of the merger. This limit does not apply to any covenant or agreement of the parties which by its terms contemplates performance after the effective time of the merger.

Covenants of MSC

Covenants Regarding Conduct of Business by MSC Pending the Merger. Except as set forth in the merger agreement or as required by applicable law or governmental authority, from the date of the merger agreement until the earlier of the consummation of the merger or the termination of the merger agreement, MSC will, and will cause each of its subsidiaries to, conduct its business in the ordinary course (including, without limitation, managing its cash and working capital (including the payment of accounts payable and the receipt of accounts receivable) in the ordinary course of business) and use its commercially reasonable efforts to:

•	preserve intact its business organizations;

•	maintain relationships with third parties; and

•	keep available the services of its present officers and employees.

Without limiting the generality of the foregoing, except with the prior written consent of Parent (Parent’s decision as to whether to grant any such consent (which decision can be made in Parent’s discretion) will not be unreasonably delayed) or as expressly contemplated by the merger agreement, as required by applicable law or governmental authority or set forth in the disclosure schedule, MSC will not, nor will it permit any of its subsidiaries to:

•	amend its articles of incorporation, bylaws or other similar organizational documents;

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(i) split, combine or reclassify any shares of its capital stock, (ii) declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock, or (iii) redeem, repurchase or otherwise acquire or offer to redeem, repurchase, or otherwise acquire any Company Securities or any Company Subsidiary Securities, each as defined in the merger agreement;

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(i) issue, deliver or sell, or authorize the issuance, delivery or sale of, any shares of any Company Securities or Company Subsidiary Securities, including the grant of MSC stock options or Company Stock Units (together, the “Company Stock Awards”), other than the issuance of (A) any shares of MSC common stock upon the exercise or settlement of Company Stock Awards that are outstanding on the date of the merger agreement in accordance with the terms of those awards on the date of the merger agreement, (B) any Company Subsidiary Securities to MSC or any other subsidiary of MSC and (C) any Company Stock Awards, or shares of MSC common stock issued upon the exercise or settlement thereof, granted to new employees hired after the date of the merger agreement (provided, however, that such Company Stock Awards may not exceed an amount of shares of MSC common stock upon exercise or settlement thereof in excess of 15,000 per new employee hired, and 75,000 in the aggregate for all such Company Stock Awards allowed pursuant to this paragraph, and any such Company Stock Award will exclude the transactions contemplated by the merger agreement from any change of control acceleration provisions therein); or (ii) amend any term of any Company Security or any Company Subsidiary Security;

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acquire (by merger, consolidation, acquisition of stock or assets or otherwise), directly or indirectly, any material amount of assets, securities, properties, interests or businesses, other than pursuant to existing contracts or commitments disclosed to Parent;

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sell, lease or otherwise transfer any of its material assets, securities, properties, interests or businesses, other than (i) pursuant to existing contracts or commitments or (ii) the sale of inventory in the ordinary course of business;

•	other than in connection with existing acquisition contracts or commitments disclosed to Parent, make any material loans, advances or capital contributions to, or investments in, any other person;

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incur indebtedness, other than indebtedness incurred between MSC and any of its wholly-owned subsidiaries or between any of such wholly-owned subsidiaries or indebtedness in an amount not to exceed $500,000 in the aggregate;

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(i) enter into any employment (other than an at-will offer letter with a U.S. employee or an employment agreement with a non-U.S. employee that is entered into in the ordinary course of business and that does not provide for notice periods or material benefits in excess of the minimum requirements under applicable law or customary practice), deferred compensation or other similar agreement or amend any such existing agreement), (ii) increase benefits or compensation payable under any existing severance or termination pay plans, agreements or policies, (iii) establish, adopt or materially amend any collective bargaining, works council, bonus, profit-sharing, thrift, pension, retirement, severance, deferred compensation, stock option, restricted stock or other benefit plan, agreement, trust, fund, policy or arrangement, including any employee plan, or (iv) increase compensation, bonus or other benefits payable to any employee of MSC or any of its subsidiaries;

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change MSC’s methods of accounting, except as required by concurrent changes in GAAP or in Regulation S-X of the Securities Exchange Act of 1934 (the “1934 Act”), as amended, as agreed to by its independent public accountants;

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settle, or offer or propose to settle, (i) any material litigation, investigation, arbitration, proceeding or other claim involving or against MSC or any of its subsidiaries, (ii) any stockholder litigation or dispute against MSC or any of its officers or directors or (iii) any litigation, arbitration, proceeding or dispute that relates to the transactions contemplated hereby;

•	make, revoke or change any material tax election or method of tax accounting or settle or compromise any material liability with respect to taxes;

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(i) abandon, disclaim, dedicate to the public, sell, assign or grant any security interest in, to or under any intellectual property owned by MSC and its subsidiaries including failing to perform or cause to be performed all necessary filings, recordings and other acts in respect of registered intellectual property and, for the avoidance of doubt, any Internet domain names, or to pay or cause to be paid all required fees and taxes, and to maintain and protect its interest in intellectual property owned by MSC and its subsidiaries, (ii) grant to any third party any license, or enter into any covenant not to sue, with respect to any intellectual property of MSC and its subsidiaries, except nonexclusive licenses in the ordinary course of business consistent with past practice, and (iii) disclose or allow to be disclosed any confidential information or confidential intellectual property of MSC or its subsidiaries to any person, other than persons that are subject to a confidentiality or non-disclosure covenant protecting against further disclosure thereof except where such confidential information is embodied by MSC products;

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enter into any contract, arrangement, commitment or understanding that would constitute a material contract, or terminate, materially amend or modify, or waive any material right under any material contract, in each case other than (i) any such customer contracts in the ordinary course of business consistent with past practice and (ii) any ordinary course amendment or modification to any material contract that does not result in an increase in aggregate liabilities of MSC or any of its subsidiaries under such material contract; or

•	agree, resolve or commit to do any of the foregoing.

No Solicitations. MSC has agreed that, neither MSC nor any of its subsidiaries will, nor will MSC or any of its subsidiaries authorize or permit any of its or their officers, directors, employees, investment bankers, attorneys, accountants, consultants or other agents or advisors (“representatives”) to, directly or indirectly:

•	solicit, initiate or knowingly take any action to facilitate or encourage the submission of any Acquisition Proposal (as defined below);

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enter into or participate in any discussions or negotiations with, furnish any information relating to MSC or any of its subsidiaries or afford access to the business, properties, assets, books or records of MSC or any of its subsidiaries to, or otherwise cooperate in any way with any third party that has made, or, to MSC’s knowledge, is considering making, an Acquisition Proposal;

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fail to make, withdraw or modify in a manner adverse to Parent the Company Board Recommendation (as defined in the section entitled “—MSC Board Recommendation”) (or fail to reject an Acquisition Proposal) (any of the foregoing in this bullet, an “Adverse Recommendation Change”);

•	enter into any agreement in principle, letter of intent, term sheet, merger agreement, acquisition agreement, option agreement or other similar instrument relating to an acquisition proposal; or

•	fail to take all action necessary to enforce, or waive or amend, any confidentiality, standstill or similar agreement to which MSC or any of its subsidiaries is a party or otherwise bound.

MSC also agreed to, and agreed to cause its subsidiaries and its and their representatives to, cease immediately and cause to be terminated any and all existing activities, discussions or negotiations, if any, with any third party and its representatives and its financing sources conducted prior to the date of the merger agreement with respect to any Acquisition Proposal.

“Acquisition Proposal” means, other than the transactions contemplated by the merger agreement, any offer or proposal from any third party relating to (i) any acquisition, purchase, lease or license, direct or indirect, of 15% or more of the consolidated assets of MSC and its subsidiaries or 15% or more of any class of equity or voting securities of MSC or any of its subsidiaries whose assets, individually or in the aggregate, constitute 15% or more of the consolidated assets of MSC, (ii) any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in such third party’s beneficially owning 15% or more of any class of equity or voting securities of MSC or any of its subsidiaries whose assets, individually or in the aggregate, constitute 15% or more of the consolidated assets of MSC or (iii) any merger, consolidation, share exchange, business combination, sale of substantially all the assets, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving MSC or any of its subsidiaries whose assets, individually or in the aggregate, constitute 15% or more of the consolidated assets of MSC.

Notwithstanding the restrictions described above, at any time before the adoption of the merger agreement by MSC’s stockholders:

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MSC, directly or indirectly through advisors, agents or other intermediaries, may (A) engage in negotiations or discussions with any third party and its representatives and financing sources that has made after the date of the merger agreement a bona fide, unsolicited written Acquisition Proposal that the MSC board of directors reasonably believes (after consultation with its outside legal counsel and a financial advisor of nationally recognized reputation) constitutes or could reasonably be expected to lead to a Superior Proposal (as defined below), and (B) thereafter furnish to such third party or its representatives and financing sources nonpublic information relating to MSC or any of its subsidiaries pursuant to a confidentiality agreement with such third party with no material term less favorable to MSC than those contained in the confidentiality agreement dated April 20, 2009 between MSC and Symphony Technology Group (the “Confidentiality Agreement”) and which permits MSC to comply with the terms of the non-solicitation section of the merger agreement; provided that all such information (to the extent that such information has not been previously provided or made available to Parent) is provided or made available to Parent, as the case may be, prior to or substantially concurrently with the time it is provided or made available to such third party) and (C) take any nonappealable, final action that any court of competent jurisdiction orders MSC to take;

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the MSC board of directors may make an Adverse Recommendation Change as a result of the receipt of a Superior Proposal with respect to which no breach of the provisions of the non-solicitation section of the merger agreement occurred, in the event that MSC provides Parent with five business days notice of its intention to do so; and

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subject to compliance with the procedures set forth in the section entitled “—Termination of the Merger Agreement” below, terminate the merger agreement to promptly enter into a definitive agreement with respect to such Superior Proposal;

in each case referred to in the foregoing three bullets only if the MSC board of directors determines in good faith, after consultation with outside legal counsel, that the failure to take such action would be inconsistent with its fiduciary duties under Delaware law.

In addition, nothing contained herein will prevent the MSC board of directors from complying with Rule 14e-2(a) or Rule 14d-9 under the 1934 Act with regard to an Acquisition Proposal; provided that any such action taken or statement made will be deemed to be an Adverse Recommendation Change, other than (A) issuing a “stop, look and listen” disclosure or similar communication of the type contemplated by Rule 14d-9(f) under the 1934 Act or (B) an express rejection of an applicable Acquisition Proposal that also includes an express reaffirmation of the Company Board Recommendation.

“Superior Proposal” means a bona fide, unsolicited written Acquisition Proposal for a majority of the outstanding shares of MSC common stock or all or substantially all of the consolidated assets of MSC and its subsidiaries on terms that the MSC board of directors determines in good faith by a majority vote, taking into account all the terms and conditions of such Acquisition Proposal including the reasonably expected timing and likelihood of the consummation of such Acquisition Proposal, and after considering the advice of a financial advisor of nationally recognized reputation and outside legal counsel, is more favorable to MSC’s stockholders from a financial point of view than as provided hereunder (taking into account any proposed modifications by Parent in response thereto).

The MSC board of directors will not take any of the actions referred to in the three bullet points above unless MSC will have delivered to Parent a prior written notice advising Parent that it intends to take such action at least 24 hours prior to the taking of any such action. In addition, MSC will notify Parent promptly (but in no event later than one business day) after receipt by MSC (or any of its representatives) of any Acquisition Proposal or any request for information in connection with, or which MSC reasonably concludes could lead to, any Acquisition Proposal, indicating, in connection with such notice or proposal, the material terms and conditions thereof (including the name of such person making the proposal or request), and will keep Parent informed as to the status (including changes to the material terms) of such Acquisition Proposal. MSC will also notify Parent promptly (but in no event later than one business day) after receipt by MSC of any request for nonpublic information relating to MSC or any of its subsidiaries or for access to the business, properties, assets, books or records of MSC or any of its subsidiaries by any third party that has made, or, to MSC’s knowledge, is considering making, an Acquisition Proposal.

MSC Board Recommendation. At a meeting duly called and held, the MSC board of directors (1) unanimously determined that the merger agreement and the transactions contemplated thereby were fair and in the best interest of the MSC stockholders, (2) unanimously approved, adopted and declared advisable the merger agreement that the transactions contemplated thereby, (3) unanimously resolved to recommend approval and adoption of the merger agreement by MSC’s stockholders (such recommendation, the “Company Board Recommendation”) and (4) approved and adopted an amendment to the Rights Agreement between MSC and Mellon Investor Services LLC, as rights agent, dated as of October 10, 2008 (the “Rights Agreement”) to render the Rights Agreement inapplicable to the merger, in each case, subject to the recusal of any members of the MSC board of directors.

Company Stockholder Meeting. MSC will cause a meeting of its stockholders (the “Company Stockholder Meeting”) to be duly called and held as soon as reasonably practicable for the purpose of voting on the approval and adoption of the merger agreement and the merger. The MSC board of directors will, (i) subject to the exceptions described in the section entitled “—No Solicitations” above, recommend approval and adoption of the merger agreement, the merger and the other transactions contemplated hereby by MSC’s stockholders, (ii) subject to the exceptions described in the section entitled “—No Solicitations” above, use its reasonable best efforts to obtain the affirmative vote of the holders of a majority of the outstanding shares of MSC common stock (the “Company Stockholder Approval”) and (iii) otherwise comply with all legal requirements applicable to such meeting. For the purposes of the merger agreement, MSC may adjourn or postpone the Company Stockholder Meeting: (i) if and to the extent necessary to provide any necessary supplement or amendment to this proxy statement to MSC’s stockholders in advance of a vote on the merger agreement and the merger or (ii) if, as of the time for which the Company Stockholder Meeting is originally scheduled, there are insufficient shares of MSC common stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Company Stockholder Meeting.

Access to Information; Confidentiality. From the date of the merger agreement until the effective time of the merger and subject to the Confidentiality Agreement, MSC will (i) give to Parent, Parent’s financing sources and its and their respective counsel, financial advisors, auditors and other authorized representatives reasonable access to the offices, properties, books and records of MSC and its subsidiaries, (ii) furnish to Parent, Parent’s financing sources and its and their respective counsel, financial advisors, auditors and other authorized representatives such financial and operating data and other information as such persons may reasonably request and (iii) instruct its employees, counsel, financial advisors, auditors and other authorized representatives to cooperate with Parent and Parent’s financing sources in their investigation of MSC and its subsidiaries. Any investigation pursuant to this paragraph will be conducted in such manner as not to interfere unreasonably with the conduct of the business of MSC and its subsidiaries. No information or knowledge obtained in any investigation pursuant to this paragraph will affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties to consummate the merger in connection with the terms and provisions hereof.

SEC Filings. From the date of the merger agreement until the effective time of the merger, MSC will file all reports, schedules, forms, statements, prospectuses, registration statements and other documents required to be filed by or furnished to the SEC by MSC (collectively, together with any exhibits and schedules thereto and other information incorporated therein, the “Company SEC Documents”). Each Company SEC Document (i) will be filed on a timely basis, including any applicable extensions of time to file, and (ii) will comply, when filed, as to form in all material respects with the applicable requirements of the Securities Act of 1933, as amended (the “1933 Act”), and the 1934 Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Company SEC Documents, each as in effect on the date filed.

Section 16 Matters. Prior to the effective time of the merger, MSC will take all such steps as may be required to cause any dispositions of MSC common stock (including derivative securities with respect to MSC common stock) by each individual who is subject to the reporting requirements of Section 16(a) of the 1934 Act with respect to MSC to be exempt under Rule 16b-3 promulgated under the 1934 Act.

Cash and Working Capital Statement and Balance Sheets. From and after the date of the merger agreement until the effective time of the merger, as soon as reasonably practicable after the close of each fiscal month (and not later than fifteen calendar days thereafter), MSC will deliver to Parent unaudited consolidated balance sheets of MSC, each of which will be prepared in good faith and be accompanied by a certificate executed by the Chief Financial Officer of MSC. Two business days prior to the closing, MSC will deliver to Parent an unaudited statement setting forth a reasonable estimate of each of MSC’s (i) cash (including, without limitation, cash in United States accounts), (ii) cash in United States accounts and (iii) working capital, in each case as of the closing of the merger (the “Cash and Working Capital Statement”), and such documentation supporting the Cash and Working Capital Statement as Parent will reasonably request. The Cash and Working Capital Statement will be prepared in good faith and be accompanied by a certificate executed by the Chief Financial Officer of MSC.

Covenants of Parent

Obligations of Merger Subsidiary. Parent will take all action necessary to cause Merger Subsidiary to perform its obligations under the merger agreement and to consummate the merger on the terms and conditions set forth in the merger agreement.

Voting of Shares. Parent will vote all shares of MSC common stock beneficially owned by it or any of its subsidiaries in favor of adoption of the merger agreement at the Company Stockholder Meeting.

Director and Officer Liability. Parent will cause the surviving corporation, and the surviving corporation hereby agrees, to do the following:

•

For six years after the effective time of the merger, the surviving corporation will indemnify and hold harmless the present and former officers and directors of MSC (each, an “Indemnified Person”) in respect of acts or omissions occurring at or prior to the effective time of the merger to the fullest extent provided under MSC’s certificate of incorporation and bylaws in effect on the date of the merger agreement.

•

Other than such changes as may be required by applicable law, for six years after the effective time of the merger Parent will cause to be maintained in effect provisions in the surviving corporation’s certificate of incorporation and bylaws (or in such documents of any successor to the business of the surviving corporation) regarding elimination of liability of directors, indemnification of officers, directors and employees and advancement of expenses that are no less advantageous to the intended beneficiaries than the corresponding provisions in existence on the date of the merger agreement.

•

Prior to the effective time of the merger, MSC may (after consultation with Parent) or, if MSC fails to do so, Parent will cause the surviving corporation as of the effective time of the merger to, obtain and fully pay the premium for the non-cancellable extension of the directors’ and officers’ liability coverage of MSC’s existing directors’ and officers’ insurance policies and MSC’s existing fiduciary liability insurance policies (collectively, “D&O Insurance”), in each case for a claims reporting or discovery period of six years from and after the effective time of the merger with respect to any claim related to any period or time at or prior to the effective time of the merger from an insurance carrier with the same or better credit rating as MSC’s current insurance carrier with respect to D&O Insurance with terms, conditions, retentions and limits of liability that are no less favorable than the coverage provided under MSC’s existing policies with respect to any actual or alleged error, misstatement, misleading statement, act, omission, neglect, breach of duty or any matter claimed against a director or officer of MSC or any of its subsidiaries by reason of him or her serving in such capacity that existed or occurred at or prior to the effective time of the merger (including in connection with the merger agreement or the transactions or actions contemplated hereby). If the terms, conditions, retentions and limits of liability of the D&O Insurance are more favorable than the coverage provided under MSC’s existing policies, then Parent’s prior written consent to such D&O Insurance will be required. To the extent such “tail” insurance policies are not in place as of and after the effective time of the merger, the surviving corporation will continue to maintain in effect, for a period of six years from and after the effective time of the merger, the D&O Insurance in place as of the date of the merger agreement with MSC’s current insurance carrier or with an insurance carrier with the same or better credit rating as MSC’s current insurance carrier with respect to D&O Insurance with terms, conditions, retentions and limits of liability that are no less favorable than the coverage provided under MSC’s existing policies as of the date of the merger agreement, or the surviving corporation will purchase from MSC’s current insurance carrier or from an insurance carrier with the same or better credit rating as MSC’s current insurance carrier with respect to D&O Insurance comparable D&O Insurance for such six-year period with terms, conditions, retentions and limits of liability that are no less favorable than as provided in MSC’s existing policies as of the date of the merger agreement. In no event will Parent or the surviving corporation be required to expend for such policies pursuant to this or the immediately preceding sentence an amount in excess of 200% of the amount per annum MSC paid in its last full fiscal year and if the aggregate premiums of such insurance coverage exceed such amount, the surviving corporation will be obligated to obtain a policy with the greatest coverage available, with respect to matters occurring prior to the effective time of the merger, for a cost not exceeding such amount.

•

If Parent, the surviving corporation or any of its successors or assigns (i) consolidates with or merges into any other person and will not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any person, then, and in each such case, to the extent necessary, proper provision will be made so that the successors and assigns of Parent or the surviving corporation, as the case may be, will assume the obligations set forth in this paragraph.

•

The rights of each Indemnified Person under this paragraph will be in addition to any rights such person may have under the certificate of incorporation or bylaws of MSC or any of its subsidiaries, or under Delaware law or any other applicable law or under any agreement of any Indemnified Person with MSC or any of its subsidiaries. These rights will survive consummation of the merger and are intended to benefit, and will be enforceable by, each Indemnified Person.

Employee Matters. From and after the effective time of the merger, Parent will provide the employees of MSC and its subsidiaries as of the effective time of the merger (the “Company Employees”) with service credit, under any employee benefit or compensation plan, program or arrangement adopted, maintained or contributed to by Parent or any of its subsidiaries in which Company Employees are eligible to participate, for all periods of employment with MSC or any of its subsidiaries (or their predecessor entities) prior to the effective time of the merger to the extent credited by MSC for purposes of a comparable plan (provided that there will be no duplication of benefits).

Parent will take commercially reasonable steps to cause (i) any pre existing conditions, limitations, eligibility waiting periods or required physical examinations under any welfare benefit plans of Parent or any of its subsidiaries to be waived, to the extent permitted under the terms of such plan as of the date of the merger agreement, with respect to the Company Employees and their eligible dependents and (ii) if MSC’s (or its subsidiaries’) medical, vision or dental benefit plans are terminated prior to the end of a plan year (or the Company Employees are transferred to another medical, vision or dental benefit plan), Company Employees and their dependents who are then participating in a deductible-based medical, vision or dental plan sponsored by MSC to be given credit for deductibles and eligible out-of-pocket expenses incurred toward deductibles and out-of-pocket maximums during the portion of the plan year preceding the termination date (or transfer date) in a comparable deductible-based medical or dental plan of Parent or any of its subsidiaries, to the extent permitted under the terms of such plan as of the date of the merger agreement, for the corresponding benefit plan year.

Parent and MSC will honor, or cause to be honored, in accordance with their terms, all vested or accrued benefit obligations to, and contractual rights of, employees of MSC and its subsidiaries, including any benefits or rights arising as a result of the merger or the transactions contemplated herein (either alone or in combination with any other event), and will hereby assume, or cause to be assumed, in accordance with their terms, certain arrangements of MSC as agreed to by the parties. Nothing herein will create any third-party beneficiary rights or will change the at-will nature of employment of U.S. employees and, to the extent applicable, other at-will employees.

Covenants of Parent and MSC

Reasonable Best Efforts. Subject to the terms and conditions of the merger agreement, MSC and Parent will use their reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable law to consummate the transactions contemplated by the merger agreement as soon as practicable, including (i) preparing and filing as promptly as practicable with any governmental authority or other third party all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents and (ii) obtaining and maintaining all approvals, consents, registrations, permits, authorizations and other confirmations required to be obtained from any governmental authority or other third party that are necessary, proper or advisable to consummate the transactions contemplated by the merger agreement.

Each of Parent and MSC will (i) make an appropriate filing of a notification and report form pursuant to the HSR Act with respect to the transactions contemplated hereby as promptly as practicable, (ii) make any appropriate filings pursuant to the foreign antitrust laws which Parent reasonably determines are necessary or advisable, (iii) supply as promptly as practicable any additional information and documentary material that may be requested pursuant to the HSR Act or by any relevant governmental authority, and (iv) use their reasonable best efforts to take all other actions necessary to cause the expiration or termination of the applicable waiting periods, or obtain any necessary approvals from any governmental authority, under the HSR Act and foreign antitrust laws as soon as practicable. Notwithstanding anything to the contrary contained in the merger agreement, in no event will Parent or any of its subsidiaries or affiliates be obligated to (i) sell or otherwise dispose of, or hold separate and agree to sell or otherwise dispose of, assets, categories of assets or businesses of MSC or Parent or their respective subsidiaries; (ii) terminate existing relationships, contractual rights or obligations of MSC or Parent or their respective subsidiaries or affiliates; (iii) terminate any venture or other arrangement; (iv) create any relationship, contractual rights or obligations of MSC or Parent or their respective subsidiaries or affiliates; or (v) effectuate any other change or restructuring of MSC or Parent or their respective subsidiaries or affiliates.

Certain Filings. MSC and Parent will cooperate with one another (i) in connection with the preparation of this proxy statement, (ii) in determining whether any action by or in respect of, or filing with, any governmental authority is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any material contracts, in connection with the consummation of the transactions contemplated by the merger agreement and (iii) in taking such actions or making any such filings, furnishing information required in connection therewith or with this proxy statement and seeking timely to obtain any such actions, consents, approvals or waivers.

Parent and its counsel will be given a reasonable opportunity to review and comment on this proxy statement each time before it is filed with the SEC, and MSC will give reasonable and good faith consideration to any comments made by Parent and its counsel. MSC will provide Parent and its counsel with (i) any comments or other communications, whether written or oral, that MSC or its counsel may receive from time to time from the SEC or its staff with respect to this proxy statement promptly after receipt of those comments or other communications and (ii) a reasonable opportunity to participate in MSC’s response to those comments or communications and to provide comments on that response (to which reasonable and good faith consideration will be given), including by participating with MSC or its counsel in any discussions or meetings with the SEC.

Public Announcements. Parent and MSC will consult with each other before issuing any press release, having any communication with the press (whether or not for attribution), making any other public statement or scheduling any press conference or conference call with investors or analysts with respect to the merger agreement or the transactions contemplated hereby and, except in respect of any public statement or press release as may be required by applicable law or any listing agreement with or rule of any national securities exchange or association, will not issue any such press release or make any such other public statement or schedule any such press conference or conference call without the prior written consent of the other party.

Further Assurances. At and after the effective time of the merger, the officers and directors of the surviving corporation will be authorized to execute and deliver, in the name and on behalf of MSC or Merger Subsidiary, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of MSC or Merger Subsidiary, any other actions and things to vest, perfect or confirm of record or otherwise in the surviving corporation any and all right, title and interest in, to and under any of the rights, properties or assets of MSC acquired or to be acquired by the surviving corporation as a result of, or in connection with, the merger.

Notices of Certain Events. Each of MSC and Parent will promptly notify the other of:

•	any notice or other communication from any person alleging that the consent of such person is or may be required in connection with the transactions contemplated by the merger agreement;

•	any notice or other communication from any governmental authority in connection with the transactions contemplated by the merger agreement;

•

any actions, suits, claims, investigations or proceedings commenced or, to its knowledge, threatened against, relating to or involving or otherwise affecting MSC or any of its subsidiaries or Parent and any of its subsidiaries, as the case may be, that, if pending on the date of the merger agreement, would have been required to have been disclosed pursuant to any section of the merger agreement or that relate to the consummation of the transactions contemplated by the merger agreement; and

•	the occurrence of any event which will, or is reasonably likely to, result in the failure to satisfy any of the conditions specified in the section entitled “—Conditions to the Merger” below.

Confidentiality. Prior to the effective time of the merger and after any termination of the merger agreement, each of Parent and MSC will hold all confidential documents and information concerning the other party furnished to it or its affiliates in connection with the transactions contemplated by the merger agreement in accordance with the Confidentiality Agreement.

Debt Financing. MSC will use commercially reasonable efforts to, and will cause its subsidiaries and its and their respective representatives to use commercially reasonable efforts to, at Parent’s sole expense for any and all reasonable and documented out-of-pocket expenses directly and solely related thereto (excluding any such fees of MSC’s representatives), provide on a timely basis all such reasonable assistance and cooperation in connection with the arrangement of the debt financing contemplated by the debt commitment letter as may be reasonably requested by Parent (provided that such requested cooperation does not unreasonably interfere with the ongoing operations of MSC and its subsidiaries), including (i) making senior management of MSC reasonably available for customary lender meetings and “roadshow” presentations and cooperating with prospective lenders in performing their due diligence, (ii) subject to the Confidentiality Agreement, providing due diligence materials to the parties to the debt commitment letter or other potential financing sources,

(iii) furnishing all financial statements and financial and other information that are reasonably required (and reasonably available to MSC) in connection with such debt financing, (iv) assisting Parent and its debt financing sources in the preparation of, and executing, if applicable, an offering document and definitive transaction documents for such debt financing and materials for rating agency presentations, (v) cooperating with the marketing efforts of Parent and its debt financing sources for such debt financing, (vi) providing such other documents as may be reasonably requested by Parent (and reasonably available to MSC) in connection therewith, and (vii) facilitating the pledge of collateral (including the release of any Liens, as defined in the merger agreement, on the assets of MSC and its subsidiaries) to secure the debt financing at and after the closing; provided, that none of MSC or any subsidiary, and none of their respective directors, officers or employees, will be required to pay any commitment or other similar fee or incur any other liability in connection with the debt financing prior to the closing.

Parent will use commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to arrange and obtain the debt financing on the terms and conditions described in the debt commitment letter, including commercially reasonable efforts to (i) maintain in effect the debt commitment letter, (ii) satisfy on a timely basis all conditions applicable to Parent and Merger Subsidiary to obtaining the financing (including by consummating the equity financing at or prior to the closing), (iii) enter into definitive agreements with respect thereto on terms and conditions contained in the debt commitment letter or consistent in all material respects with the debt commitment letter, and (iv) consummate the financing at or prior to the closing. If the debt commitment letter will expire or terminate for any reason, Parent will use commercially reasonable efforts to promptly obtain, and will promptly provide MSC with a copy of, a new financing commitment that provides for an amount of financing sufficient to consummate the transactions contemplated hereby and other terms and conditions the aggregate effect of which is not adverse to Parent in comparison with those contained in the debt commitment letter as originally issued (an “Alternate Financing”). Any Alternate Financing may be made by some or all of the lenders that are parties to the debt commitment letter as originally issued or another bona fide lender or lenders acceptable to MSC. Parent will accept any such commitment letter if the funding conditions and other terms and conditions contained therein are not adverse to Parent in comparison with those contained in the debt commitment letter as originally issued.

Conditions to the Merger

The obligations of Parent and Merger Subsidiary, on the one hand, and MSC, on the other hand, to consummate the merger are subject to the satisfaction of the following conditions:

•	the Company Stockholder Approval has been obtained in accordance with Delaware law;

•

no restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the merger has effect after July 7, 2009 and will still be in effect, and there has not been instituted or pending any action or proceeding by any governmental authority challenging or seeking to make illegal, to delay materially or otherwise restrain or prohibit the consummation of the merger or seeking to obtain material damages with respect to the merger;

•	any applicable waiting period under the HSR Act and the ARC relating to the merger has expired or been terminated; and

•	all actions by or in respect of, or filings with, any governmental authority, required to permit the consummation of the merger has been taken, made or obtained.

The obligations of Parent and Merger Subsidiary to consummate the merger are subject to the satisfaction of the additional following conditions:

•	MSC has performed in all material respects its respective obligations on or before the date on which the transactions contemplated by the merger agreement are to be completed;

•

the representations and warranties of MSC contained in the merger agreement (other than representations and warranties relating to the number of outstanding shares, options and stock units and the absence of a material adverse effect) or in any certificate or other writing delivered by MSC pursuant hereto (disregarding all materiality and material adverse effect qualifications contained therein) were true and correct at and as of the date of the merger agreement and at and as of the effective time of the merger as if made at and as of such time (other than representations and warranties that by their terms address matters only as of another specified time, which will be true only as of such time), with only such exceptions as have not had and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on MSC;

•

the representations and warranties of MSC relating to outstanding shares, options and stock units made in the merger agreement were true and correct in all but de minimus respects on the date made and as of the effective time of the merger (other than to the extent expressly made as of a specified date, which need only be true and correct as of such specified date);

•

there has not been any event, occurrence, development or state of circumstances or facts that has had or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on MSC;

•	Parent has received a certificate signed on MSC’s behalf by an executive officer of MSC as to the satisfaction of the conditions described in the preceding four bullets;

•

the holders of not more than 17.5% of the shares of outstanding capital stock of MSC shall have failed to vote in favor of the merger or consented thereto in writing and have demanded appraisal rights (we refer to such shares as dissenting shares) (provided that no shares of MSC common stock beneficially owned by Elliott Associates, L.P. or its affiliates will be deemed to be dissenting shares for purposes of such calculation); for the avoidance of doubt, all shares of MSC common stock beneficially owned by Elliott Associates, L.P. and its affiliates will be included in the determination of the outstanding capital stock of MSC in the immediately preceding clause;

•

MSC has at least (1) $143,000,000 in cash as of the closing of the merger, as reflected in the cash and working capital statement provided to Parent (which we refer to as the cash and working capital statement) and (2) of such amount of cash reflected in the cash and working capital statement as of the closing of the merger, an amount of cash equal to at least the greater of (x) the amount of cash set forth in the cash and working capital statement and (y) an amount between $8,000,000 and $18,000,000 selected by Parent and provided in a written notice by Parent to MSC is held in U.S. accounts;

•	MSC has at least $113,000,000 in working capital as of the closing of the merger, as reflected in the cash and working capital statement;

•	Parent has received a certificate signed by MSC’s Chief Financial Officer as to the satisfaction of the conditions described in the preceding two bullets; and

•	MSC has deposited $109,250,000 in cash with the exchange agent.

The obligation of MSC to consummate the merger is subject to the satisfaction of the additional following conditions:

•

Parent and Merger Subsidiary have performed in all material respects their respective obligations on or before the date on which the transactions contemplated by the merger agreement are to be completed;

•

the representations and warranties of Parent contained in the merger agreement or in any certificate or other writing delivered by Parent pursuant thereto (disregarding all materiality and material adverse effect qualifications contained therein) were true at and as of the effective time of the merger as if made at and as of such time (other than representations and warranties that by their terms address matters only as of another specified time, which will be true only as of such time), with only such exceptions as have not had and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on Parent; and

•	MSC has received a certificate signed on Parent’s behalf by an executive officer of Parent as to the satisfaction of the conditions described in the preceding two bullets.

The above conditions may be amended or waived prior to the effective time of the merger if such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to the merger agreement or, in the case of a waiver, by each party against whom the waiver is to be effective. However, subsequent to the adoption of the merger agreement by MSC’s stockholders, no such amendment or waiver will be made that requires the approval of MSC’s stockholders under Delaware law unless the required further approval is obtained.

Termination of the Merger Agreement

MSC and Parent may terminate the merger agreement by mutual written consent at any time before the consummation of the merger. In addition, with certain exceptions, either MSC or Parent may terminate the merger agreement at any time before the consummation of the merger if:

•

the merger is not consummated before November 7, 2009 (which we refer to as the end date); provided, that the right to terminate the merger agreement pursuant to this bullet will not be available to any party whose breach of any provision of the merger agreement results in the failure of the merger to be consummated by such time;

•

there will be any restraining order, permanent injunction or other order issued by any governmental authority or other legal restraint or prohibition that (A) makes consummation of the merger illegal or otherwise prohibited or (B) enjoins MSC or Parent from consummating the merger and such injunction will have become final and nonappealable; or

•	at the Company Stockholder Meeting (including any adjournment or postponement thereof), the Company Stockholder Approval will not have been obtained.

MSC may also terminate the merger agreement if:

•

prior to the receipt of approval of the adoption of the merger agreement by MSC’s stockholders, the MSC board of directors authorizes MSC, in compliance with the terms of the merger agreement, to promptly enter into a binding written definitive agreement concerning a Superior Proposal, provided that concurrently with such termination, MSC pays the Termination Fee described below and provided further that (1) MSC notifies Parent, in writing and at least five business days prior to such termination, promptly of its intention to terminate the merger agreement and enter into a binding written definitive agreement concerning such Superior Proposal and (2) if Parent makes an offer prior to the expiration of such five business day period, the MSC board of directors determines in good faith, after consultation with its financial advisors and outside legal counsel, that the Superior Proposal continues to be a Superior Proposal in light of Parent’s offer; or

•

a breach of any representation or warranty or failure to perform any covenant or agreement on the part of Parent or Merger Subsidiary such that the conditions to the merger relating to the accuracy of Parent’s or Merger Subsidiary’s representations, warranties and covenants would not be satisfied if such breach or failure to perform continued on the closing date, and such condition is incapable of being cured or, if capable of being cured, has not been cured within thirty days after written notice thereof will have been received by Parent.

Parent may also terminate the merger agreement if:

•	an Adverse Recommendation Change has occurred;

•

a breach of any representation or warranty or failure to perform any covenant or agreement on the part of MSC such that the conditions to the merger relating to the accuracy of MSC’s representations, warranties and covenants would not be satisfied if such breach or failure to perform continued on the closing date, and such condition is incapable of being cured or, if capable of being cured, has not been cured within thirty days after written notice thereof will have been received by MSC;

•

MSC has intentionally and materially breached any of its obligations related to this stockholder meeting, including the MSC board of director’s failure to recommend approval and adoption of the merger agreement; or

•	MSC or any of its representatives has intentionally and materially breached any of its obligations under the nonsolicitation provisions described in the section entitled “—No Solicitations”.

The party desiring to terminate the merger agreement (other than in the case of termination by mutual written consent) must give notice of termination to the other party.

Termination Fees and Expenses

If the merger agreement is terminated, the merger agreement will become void and of no effect (other than the provisions hereof that survive termination pursuant to the immediately succeeding sentence) without liability of any party (or any stockholder, director, officer, employee, agent, consultant or representative of such party) to the other party hereto; provided that, if such termination will result from the willful failure of either party to perform a covenant hereof, then, subject to the sections entitled “—Termination Fee” and “—Reverse Termination Fee” below, such party will be fully liable for any and all liabilities and damages incurred or suffered by the other party as a result of such failure. The provisions set forth in this paragraph and in the sections of the merger agreement regarding confidentiality, expenses, governing law, jurisdiction and waiver of jury trial will survive any termination of the merger agreement.

Termination Fee. If the merger agreement is terminated by Parent pursuant to the provisions described in the first, third or fourth bullet point in the third paragraph under the section entitled “—Termination of the Merger Agreement” above or by MSC pursuant to the provisions described in the first bullet point in the second paragraph under the section entitled “—Termination of the Merger Agreement” above, then MSC will pay to Parent in immediately available funds $11,800,000 (the “Termination Fee”), in the case of a termination by Parent, within one business day after such termination and, in the case of a termination by MSC, immediately before and as a condition to such termination.

If (A) the merger agreement is terminated by Parent pursuant to the second bullet point in the third paragraph under the section entitled “—Termination of the Merger Agreement” above or by Parent or MSC pursuant to the first or third bullet point in the first paragraph under the section entitled “—Termination of the Merger Agreement” above, (B) after the date of the merger agreement and prior to such termination, an Acquisition Proposal will have been publicly announced or otherwise been communicated to the MSC board of directors or its stockholders and (C) within 12 months following the date of such termination, MSC (I) enters into a definitive agreement with respect to an Acquisition Proposal, which Acquisition Proposal is subsequently consummated (whether or not such consummation occurs during such 12-month period), or (II) consummates a transaction contemplated by any Acquisition Proposal (provided that for purposes of this clause (C), each reference to “15%” in the definition of Acquisition Proposal will be deemed to be a reference to “50%”), then MSC will pay to Parent in immediately available funds, concurrently with the occurrence of the applicable event described in clause (C), the Termination Fee.

Reverse Termination Fee. Parent will pay MSC a termination fee equal to $16,800,000 (the “Reverse Termination Fee”) in the event that as of the end date all the conditions to the merger set forth in the first and second paragraphs under the section entitled “—Conditions to the Merger” have been satisfied or waived (other than any conditions for which the failure to be so satisfied resulted from Parent’s or Merger Subsidiary’s breach of any provision of the merger agreement), and notwithstanding the foregoing, the effective time of the merger will not have occurred due to a breach of the merger agreement by Parent or Merger Subsidiary, and the merger agreement is subsequently terminated by MSC pursuant to the first bullet of the first paragraph under the section entitled “—Termination of the Merger Agreement” above or the second bullet point of the second paragraph under the section entitled “—Termination of the Merger Agreement” above. The Reverse Termination Fee will be paid by Parent by wire transfer of same-day funds within one business day after the termination of the merger agreement.

Elliott Termination Fee Agreement. Also in connection with the merger agreement, the Elliott Investors entered into an agreement dated July 7, 2009 with the STG Investors (the “Termination Fee Agreement”) pursuant to which, in the event that Parent is required to pay the Reverse Termination Fee (as defined in the section entitled “The Merger Agreement—Termination Fees and Expenses”) to MSC, the Elliott Investors will reimburse Parent an amount of cash equal to the Elliott Investors’ pro rata portion of the Reverse Termination Fee (based on the portion of the merger consideration being contributed by the Elliott Investors). If MSC is required to pay the Termination Fee (as defined in the section entitled “The Merger Agreement—Termination Fees and Expenses”) to Parent, Parent will pay an affiliate of the Elliott Investors a portion of this fee.

Limited Guarantee

In connection with the merger agreement, the STG Investors entered into a limited guarantee pursuant to which each has, subject to the terms of the limited guarantee, absolutely, unconditionally and irrevocably guaranteed on a several and not joint basis the due and punctual performance by Parent of its Reverse Termination Fee and expense reimbursement obligations under the merger agreement (see the section entitled “—Termination Fees and Expenses” above). Under the limited guarantee, the maximum liability of each of STG III and STG III-A is $14,832,720 and $1,967,280 respectively (plus its pro rata portion of any costs and expenses incurred by MSC in enforcing its right to the termination fee, when such fee is payable pursuant to the terms of the merger agreement), and the limited guarantee is MSC’s sole recourse against the STG Investors and their affiliates and other related persons. The limited guarantee will remain in full force and effect until the earlier of (i) the effective time of the merger, (ii) the termination of the merger agreement in accordance with its terms (except a termination to which Parent is obligated to pay the Reverse Termination Fee), (iii) 180 days after any termination of the merger agreement in the circumstances where the Reverse Termination Fee is payable by the Parent, if a claim has not been made under the limited guarantee prior to that time, and (iv) the assertion of any litigation by MSC or its affiliates relating to the limited guarantee that claims that the limitations on liability set forth in the limited guarantee are illegal, invalid or unenforceable or asserting any liability against the STG Investors, Parent, Merger Subsidiary or their affiliates other than the obligations under the limited guarantee.

Limitation of Liability

Notwithstanding anything in the Merger Agreement to the contrary, the maximum aggregate liability of Parent and Merger Subsidiary for any loss suffered by MSC as a result of the failure of the merger to be consummated or for a breach or failure to perform under the Merger Agreement, which we also refer to in the Merger Agreement and this Proxy Statement as Company Damages, or otherwise (inclusive of the Reverse Termination Fee), will be limited to an amount equal to the Reverse Termination Fee, plus any interest and costs that become due. In no event may MSC or any of its affiliates seek (x) any such damages in excess of such amount, (y) any such damages in any amount if the Reverse Termination Fee has been paid or (z) any other recovery, judgment, or damages of any kind, including equitable relief or consequential, indirect, or punitive damages, against Parent, Merger Subsidiary, the STG Investors or any of their respective former, current or future general or limited partners, shareholders, managers, members, directors, officers, employees, affiliates or representatives, which we refer to, collectively, in the Merger Agreement and this Proxy Statement as Parent Related Parties, in connection with the Merger Agreement or the transactions contemplated thereby.

Subject to the limitations contained in the Merger Agreement and in the STG Investors’ limited guarantee, recourse against Parent under the Merger Agreement and the STG Investors under the limited guarantee will be the sole and exclusive remedy of MSC and its affiliates against Parent, Merger Subsidiary, the STG Investors or the Parent Related Parties for any loss suffered as a result of the failure of the merger to be consummated or for a breach or failure to perform under the Merger Agreement or otherwise and upon payment of such amount none of the Parent Related Parties shall have any further liability or obligation relating to or arising out of the merger agreement, except for any interest and costs that become due.

SUBMISSION OF STOCKHOLDER PROPOSALS

If the merger is consummated, we will no longer have public stockholders, and there will be no public participation in any future meeting of stockholders. However, if the merger is not completed or if we are otherwise required to do so under applicable law, we would hold a 2010 annual meeting of stockholders. We had previously set the deadline for submitting proposals for inclusion in MSC’s proxy statement relating to the 2010 annual meeting to be December 11, 2009. Any stockholder proposal received after December 11, 2009 will not be considered timely for inclusion in the proxy materials. A stockholder proposal to be presented at the 2010 annual meeting but not submitted for inclusion in MSC’s proxy statement and form of proxy must be received by us not less than 30 nor more than 90 days prior to the date of the 2010 annual meeting, unless we give less than 40 days’ prior notice of the meeting, in which case notice of the stockholder proposal must be received by us by the close of business on the tenth day after the date notice of the 2010 annual meeting is first mailed to stockholders. A stockholder submitting such a proposal must comply with the requirements of our Restated Bylaws and any applicable requirements of the 1934 Act and the rules and regulations promulgated thereunder.

APPRAISAL RIGHTS

Under Delaware law, you have the right to dissent from the merger and to receive payment in cash for the fair value of your shares of MSC common stock as determined by the Delaware Court of Chancery, together with interest, if any, as determined by the court, in lieu of the consideration you would otherwise be entitled to pursuant to the merger agreement. These rights are known as appraisal rights. Stockholders electing to exercise appraisal rights must comply with the provisions of Section 262 of Delaware law in order to perfect their rights. We will require strict compliance with the statutory procedures.

The following is intended as a brief summary of the material provisions of the Delaware statutory procedures required to be followed by a stockholder in order to dissent from the merger and perfect appraisal rights.

This summary, however, is not a complete statement of all applicable requirements and is qualified in its entirety by reference to Section 262 of Delaware law, the full text of which appears in Annex C to this proxy statement. Failure to precisely follow any of the statutory procedures set forth in Section 262 of Delaware law may result in a termination or waiver of your appraisal rights. All references in this summary to a “stockholder” are to the record holder of shares of MSC common stock unless otherwise indicated.

Section 262 requires that stockholders for whom appraisal rights are available be notified not less than 20 days before the stockholders’ meeting to vote on the merger that appraisal rights will be available. A copy of Section 262 must be included with such notice. This proxy statement constitutes our notice to MSC’s stockholders of the availability of appraisal rights in connection with the merger in compliance with the requirements of Section 262. If you wish to consider exercising your appraisal rights, you should carefully review the text of Section 262 contained in Annex C to this proxy statement since failure to timely and properly comply with the requirements of Section 262 will result in the loss of your appraisal rights under Delaware law.

If you elect to demand appraisal of your shares, you must satisfy each of the following conditions:

•

You must deliver to us a written demand for appraisal of your shares before the vote with respect to the merger is taken. This written demand for appraisal must be in addition to and separate from any proxy or vote abstaining from or voting against the adoption and approval of the merger agreement and the merger. Voting against or failing to vote for the adoption and approval of the merger agreement and the merger by itself does not constitute a demand for appraisal within the meaning of Section 262.

•

You must not vote in favor of, or consent in writing to, the adoption and approval of the merger agreement and the merger. A vote in favor of the adoption and approval of the merger agreement and merger, by proxy, over the Internet, by telephone or in person, will constitute a waiver of your appraisal rights in respect of the shares so voted and will nullify any previously filed written demands for appraisal. A proxy which does not contain voting instructions will, unless revoked, be voted in favor of the adoption and approval of the merger agreement and the merger. Therefore, a stockholder who votes by proxy and who wishes to exercise appraisal rights must vote against the merger agreement and the merger or abstain from voting on the merger agreement and the merger.

•

You must continue to hold your shares of MSC common stock through the effective date of the merger. Therefore, a stockholder who is the record holder of shares of MSC common stock on the date the written demand for appraisal is made but who thereafter transfers the shares prior to the effective date of the merger will lose any right to appraisal with respect to such shares.

If you fail to comply with any of these conditions and the merger is completed, you will be entitled to receive the merger consideration, but you will have no appraisal rights with respect to your shares of MSC common stock.

All demands for appraisal should be addressed to MSC.Software Corporation, 2 MacArthur Place, Santa Ana, California 92707, Attn: Corporate Secretary, and must be delivered before the vote on the merger agreement is taken at the special meeting and should be executed by, or on behalf of, the record holder of the shares of common stock. The demand must reasonably inform us of the identity of the stockholder and the intention of the stockholder to demand appraisal of his, her or its shares.

To be effective, a demand for appraisal by a holder of common stock must be made by, or in the name of, such registered stockholder, fully and correctly, as the stockholder’s name appears on his or her stock certificate(s). Beneficial owners who do not also hold the shares of record may not directly make appraisal demands to us. The beneficial holder must, in such cases, have the registered owner, such as a broker, bank, trust or other nominee, submit the required demand in respect of those shares. If shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of a demand for appraisal should be made by or for the fiduciary; and if the shares are owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand should be executed by or for all joint owners. An authorized agent, including an authorized agent for two or more joint owners, may execute the demand for appraisal for a stockholder of record; however, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, he or she is acting as agent for the record owner. A record owner, such as a broker, who holds shares as a nominee for others, may exercise his or her right of appraisal with respect to the shares held for one or more beneficial owners, while not exercising this right for other beneficial owners. In that case, the written demand should state the number of shares as to which appraisal is sought. Where no number of shares is expressly mentioned, the demand will be presumed to cover all shares held in the name of the record owner.

If you hold your shares of common stock in a brokerage account or in other nominee form and you wish to exercise appraisal rights, you should consult with your broker, bank, trust or the other nominee to determine the appropriate procedures for the making of a demand for appraisal by the nominee.

Within 10 days after the effective time of the merger, the surviving corporation must give written notice that the merger has become effective to each stockholder who has properly filed a written demand for appraisal and who did not vote in favor of the merger agreement and the merger. At any time within 60 days after the effective time of the merger, any stockholder who has demanded an appraisal, and who has not commenced an appraisal proceeding or joined that proceeding as a named party, has the right to withdraw the demand and to accept the cash payment specified by the merger agreement for his or her shares of common stock; after this period, the stockholder may withdraw such demand for appraisal only with the consent of the surviving corporation. Within 120 days after the effective date of the merger, any stockholder who has complied with Section 262 will, upon written request to the surviving corporation, be entitled to receive a written statement setting forth the aggregate number of shares not voted in favor of the merger agreement and the merger and with respect to which demands for appraisal rights have been received and the aggregate number of holders of such shares. A person who is the beneficial owner of shares of common stock held in a voting trust or by a nominee on behalf of such person may, in such person’s own name, request from the corporation the statement described in the previous sentence. Such written statement will be mailed to the requesting stockholder within 10 days after such written request is received by the surviving corporation or within 10 days after expiration of the period for delivery of demands for appraisal, whichever is later. Within 120 days after the effective time of the merger, either the surviving corporation or any stockholder who has complied with the requirements of Section 262 and who is otherwise entitled to appraisal rights may file a petition in the Delaware Court of Chancery demanding a determination of the fair value of the shares held by all stockholders entitled to appraisal. A person who is the beneficial owner of shares of MSC common stock held in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file the petition described in the previous sentence. Upon the filing of the petition by a stockholder, service of a copy of such petition will be made upon MSC, as the surviving corporation. The surviving corporation has no obligation to file such a petition in the event there are dissenting stockholders. Accordingly, the failure of a stockholder to file such a petition within the period specified could nullify the stockholder’s previously written demand for appraisal. There is no present intent on the part of MSC to file an appraisal petition, and stockholders seeking to exercise appraisal rights should not assume that MSC will file such a petition or that MSC will initiate any negotiations with respect to the fair value of such shares. Accordingly, stockholders who desire to have their shares appraised should initiate any petitions necessary for the perfection of their appraisal rights within the time periods and in the manner prescribed in Section 262.

If a petition for appraisal is duly filed by a stockholder and a copy of the petition is delivered to the surviving corporation, the surviving corporation will then be obligated, within 20 days after receiving service of a copy of the petition, to provide the Delaware Court of Chancery with a duly verified list containing the names and addresses of all stockholders who have demanded an appraisal of their shares and with whom agreements as to the value of their shares have not been reached by the surviving corporation. After notice to dissenting stockholders who demanded appraisal of their shares, the Delaware Court of Chancery is empowered to conduct a hearing upon the petition, and to determine those stockholders who have complied with Section 262 and who have become entitled to the appraisal rights provided thereby. The Delaware Court of Chancery may require the stockholders who have demanded appraisal for their shares to submit their stock certificates to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with that direction, the Delaware Court of Chancery may dismiss the proceedings as to that stockholder.

After determination of the stockholders entitled to appraisal of their shares of common stock, the Delaware Court of Chancery will appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger, together with interest, if any. Unless the Delaware Court of Chancery in its discretion determines otherwise for good cause shown, interest from the effective date of the merger through the date of payment of the judgment will be compounded quarterly and will accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. When the value is determined, the Delaware Court of Chancery will direct the payment of such value, with interest thereon accrued during the pendency of the proceeding, if the Delaware Court of Chancery so determines, to the stockholders entitled to receive the same, upon surrender by such holders of the certificates representing those shares.

In determining fair value, and, if applicable, interest, the Delaware Court of Chancery is required to take into account all relevant factors. In Weinberger v. UOP, Inc., the Delaware Supreme Court discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that “proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court” should be considered, and that “fair price obviously requires consideration of all relevant factors involving the value of a company.”

Section 262 provides that fair value is to be “exclusive of any element of value arising from the accomplishment or expectation of the merger.” In Cede & Co. v. Technicolor, Inc., the Delaware Supreme Court stated that such exclusion is a “narrow exclusion [that] does not encompass known elements of value,” but which rather applies only to the speculative elements of value arising from such accomplishment or expectation. In Weinberger, the Delaware Supreme Court construed Section 262 to mean that “elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered.”

You should be aware that the fair value of your shares as determined under Section 262 could be more than, the same as, or less than the value that you are entitled to receive under the terms of the merger agreement.

Costs of the appraisal proceeding may be imposed upon the surviving corporation and the stockholders participating in the appraisal proceeding by the Delaware Court of Chancery as the Court deems equitable in the circumstances. Upon the application of a stockholder, the Delaware Court of Chancery may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts, to be charged pro rata against the value of all shares entitled to appraisal. Any stockholder who had demanded appraisal rights will not, after the effective time of the merger, be entitled to vote shares subject to that demand for any purpose or to receive payments of dividends or any other distribution with respect to those shares, other than with respect to payment as of a record date prior to the effective time of the merger; however, if no petition for appraisal is filed within 120 days after the effective time of the merger, or if the stockholder delivers a written withdrawal of his or her demand for appraisal and an acceptance of the terms of the merger within 60 days after the effective time of the merger, then the right of that stockholder to appraisal will cease and that stockholder will be entitled to receive the cash payment for shares of his, her or its shares of Class A common stock pursuant to the merger agreement. No appraisal proceeding in the Delaware Court of Chancery will be dismissed as to any stockholder without the prior approval of the Court, and such approval may be conditioned upon such terms as the Delaware Court of Chancery deems just; provided, however, that any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party will maintain the right to withdraw its demand for appraisal and to accept the cash that such holder would have received pursuant to the merger agreement within 60 days after the effective date of the merger.

In view of the complexity of Section 262, stockholders who may wish to dissent from the merger and pursue appraisal rights should consult their legal advisors.

MARKET PRICE OF COMMON STOCK

We eliminated payment of dividends in September 1996 and do not anticipate paying a dividend in the foreseeable future.

MSC common stock is traded on the NASDAQ Global Select Market under the symbol “MSCS”. The following table sets forth the high and low sales prices of MSC common stock for the periods indicated as reported by the NASDAQ Global Select Market. The following table sets forth for the high and low sale prices for our common stock as reported by the NASDAQ Global Select Market:

	Common Stock Price
Fiscal Period	High	Low
Year Ended December 31, 2007
First Quarter	$15.95	$12.44
Second Quarter	$14.13	$12.31
Third Quarter	$14.73	$11.44
Fourth Quarter	$14.50	$11.40
Year Ended December 31, 2008
First Quarter	$14.03	$11.82
Second Quarter	$13.73	$10.95
Third Quarter	$13.89	$10.11
Fourth Quarter	$10.72	$5.76
Year Ended December 31, 2009
First Quarter	$7.27	$3.98
Second Quarter	$7.73	$5.51
Third Quarter (through August 20, 2009)	$7.50	$6.71

The closing sale price of our common stock on the NASDAQ Global Select Market on July 7, 2009, the last trading day prior to the announcement of the merger, was $6.75. On August 20, 2009, the most recent practicable date before this proxy statement was printed, the closing price for our common stock on the NASDAQ Global Select Market was $7.45 per share. You are encouraged to obtain current market quotations for our common stock in connection with voting your shares. Following the merger, there will be no market for our common stock.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the ownership of our shares as of August 17, 2009 by: (i) each of our current directors and director nominees; (ii) each of our named executive officers; (iii) all of our current executive officers and directors as a group; and (iv) all those known by us to be beneficial owners of more than five percent of our shares. Five percent or greater stockholder information is based on information contained in Schedule 13D/13G filings. Unless otherwise indicated, the address of each of the beneficial owners listed in this table is: c/o MSC.Software Corporation, 2 MacArthur Place, Santa Ana, California 92707.

Name and Address of Beneficial Owner	Common Stock Ownership [1]		Options Exercisable within 60 Days [2]	Percent of Class [3]
Elliott Associates, L.P. [4] 712 Fifth Avenue New York, NY 10019	6,060,058		—	13.30%

Morgan Stanley [5] 2585 Broadway New York, NY 10036	2,718,546		—	5.97%

Randolph H. Brinkley	—		25,000	*
Donald Glickman	18,000		30,000	*
William F. Grun	18,285		30,000	*
Masood A. Jabbar	—		—	*
Robert A. Schriesheim	—		25,000	*
Ashfaq A. Munshi [6]	—		35,000	*
William J. Weyand [7]	468,301	**	15,000	1.06%
Glenn R. Wienkoop [8]	89,915	**	0	*
John A. Mongelluzzo [9]	51,499		245,000	*
Sam M. Auriemma [10]	8,471		95,000	*
Amir A. Mobayen [11]	44,867		135,475	*
All current directors and executive officers as a group (9 persons)	141,122		620,475	1.65%

*	Holdings represent less than 1% of all shares outstanding.

**	Based on information available to the Company as of April 1, 2009.

[1]	Unless otherwise indicated, the person indicated has direct or beneficial ownership of, and sole voting and investment power over, such shares.

[2]

The amounts shown in this column include vested stock options and stock options that will vest within 60 days of August 17, 2009. If the underlying shares are acquired, the director or executive officer would have sole discretion as to voting and investment.

[3]

All expressions of percent of class held assume that the vested options, if any, of the particular person or group in question, and no others, have been exercised or that such person’s restricted stock units or performance units have been settled in shares of common stock. Percent of class is based on 45,566,176 shares of our common stock outstanding on August 17, 2009.

[4]

Based upon information set forth in amendment No. 3 to a Schedule 13D filed under the Exchange Act by Elliott Associates, L.P. dated July 14, 2009. Shares are beneficially owned by Elliott Associates, L.P. and its wholly owned subsidiaries, and Elliott International, L.P. and Elliott International Capital Advisors, Inc. and other Stockholders pursuant to the Voting Agreements (the “Reporting Persons”). The Reporting Persons have sole and shared powers to vote or to direct the vote or dispose or to direct the disposition of the aggregate amount of shares held by the Reporting Persons.

[5]	Based upon information set forth in a Schedule 13G filed under the Securities Exchange Act of 1934 by Morgan Stanley dated February 16, 2009 for the year ended December 31, 2008.

[6]

Mr. Munshi was granted a 44,843 share restricted stock unit award on March 11, 2009 that will vest in full one year from the date of grant (March 11, 2010) if he is still employed by or serves on the Board of the Company. In addition, Mr. Munshi holds a total of 45,000 non-qualified stock options that were awarded to him as a Director of the Company of which 35,000 are vested and 10,000 will vest on January 1, 2010 as long as he is still a Director or employee of the Company. While serving as an officer of the Company Mr. Munshi will not be eligible for the automatic director 10,000 share non-qualified stock option grant awarded to all outside directors on the first trading day of each year.

[7]

The 468,301 shares beneficially owned represents 50,000 shares of restricted stock purchased by Mr. Weyand under a restricted stock agreement; 115,000 shares acquired by Mr. Weyand through open market purchases on November 27, 2006 and November 28, 2006 at prices ranging from $13.43—$13.60; 70,000 shares acquired by Mr. Weyand through open market purchases on September 10, 2007 through September 14, 2007 at prices ranging from $12.18—$13.50; the vesting of 66,250 performance stock units on February 8, 2007 (remainder of 100,000 share performance stock unit award after 33,750 shares were withheld by us to pay underlying taxes); the vesting of 120,100 restricted stock units on March 1, 2007 (remainder of a 200,000 share restricted stock unit award after 79,900 shares were withheld by us to pay underlying taxes); the vesting of 8,362 restricted stock units on February 10, 2008 (remainder of the first vesting of 12,500 shares after 4,138 were withheld by us to pay underlying taxes); the vesting of 7,632 restricted stock units on April 4, 2008 (remainder of an 11,382 restricted stock unit award after 3,750 shares were withheld by us to pay underlying taxes); the vesting of 8,206 restricted stock units on February 10, 2009 (remainder of 12,500 second vesting of a restricted stock unit after 4,294 shares were withheld by us to pay underlying taxes); and the vesting of 22,751 restricted stock units on March 5, 2009 (remainder of 33,334 first vesting of a restricted stock unit after 10,583 were withheld by us to pay underlying taxes). On February 10, 2005, Mr. Weyand was granted 450,000 stock options under the terms of the MSC.Software Corporation 2006 Performance Incentive Plan (the “2006 Plan”) that was fully vested at the time of his separation of service from the Company as Chief Executive Officer and Chairman effective March 11, 2009 (the “Separation Date”); this stock option grant expired 90 days after Mr. Weyand’s Separation Date. On February 9, 2007, Mr. Weyand was granted 150,000 stock options under the terms of the 2006 Plan that would have vested in full on the fourth anniversary date of the grant; this option grant was cancelled upon his Separation Date. Mr. Weyand also holds 15,000 non-qualified stock options that were granted to him as a non-employee director. These options will expire on March 10, 2010. On February 10, 2007 Mr. Weyand was granted a 50,000 share restricted stock unit award under the 2006 Plan and restricted stock unit agreement that would have vested in four installments on the first four anniversary dates of the award of which 25,000 unvested restricted stock units were cancelled on his Separation Date. On March 5, 2008, Mr. Weyand was granted a 100,000 share restricted stock unit award under the 2006 Plan and restricted stock unit agreement that would have vested ratably over a three year period beginning on the first anniversary date of the grant of which 66,666 unvested restricted stock units were cancelled on his Separation Date.

[8]

The 89,915 shares beneficially owned represents 20,000 shares acquired through an open market purchase on November 27, 2006 at $13.52 per share; the vesting of 22,927 restricted stock units on October 27, 2007 (remainder of the 33,334 first vesting amount after 10,407 shares were withheld by us to pay underlying taxes); the vesting on February 18, 2008 of 3,869 performance stock units (remainder of the 6,111 first vesting after 2,242 shares were withheld by us to pay underlying taxes); the vesting on March 18, 2008 of 3,723 restricted stock units (remainder of a 5,383 restricted stock unit award granted on February 18, 2008 after 1,660 shares were withheld by us to pay underlying taxes); the vesting on October 27, 2008 of 22,808 restricted stock units (remainder of a 33,333 share second vesting after 10,525 shares were withheld by us to pay underlying taxes); and the vesting on February 26, 2009 of 16,588 restricted stock units (remainder of a 25,000 share first vesting of the restricted stock unit after 8,412 shares were withheld by us to pay underlying taxes). On August 15, 2005, Mr. Wienkoop was granted 275,000 stock options that vested annually in four equal installments that began on August 15, 2006 of which 206,250 vested; 68,750 unvested options were cancelled after Mr. Wienkoop’s separation from the Company as Chief Operating Officer and President on March 11, 2009 (“Separation Date”) and the 206,250 vest options expired 90 days after Mr. Wienkoop’s Separation Date. On July 10, 2007, Mr. Wienkoop was granted a 160,000 share stock option under the 2006 Plan and stock option agreement that vested annually in four equal installments beginning on July 10, 2008 of which 40,000 shares vested; 120,000 unvested shares were cancelled on his Separation Date and the 40,000 vested options expired 90 days from Mr. Wienkoop’s Separation Date. On October 27, 2006, Mr. Wienkoop was granted a 100,000 share restricted stock unit award under the 2006 Plan and restricted stock unit agreement that vested ratably over a three year period beginning on the first anniversary date of the grant of which 33,333 unvested units were cancelled on his Separation Date. On February 26, 2008, Mr. Wienkoop was granted a 75,000 share restricted stock unit award under the 2006 Plan and restricted stock unit agreement that vested ratably over a three year period beginning on the first anniversary date of the grant of which 50,000 unvested units were cancelled on his Separation Date.

[9]

The 51,499 shares beneficially owned represents 7,700 shares acquired through an open market purchase on November 21, 2006 at $12.94 per share; the vesting of 14,856 restricted stock units on October 27, 2007 (remainder of the 21,667 first vesting amount after 6,811 shares were withheld by us to pay underlying taxes); the vesting on February 19, 2008 of 2,440 performance stock units (remainder of the 3,889 first vesting after 1,449 shares were withheld by us to pay underlying taxes); the vesting on March 18, 2008 of 3,002 restricted stock units (remainder of a 4,337 restricted stock unit award granted on February 18, 2008 after 1,335 shares were withheld by us to pay underlying taxes); the vesting on October 27, 2008 of 14,964 restricted stock units (remainder of a 21,667 second vesting after 6,703 shares were withheld by us to pay underlying taxes); and the vesting on February 26, 2009 of 8,537 restricted stock units (remainder of a 13,334 first vesting after 4,797 shares were withheld by us to pay underlying taxes) . On March 9, 2005, Mr. Mongelluzzo was granted 150,000 stock options that vested annually in four equal installments beginning March 9, 2006 and any unexercised options will expire on March 9, 2015. On March 7, 2006, Mr. Mongelluzzo was granted 50,000 stock options under the terms of the Company’s 2001 Stock Option Plan and stock option agreement that vests annually in four equal installments beginning on March 7, 2007, 37,500 of which are vested and any unexercised options will expire on March 7, 2016. On July 10, 2007, Mr. Mongelluzzo was granted 115,000 stock options under the terms of the 2006 Plan and stock option agreement that vests annually in four equal installments beginning on July 10, 2008 of which 57,500 are vested and any unexercised options will expire on July 10, 2017. On October 27, 2006, Mr. Mongelluzzo was granted a 65,000 share restricted stock unit award under the 2006 Plan and restricted stock unit agreement that vests ratably on the first three anniversary dates of the grant. On February 26, 2008, Mr. Mongelluzzo was granted a 40,000 share restricted stock unit award under the 2006 Plan and restricted stock unit agreement that vests ratably over a three year period beginning on the first anniversary date of the grant. On March 28, 2009, Mr. Mongelluzzo was granted a 100,000 share restricted stock unit award under the 2006 Plan and restricted stock unit agreement that vests ratably over a three year period beginning on the first anniversary date of the grant.

[10]

The 8,471 shares beneficially owned represent the vesting on March 18, 2008 of 2,742 restricted stock units (remainder of a 4,337 restricted stock unit award granted on February 18, 2008 under the terms of the 2006 Plan after 1,595 shares were withheld by us to pay underlying taxes) and the vesting on February 26, 2009 of 5,729 restricted stock units (remainder of a 10,000 restricted stock unit first vesting after 4,271 shares were withheld by us to pay underlying taxes). On April 16, 2007, Mr. Auriemma was granted 175,000 stock options under the terms of the 2006 Plan and stock option agreement that vests annually in four equal installments beginning on April 16, 2008 of which 87,500 are vested. Any unexercised options will expire on April 16, 2017. On July 10, 2007, Mr. Auriemma was granted 15,000 stock options under the terms of 2006 Plan and stock option agreement that vests annually in four equal installments beginning on July 10, 2008 of which 7,500 are vested. Any unexercised options will expire on July 10, 2017. On February 26, 2008, Mr. Auriemma was granted a 30,000 share restricted stock unit award under the 2006 Plan and restricted stock unit agreement that vests ratably over a three year period beginning on the first anniversary date of the grant. On March 28, 2009, Mr. Auriemma was granted a 90,000 share restricted stock unit award under the 2006 Plan and restricted stock unit agreement that vests ratably over a three year period beginning on the first anniversary date of the grant.

[1][1]

Of the 44,867 shares beneficially owned by Mr. Mobayen, 19,713 represent shares acquired by Mr. Mobayen prior to his election as an executive officer of the Company. The remaining 25,154 shares were acquired through the vesting of 6,854 restricted stock units on October 27, 2008 (remainder of the 7,500 second vesting amount after 646 shares were withheld by us to pay underlying taxes); and through the vesting of 18,300 restricted stock units on February 26, 2009 (remainder of the 20,000 first vesting amount after 1,700 were withheld by us to pay underlying taxes). On October 1, 2001, May 14, 2002, February 14, 2003, July 1, 2003 and May 12, 2004, Mr. Mobayen was granted 25,000; 15,000; 5,475; 25,000 and 50,000 stock options, respectively, under the terms of the 1998 Stock Option Plan or 2001 Stock Option Plan and stock option agreements, all of which vested annually in four equal installments beginning on the first anniversary date of each grant and all of which are fully vested. Any unexercised options for each grant expire 10 years from each grant date. On June 12, 2007 Mr. Mobayen was granted a 30,000 shares stock option under the terms of the 2006 Plan and stock option agreement which vests annually in four equal installments beginning on June 12, 2008 of which 15,000 shares are vested. Any unexercised options expire on June 12, 2017. On October 27, 2006 Mr. Mobayen was granted a 22,500 share restricted stock unit award under the terms of the 2006 Plan and restricted stock unit agreement that vests ratably over a three year period beginning on the first anniversary date of the grant. On February 26, 2008, Mr. Mobayen was granted a 60,000 share restricted stock unit award under the terms of the 2006 Plan and restricted stock unit agreement that vests ratably over a three year period beginning on the first anniversary date of the grant. On March 28, 2009, Mr. Mobayen was granted a 90,000 share restricted stock unit award under the terms of the 2006 Plan and restricted stock unit agreement that vests ratably over a three year period beginning on the first anniversary date of the grant.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC’s public reference room located at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our SEC filings are also available to the public at the SEC’s website at http://www.sec.gov. You also may obtain free copies of the documents we file with the SEC by going to the Investor Relations page of our corporate website at http://ir.mscsoftware.com/. Our website address is provided as an inactive textual reference only. The information provided on our website is not part of this proxy statement, and therefore is not incorporated herein by reference.

Statements contained in this proxy statement, or in any document incorporated by reference in this proxy statement regarding the contents of any contract or other document, are not necessarily complete and each such statement is qualified in its entirety by reference to that contract or other document filed as an exhibit with the SEC. The SEC allows us to “incorporate by reference” into this proxy statement documents we file with the SEC. This means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this proxy statement, and later information that we file with the SEC will update and supersede that information. We incorporate by reference the documents listed below and any documents filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this proxy statement and before the date of the special meeting:

•	Annual Report on Form 10-K for the year ended December 31, 2008.

•	Quarterly Report on Form 10-Q for the quarters ended March 31, 2009 and June 30, 2009.

•	Current Reports filed on Form 8-K filed on March 13, 2009; March 17, 2009; March 23, 2009; April 3, 2009; July 6, 2009; and July 8, 2009.

Any person, including any beneficial owner, to whom this proxy statement is delivered may request copies of proxy statements and any of the documents incorporated by reference in this document or other information concerning us, without charge, by written or telephonic request directed to MSC.Software Corporation, 2 MacArthur Place, Santa Ana, California 92707, Attn: Investor Relations Department, Telephone (714) 444-8551, on the Investor Relations page of our corporate website at http://ir.mscsoftware.com or from the SEC through the SEC’s website at the address provided above. Any information which appears on MSC’s website does not constitute a part of this proxy statement and is not incorporated by reference. Documents incorporated by reference are available without charge, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference into those documents.

THIS PROXY STATEMENT DOES NOT CONSTITUTE THE SOLICITATION OF A PROXY IN ANY JURISDICTION TO OR FROM ANY PERSON TO WHOM OR FROM WHOM IT IS UNLAWFUL TO MAKE SUCH PROXY SOLICITATION IN THAT JURISDICTION. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT TO VOTE YOUR SHARES AT THE SPECIAL MEETING. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM WHAT IS CONTAINED IN THIS PROXY STATEMENT. THIS PROXY STATEMENT IS DATED [                ], 2009. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROXY STATEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THAT DATE, AND THE MAILING OF THIS PROXY STATEMENT TO STOCKHOLDERS DOES NOT CREATE ANY IMPLICATION TO THE CONTRARY.

ANNEX A

EXECUTION COPY

AGREEMENT AND PLAN OF MERGER

dated as of

July 7, 2009

among

MSC.SOFTWARE CORPORATION,

MAXIMUS HOLDINGS INC.

and

MAXIMUS INC.

[1]	The Table of Contents is not a part of this Agreement.

A-i

A-ii

A-iii

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER (this “Agreement”) dated as of July 7, 2009 among MSC.Software Corporation, a Delaware corporation (the “Company”), Maximus Holdings Inc., a Delaware corporation (“Parent”), and Maximus Inc., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Subsidiary”).

W I T N E S S E T H :

WHEREAS, the respective Boards of Directors of the Company and Merger Subsidiary have approved and deemed it advisable that the respective stockholders of the Company and Merger Subsidiary approve and adopt this Agreement pursuant to which, among other things, Parent would acquire the Company by means of a merger of Merger Subsidiary with and into the Company on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, concurrently with the execution of this Agreement, as a condition and inducement to Parent’s willingness to enter into this Agreement, the directors and executive officers of the Company set forth on Schedule I hereto have entered into a voting agreement with Parent in the form attached as Exhibit A-1 hereto and certain stockholders of the Company set forth on Schedule II hereto have entered into a voting agreement with Parent in the form attached as Exhibit A-2 hereto (collectively, the “Voting Agreements”);

WHEREAS, concurrently with the execution of this Agreement, and as a condition and inducement to the Company’s willingness to enter into this Agreement, the Guarantors (as defined below) are entering into Limited Guarantee (as defined below) in favor of the Company with respect to certain of Parent’s obligations under this Agreement; and

NOW, THEREFORE, in consideration of the foregoing premises and the representations, warranties, covenants and agreements contained herein, as well as other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE 1

DEFINITIONS

Section 1.01. Definitions. (a) As used herein, the following terms have the following meanings:

“Acquisition Proposal” means, other than the transactions contemplated by this Agreement, any offer or proposal from any Third Party relating to (i) any acquisition, purchase, lease or license, direct or indirect, of 15% or more of the consolidated assets of the Company and its Subsidiaries or 15% or more of any class of equity or voting securities of the Company or any of its Subsidiaries whose assets, individually or in the aggregate, constitute 15% or more of the consolidated assets of the Company, (ii) any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in such Third Party’s beneficially owning 15% or more of any class of equity or voting securities of the Company or any of its Subsidiaries whose assets, individually or in the aggregate, constitute 15% or more of the consolidated assets of the Company or (iii) any merger, consolidation, share exchange, business combination, sale of substantially all the assets, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving the Company or any of its Subsidiaries whose assets, individually or in the aggregate, constitute 15% or more of the consolidated assets of the Company.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person.

“Applicable Law” means, with respect to any Person, any federal, state or local law (statutory, common or otherwise), constitution, treaty, convention, ordinance, code, rule, regulation, order, injunction, judgment, decree, ruling or other similar requirement enacted, adopted, promulgated or applied by a Governmental Authority that is binding upon or applicable to such Person, as amended unless expressly specified otherwise.

“Business Day” means a day, other than Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by Applicable Law to close.

“Code” means the Internal Revenue Code of 1986.

“Company Balance Sheet” means the consolidated balance sheets of the Company as of December 31, 2008 and the footnotes thereto set forth in the Company 10-K.

“Company Balance Sheet Date” means December 31, 2008.

“Company Cash Deposit” shall mean an amount of cash equal to $109,250,000.

“Company Disclosure Schedule” means the disclosure schedule dated the date hereof regarding this Agreement that has been provided by the Company to Parent and Merger Subsidiary.

“Company Intellectual Property” means the Owned Intellectual Property and the Licensed Intellectual Property.

“Company IP Agreements” means all (i) licenses of Intellectual Property by the Company or any Subsidiary of the Company to any Person, and (ii) licenses of Intellectual Property by any Person to the Company or its Subsidiary of the Company.

“Company Products” means all service offerings or products currently made commercially available by the Company or any of its Subsidiaries or made commercially available in the past and currently supported by the Company or any of its Subsidiaries, other than the Reseller Products.

“Company Rights” means the preferred stock purchase rights issued pursuant to the Company Rights Agreement.

“Company Rights Agreement” means the Rights Agreement between the Company and Mellon Investor Services LLC, as Rights Agent, dated as of October 10, 2008.

“Company Software” means all software owned by the Company or its Subsidiaries and all other software that is used or held for use in connection with the operation of the business of the Company and its Subsidiaries as currently conducted, including all (i) software used in the Company’s or any Subsidiary’s provision of Company Products to customers and/or end users, including any software incorporated in, or integrated or bundled with, any Company Product, (ii) software intended for license to customers and/or end users, and (iii) software, libraries, modules and other materials used by the Company or any Subsidiary in the development, design, construction or testing of any of the software described in clause (i) or (ii) above.

“Company Stock” means the common stock, $0.01 par value, of the Company, together with the associated Company Rights.

“Company Stock Awards” means the Company Stock Options and Company Stock Units.

“Company Stock Option” means any option to purchase shares of Company Stock granted under the Company Stock Plans.

“Company Stock Plans” means the 1991 Stock Option Plan, the 1998 Stock Option Plan, the 2001 Stock Option Plan, the Advanced Enterprise Solutions Program, the 2006 Performance Incentive Plan and the non-plan option agreements set forth on Section 4.05(b) of the Company Disclosure Schedule.

“Company Stock Unit” means any restricted stock unit or performance stock unit with respect to Company Stock granted under the Company Stock Plans.

“Company US Cash Threshold” means an amount of cash equal to the excess of (i) the amount of cash reflected in the Cash and Working Capital Statement over (ii) an amount between $8,000,000 and $18,000,000 selected by Parent and provided in a written notice by Parent to the Company no later than August 1, 2009.

“Company 10-K” means the Company’s annual report on Form 10-K for the fiscal year ended December 31, 2008.

“Delaware Law” means the General Corporation Law of the State of Delaware.

“Environmental Laws” means any and all statutes, laws, regulations or rules or any binding agreement with any Governmental Authority, in each case relating to worker safety as it relates to Hazardous Substances, the environment or Hazardous Substances.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” of any entity means any other entity that, together with such entity, would be treated as a single employer under Section 414 of the Code.

“GAAP” means generally accepted accounting principles in the United States.

“Governmental Authority” means (a) any transnational, domestic or foreign federal, state or local governmental, regulatory or administrative authority, department, court or tribunal, agency, governmental body, instrumentality or official, including any political subdivision thereof or (b) the Nasdaq Global Select Market.

“Governmental Authorizations” means, with respect to any Person, all licenses, permits (including construction permits), certificates, waivers, consents, franchises (including similar authorizations or permits), exemptions, variances, expirations and terminations of any waiting period requirements and other authorizations and approvals issued to such Person by or obtained by such Person from any Governmental Authority, or of which such Person has the benefit under any Applicable Law.

“Hazardous Substance” means any pollutant, contaminant or any toxic, radioactive, ignitable, corrosive, reactive or otherwise hazardous substance, chemical, waste or material, or any substance, waste or material having any constituent elements displaying any of the foregoing characteristics that is designated, defined or regulated by any Governmental Authority as “hazardous,” “extremely hazardous,” “toxic,” a “pollutant” or a “contaminant,” including petroleum and its derivatives and by-products, natural gas and other hydrocarbons and asbestos-containing materials.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“Indebtedness” shall mean, with respect to the Company and its Subsidiaries, (a) any liabilities for borrowed money or amounts owed or indebtedness issued in substitution for or exchange of indebtedness for borrowed money, (b) obligations evidenced by notes, bonds, debentures or other similar instruments, (c) obligations under leases (contingent or otherwise, as obligor, guarantor or otherwise) required to be accounted for as capitalized leases pursuant to GAAP, (d) obligations for amounts drawn under acceptances, letters of credit, contingent reimbursement liabilities with respect to letters of credit or similar facilities, (e) any liability for deferred purchase price of property or services, contingent or otherwise, as obligor or otherwise, other than accounts payable incurred in the ordinary course of business, (f) all guaranties and other contingent obligations in respect of liabilities for borrowed money of others and similar commitments relating to any of the foregoing items and (g) any accrued and unpaid interest on, and any prepayment premiums, penalties or similar contractual charges in respect of, any of the foregoing.

“Intellectual Property” means, in any and all jurisdictions worldwide, all (i) patents, utility models, inventions and discoveries, statutory invention registrations, mask works, invention disclosures, and industrial designs, Community designs and other designs, (ii) trademarks, service marks, domain names, logos, uniform resource locators, trade dress, trade names, geographical indications and other identifiers of source or goodwill, including the goodwill associated therewith, (iii) works of authorship (including software) and copyrights, and moral rights, design rights and database rights therein and thereto, (iv) confidential and proprietary information, including trade secrets, know how and invention rights, (v) rights of privacy and publicity, (vi) registrations, applications, renewals and extensions for any of the foregoing in (i)-(v), and (vii) any and all other proprietary rights.

“knowledge” means (i) with respect to the Company, the actual knowledge of those persons who the Company has deemed an “officer” of the Company (as defined in Rule 16a-1(f) promulgated pursuant to the 1934 Act) and (ii) with respect to Parent, the actual knowledge of the officers of Parent.

“Licensed Intellectual Property” means all Intellectual Property that the Company and/or any Subsidiary of the Company is licensed or otherwise permitted by other Persons to use, including without limitation Off-the-Shelf software.

“Lien” means, with respect to any property or asset, any mortgage, lien, license, pledge, charge, security interest, encumbrance or other adverse claim of any kind in respect of such property or asset, other than any Permitted Lien. For purposes of this Agreement, a Person shall be deemed to own subject to a Lien any property or asset that it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such property or asset.

“Material Adverse Effect” means, with respect to the Company, any change, event, occurrence or state of facts that (a) is materially adverse to the financial condition, business, assets, or results of operations of the Company and its Subsidiaries, taken as a whole, or (b) prevents the Company from consummating the Merger and the other transactions contemplated by this Agreement, excluding, in the case of clause (a), any effect resulting from (A) changes in the financial or securities markets (including, but not limited to, changes in currency exchange rates and interest rates) or changes in general global, national or regional economic or political conditions, in either case not having a materially disproportionate effect on the Company and its Subsidiaries, taken as a whole, relative to other participants in the software industry, (B) changes (including changes of Applicable Law or in GAAP or regulatory accounting requirements) generally affecting the software industry and not specifically relating to or having a materially disproportionate effect on the Company and its Subsidiaries, taken as a whole, relative to other participants in the software industry, (C) acts of war, sabotage or terrorism or natural disasters not having a materially disproportionate effect on the Company and its Subsidiaries, taken as a whole, relative to other participants in the software industry, (D) the announcement, pendency or consummation of the transactions contemplated by this Agreement (including any loss of, or adverse change in, the relationship of the Company and its Subsidiaries with their respective employees, customers, distributors, partners or suppliers resulting therefrom, (E) any failure by the Company and its Subsidiaries to meet any internal or published budgets, projections, forecasts or predictions of financial performance for any period (it being understood that the causes underlying such failure may be considered in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur), (F) any action taken by the Company or its Subsidiaries at the written request of Parent or that is expressly required pursuant to this Agreement in and of itself (it being understood that the manner in which any such action is taken, and the effects of any such action, may be considered in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur) or (G) any assignment of Intellectual Property from any Subsidiary of the Company to the Company made at Parent’s direction.

“Material Adverse Effect” means, with respect to any Person other than the Company, any change, event, occurrence or state of facts that prevents such Person from consummating the Merger and the other transactions contemplated by this Agreement.

“Off-the-Shelf software” means all software that is commercially and generally available software that has not been modified or customized for the Company or any of its Subsidiaries (other than for the purposes of inter-operability or integration with the hardware or software of the Company and its Subsidiaries) and (a) is licensed to the Company or any Subsidiary for a one-time license fee of $100,000 or less, or annual license fee of $100,000 or less, or (b) was licensed to the Company or a Subsidiary more than three (3) years ago, such software is not incorporated into any Company Products, and in respect of which there are no current license fee obligations. Notwithstanding anything to the contrary in the above definition and for the avoidance of doubt, the term “Off-the-Shelf” software includes Public Software.

“Owned Intellectual Property” means all Intellectual Property owned by or under obligation of assignment to the Company or any Subsidiary of the Company.

“Parent Disclosure Schedule” means the disclosure schedule dated the date hereof regarding this Agreement that has been provided by Parent to the Company.

“PBGC” means the Pension Benefit Guaranty Corporation.

“Permitted Liens” means (i) statutory Liens securing payments not yet due, (ii) Liens for real property Taxes not yet due and payable or that are being contested in good faith, (iii) easements, rights of way, and other similar encumbrances that do not materially affect the use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties and (iv) such imperfections or irregularities of title or Liens as do not materially affect the use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties.

“Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

“Public Software” means any software that contains, or is derived in any manner from, in whole or in part, any software that is distributed as freeware, shareware, open source software (e.g., Linux) or similar licensing or distribution models. For the avoidance of doubt, “Public Software” includes, without limitation, software licensed or distributed under any of the following licenses or distribution models (or licenses or distribution models similar thereto): (i) the GNU General Public License (GPL) or Lesser/Library GPL (LGPL); (ii) the Artistic License (e.g., PERL); (iii) the Mozilla Public License; (iv) the Netscape Public License; (v) the Sun Community Source License (SCSL); (vi) the Sun Industry Standards Source License (SISSL); (vii) the BSD License; (viii) Red Hat Linux; (ix) the Apache License; and (x) any other license or distribution model described by the Open Source Initiative as set forth on www.opensource.org.

“Registered” means issued by, registered, recorded or filed with, renewed by or the subject of a pending application before any Governmental Authority or Internet domain name registrar.

“Reseller Products” means the “Thermica” engineering tool which is resold by the Company and its Subsidiaries on behalf of EADS Asthium and the “Genoa” software suite which is resold by the Company and its Subsidiaries on behalf of AlphaSTAR Corporation and “MSC.Actran” which is resold by the Company and its Subsidiaries on behalf of Free Field Technologies.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.

“SEC” means the Securities and Exchange Commission.

“Significant Subsidiary” means, with respect to any Person, any Subsidiary of such Person that constitutes a “Significant Subsidiary” of such Person within the meaning of Rule 1-02 of Regulation S-X of the 1934 Act.

“Subsidiary” means, with respect to any Person, any entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at any time directly or indirectly owned by such Person.

“Third Party” means any Person, including as defined in Section 13(d) of the 1934 Act, other than Parent or any of its Affiliates.

“Working Capital” as of any date means (x) the Company’s “current assets” (as defined in the Company’s most recent Company SEC Documents), including cash, as of such date minus (y) (A) the Company’s “current liabilities” (as defined in the Company’s most recent Company SEC Documents) as of such date (other than such current liabilities (including, without limitation, tax liabilities, withholding or otherwise) resulting from (I) the repatriation of funds to the U.S. for the purpose of making the Company Cash Deposit or from (II) any assignment of Intellectual Property from any Subsidiary of the Company to the Company made at Parent’s direction) plus (B) all of the Company’s unpaid transaction fees and expenses incurred in connection with this Agreement and the Company’s prior acquisition and disposition activity.

“1933 Act” means the Securities Act of 1933, as amended.

“1934 Act” means the Securities Exchange Act of 1934, as amended.

(b) Each of the following terms is defined in the Section set forth opposite such term:

Term	Section
Adverse Recommendation Change	6.03
Agreement	Preamble
Alternate Financing	8.07
Cash and Working Capital Statement	6.07
Certificates	2.03
Closing	2.01
Company	Preamble
Company Board Recommendation	4.02
Company Charter Documents	4.01
Company Damages	11.04
Company Employees	7.04
Company SEC Documents	4.07
Company Securities	4.05
Company Stockholder Approval	4.02
Company Stockholder Meeting	6.02
Company Subsidiary Securities	4.06
Confidentiality Agreement	6.03
Conversion Right	2.05
Conversion Unit	2.05
Debt Financing	5.07
Debt Financing Commitments	5.07
D&O Insurance	7.03
Effective Time	2.01
Elliott Equity Commitment	5.07

Term	Section
Employee Plans	4.17
End Date	10.01
Environmental Permits	4.19
Equity Financing	5.07
Equity Financing Commitments	5.07
Exchange Agent	2.03
Financing	5.07
Financing Commitments	5.07
Foreign Antitrust Laws	4.03
Guarantor	5.08
Indemnified Person	7.03
Internal Controls	4.07
International Plan	4.17
IRS	4.17
Lease	4.14
Limited Guarantee	5.08
Material Contract	4.20
Merger	2.01
Merger Consideration	2.02
Merger Subsidiary	Preamble
Minimum Cash Amount	9.02
Multiemployer Plan	4.17
Multiple Employer Plan	4.17
Parent	Preamble
Parent Liability Limitation	11.04
Parent Related Parties	11.04
Parent Termination Fee	11.04
Process Agent	11.08
Proxy Statement	4.09
R&D Sponsor	4.15
Representatives	6.03
STG Equity Commitment	5.07
Subsidiary Documents	4.01
Superior Proposal	6.03
Surviving Corporation	2.01
Tax	4.16
Taxing Authority	4.16
Tax Return	4.16
Termination Fee	11.04
Uncertificated Shares	2.03
Voting Agreements	Preamble
WARN	4.17

Section 1.02. Other Definitional and Interpretative Provisions. The words “hereof”, “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. References to Articles, Sections, Exhibits and Schedules are to Articles, Sections, Exhibits and Schedules of this Agreement unless otherwise specified. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein, shall have the meaning as defined in this Agreement. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”, whether or not they are in fact followed by those words or words of like import. “Writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. References to any statute shall be deemed to refer to such statute as amended from time to time and to any rules or regulations promulgated thereunder. References to any agreement or contract are to that agreement or contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof. References to any Person include the successors and permitted assigns of that Person. References from or through any date mean, unless otherwise specified, from and including or through and including, respectively. References to “law”, “laws” or to a particular statute or law shall be deemed also to include any Applicable Law.

ARTICLE 2

THE MERGER

Section 2.01. The Merger. (a) At the Effective Time, Merger Subsidiary shall be merged (the “Merger”) with and into the Company in accordance with Delaware Law, whereupon the separate existence of Merger Subsidiary shall cease, and the Company shall be the surviving corporation (the “Surviving Corporation”).

(b) Subject to the provisions of Article 9, the closing of the Merger (the “Closing”) shall take place in San Francisco, California at the offices of Shearman & Sterling LLP, 525 Market Street, San Francisco, California, 94105, on the second Business Day after the date the conditions set forth in Article 9 (other than conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permissible, waiver of those conditions at the Closing) have been satisfied or, to the extent permissible, waived by the party or parties entitled to the benefit of such conditions, or at such other place, at such other time or on such other date as Parent and the Company may mutually agree.

(c) At the Closing, the Company and Merger Subsidiary shall file a certificate of merger with the Delaware Secretary of State and make all other filings or recordings required by Delaware Law in connection with the Merger. The Merger shall become effective at such time (the “Effective Time”) as the certificate of merger is duly filed with the Delaware Secretary of State (or at such later time as may be specified in the certificate of merger).

(d) From and after the Effective Time, the Surviving Corporation shall possess all the rights, powers, privileges and franchises and be subject to all of the obligations, liabilities, restrictions and disabilities of the Company and Merger Subsidiary, all as provided under Delaware Law.

Section 2.02. Conversion of Shares. At the Effective Time:

(a) Except as otherwise provided in Section 2.02(b), Section 2.02(c) or Section 2.04, each share of Company Stock outstanding immediately prior to the Effective Time shall be converted into the right to receive $7.63 in cash, without interest (the “Merger Consideration”). As of the Effective Time, all such shares of Company Stock shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and shall thereafter represent only the right to receive the Merger Consideration to be paid in accordance with Section 2.03, without interest.

(b) Each share of Company Stock held by the Company as treasury stock (other than shares in an Employee Plan of the Company) or owned by Parent immediately prior to the Effective Time (other than shares held for the account of clients, customers or other Persons) shall be canceled, and no payment shall be made with respect thereto.

(c) By virtue of the Merger and without any action by Merger Subsidiary or Parent, as the holder of all outstanding capital stock of Merger Subsidiary (other than the requisite approval by Parent as the sole stockholder of Merger Subsidiary in accordance with Delaware Law, which approval has been obtained), each share of common stock of Merger Subsidiary outstanding immediately prior to the Effective Time shall be converted into and become one share of common stock of the Surviving Corporation with the same rights, powers and privileges as the shares so converted and shall constitute the only outstanding shares of capital stock of the Surviving Corporation.

Section 2.03. Surrender and Payment. (a) Prior to the Effective Time, Parent shall appoint an agent reasonably acceptable to the Company (the “Exchange Agent”) for the purpose of exchanging for the Merger Consideration (i) certificates representing shares of Company Stock (the “Certificates”) or (ii) uncertificated shares of Company Stock (the “Uncertificated Shares”). On the Business Day prior to the Closing, the Company shall deposit the Company Cash Deposit with the Exchange Agent (provided, that, if the Closing does not occur on such next Business Day, Parent will return, or cause to be returned, such Company Cash Deposit to the Company on the second Business Day after such deposit). The Company Cash Deposit shall be made solely out of cash on hand and shall be used solely for purposes of paying a portion of the Merger Consideration in accordance with this Article 2 and shall not be used to satisfy any other obligation of the Company or any of its Subsidiaries. Promptly after the Effective Time, Parent shall make available to the Exchange Agent cash in an amount sufficient to pay all remaining aggregate Merger Consideration to be paid in respect of the Certificates and the Uncertificated Shares in excess of the Company Cash Deposit. As promptly as reasonably practicable after the Effective Time, Parent shall send, or shall cause the Exchange Agent to send, to each holder of shares of Company Stock at the Effective Time a letter of transmittal and instructions (which shall specify that the delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery of the Certificates or transfer of the Uncertificated Shares to the Exchange Agent) for use in such exchange.

(b) Except as set forth in Sections 2.02(b) and (c), each holder of shares of Company Stock shall be entitled to receive, upon (i) surrender to the Exchange Agent of a Certificate, together with a properly completed letter of transmittal, or (ii) receipt of an “agent’s message” by the Exchange Agent (or such other evidence, if any, of transfer as the Exchange Agent may reasonably request) in the case of a book-entry transfer of Uncertificated Shares, the Merger Consideration in respect of the Company Stock represented by a Certificate or Uncertificated Share. Until so surrendered or transferred, as the case may be, each such Certificate or Uncertificated Share shall represent after the Effective Time for all purposes only the right to receive such Merger Consideration.

(c) If any portion of the Merger Consideration is to be paid to a Person other than the Person in whose name the surrendered Certificate or the transferred Uncertificated Share is registered, it shall be a condition to such payment that (i) either such Certificate shall be properly endorsed or shall otherwise be in proper form for transfer or such Uncertificated Share shall be properly transferred and (ii) the Person requesting such payment shall pay to the Exchange Agent any transfer or other taxes required as a result of such payment to a Person other than the registered holder of such Certificate or Uncertificated Share or establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.

(d) After the Effective Time, there shall be no further registration of transfers of shares of Company Stock. If, after the Effective Time, Certificates or Uncertificated Shares are presented to the Surviving Corporation or the Exchange Agent, they shall be canceled and exchanged for the Merger Consideration provided for, and in accordance with the procedures set forth, in this Article 2.

(e) Any portion of the Merger Consideration made available to the Exchange Agent pursuant to Section 2.03(a) that remains unclaimed by the holders of shares of Company Stock 180 days after the Effective Time shall be returned to the Surviving Corporation, upon demand, and any such holder who has not exchanged shares of Company Stock for the Merger Consideration in accordance with this Section 2.03 prior to that time shall thereafter look only to the Surviving Corporation for payment of the Merger Consideration in respect of such shares without any interest thereon. Notwithstanding the foregoing, neither Parent nor the Surviving Corporation shall be liable to any holder of shares of Company Stock for any amounts paid to a public official pursuant to applicable abandoned property, escheat or similar laws.

Section 2.04. Dissenting Shares. Notwithstanding Section 2.02, shares of Company Stock outstanding immediately prior to the Effective Time and held by a holder who has not voted in favor of the Merger or consented thereto in writing and who has demanded appraisal for such shares in accordance with Delaware Law shall not be converted into the right to receive the Merger Consideration, unless such holder fails to perfect, withdraws or otherwise loses the right to appraisal. If, after the Effective Time, such holder fails to perfect, withdraws or otherwise loses the right to appraisal, such shares shall be treated as if they had been converted as of the Effective Time into the right to receive the Merger Consideration. The Company shall give Parent prompt notice of any demands received by the Company for appraisal of shares, and Parent shall have the right to participate in all negotiations and proceedings with respect to such demands. Except with the prior written consent of Parent, the Company shall not make any payment with respect to, or offer to settle or settle, any such demands, or agree to do any of the foregoing.

Section 2.05. Company Stock Options. (a) At the Effective Time, each outstanding Company Stock Option, shall be converted, by virtue of the Merger and without any action on the part of any individual option holders into the right to receive an amount in cash determined by multiplying (i) the excess, if any, of the per share Merger Consideration over the applicable exercise price of such option by (ii) the number of shares of Company Stock such holder could have acquired under such option (a “Conversion Right”). The Conversion Right shall be subject to the same terms and conditions as the related Company Stock Option, including the vesting and forfeiture provisions, except that the holder thereof shall be entitled to automatic settlement in cash of the vested portion of the Conversion Right in accordance with the original vesting schedule (including any terms related to automatic accelerated vesting in connection with certain terminations of employment following the Merger) of the related Company Stock Option. To the extent that a Company Stock Option is vested as of, or vests upon the Effective Time in accordance with its terms as of the date hereof (including any terms related to accelerated vesting), Parent shall, or shall cause the Company, to settle the resulting vested Conversion Right promptly after the Effective Time. As of the Effective Time, each holder of a Company Stock Option shall cease to have any rights with respect thereto, except the right to receive a Conversion Right under this Section 2.05(a).

(b) Company Stock Units. At the Effective Time, each outstanding Company Stock Unit, whether or not vested, as of the Effective Time, shall be converted into the right to receive, by virtue of the Merger and without any action on the part of any individual award holders, an amount in cash determined by multiplying the per share Merger Consideration by the number of shares of Company Stock such holder could have acquired under the terms of such Company Stock Unit immediately prior to the Effective Time (a “Conversion Unit”). The Conversion Unit shall be subject to the same terms and conditions as the related Company Stock Unit, including the vesting and forfeiture provisions, except that the holder thereof shall be entitled to automatic settlement in cash of the vested portion of the Conversion Unit in accordance with the original vesting schedule (including any terms related to automatic accelerated vesting in connection with certain terminations of employment following the Merger) of the related Company Stock Unit. To the extent that a Company Stock Unit is vested as of, or vests upon the Effective Time in accordance with its terms as of the date hereof (including any terms related to accelerated vesting), Parent shall, or shall cause the Company, to settle the resulting vested Conversion Unit promptly after the Effective Time. As of the Effective Time, each holder of a Company Stock Unit shall cease to have any rights with respect thereto, except the right to receive a Conversion Unit under this Section 2.05(b).

(c) Parent shall assume the applicable Company Stock Plan with such assumption being effective as of the Effective Time, and the Parent Board of Directors or a committee thereof shall succeed to the authority and responsibility of the Company Board of Directors or any committee thereof with respect to each Conversion Right and Conversion Unit.

Section 2.06. Adjustments. If, during the period between the date of this Agreement and the Effective Time, any change in the outstanding shares of capital stock of the Company shall occur by reason of any reclassification, recapitalization, stock split or combination, reverse stock split, exchange or readjustment of shares, or any stock dividend thereon with a record date during such period, but excluding any change that results from any exercise of options outstanding as of the date hereof to purchase shares of Company Stock granted under the Company’s stock option or compensation plans or arrangements, the Merger Consideration and any other amounts payable pursuant to this Agreement shall be appropriately and equitably adjusted.

Section 2.07. Withholding Rights. Notwithstanding any provision contained herein to the contrary, each of the Exchange Agent, the Surviving Corporation and Parent shall be entitled to deduct and withhold from the consideration otherwise payable to any Person pursuant to this Article 2 such amounts as it is required to deduct and withhold with respect to the making of such payment under any applicable provision of U.S. federal, state, local or foreign tax or social insurance law. If the Exchange Agent, the Surviving Corporation or Parent, as the case may be, so withholds amounts, such amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Stock in respect of which the Exchange Agent, the Surviving Corporation or Parent, as the case may be, made such deduction and withholding.

Section 2.08. Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such Person of a bond, in such reasonable amount as the Surviving Corporation may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue, in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration to be paid in respect of the shares of Company Stock represented by such Certificate, as contemplated by this Article 2.

ARTICLE 3

THE SURVIVING CORPORATION

Section 3.01. Certificate of Incorporation. The certificate of incorporation of Merger Subsidiary in effect at the Effective Time shall be the certificate of incorporation of the Surviving Corporation until amended in accordance with Applicable Law (except that the name of the Surviving Corporation shall be “MSC.Software Corporation”).

Section 3.02. Bylaws. The bylaws of Merger Subsidiary in effect at the Effective Time shall be the bylaws of the Surviving Corporation until amended in accordance with Applicable Law (except that the name of the Surviving Corporation shall be “MSC.Software Corporation”).

Section 3.03. Directors and Officers. From and after the Effective Time, until successors are duly elected or appointed and qualified in accordance with Applicable Law, (i) the directors of Merger Subsidiary at the Effective Time shall be the directors of the Surviving Corporation and (ii) the officers of the Company at the Effective Time shall be the officers of the Surviving Corporation.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Subject to Section 11.05, except as set forth in the Company Disclosure Schedule, the Company represents and warrants to Parent that:

Section 4.01. Corporate Existence and Power. (a) The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has all corporate powers and all Governmental Authorizations that are material to the Company and its Subsidiaries, taken as a whole, and required to carry on its business as now conducted and as currently proposed by its management to be conducted. The Company is duly licensed or qualified to do business as a foreign corporation and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

(b) The Company has made available to Parent complete and correct copies of its certificate of incorporation and bylaws (the “Company Charter Documents”) and the articles of incorporation and bylaws (or comparable organizational documents) of each of the Company’s Subsidiaries (the “Subsidiary Documents”), in each case as amended to the date of this Agreement. The Company Charter Documents and the Subsidiary Documents are in full force and effect and neither the Company nor any of its Subsidiaries is in violation of any of their respective provisions.

Section 4.02. Corporate Authorization. (a) The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby are within the Company’s corporate powers and, except for the required approval of the Company’s stockholders in connection with the consummation of the Merger, have been duly authorized by all necessary corporate action on the part of the Company. The affirmative vote of the holders of a majority of the outstanding shares of Company Stock is the only vote of the holders of any of the Company’s capital stock necessary in connection with the consummation of the Merger (the “Company Stockholder Approval”). This Agreement constitutes a valid and binding agreement of the Company enforceable in accordance with its terms (subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws affecting creditors’ rights generally and general principles of equity).

(b) At a meeting duly called and held, the Company’s Board of Directors has (i) unanimously determined that this Agreement and the transactions contemplated hereby are fair to and in the best interests of the Company’s stockholders, (ii) unanimously approved, adopted and declared advisable this Agreement and the transactions contemplated hereby and (iii) unanimously resolved, subject to Section 6.03(b), to recommend approval and adoption of this Agreement by the Company’s stockholders (such recommendation, the “Company Board Recommendation”) and (iv) approved and adopted an amendment to the Company Rights Agreement to render the Company Rights inapplicable to the Merger, this Agreement and the transactions contemplated hereby (a copy of which amendment was made available to Parent prior to the date of this Agreement), in each case, subject to the recusal of any members of the Company’s Board of Directors.

Section 4.03. Governmental Authorization. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby require no action by or in respect of, or filing with, any Governmental Authority other than (i) the filing of a certificate of merger with respect to the Merger with the Delaware Secretary of State and appropriate documents with the relevant authorities of other states in which the Company is qualified to do business, (ii) compliance with any applicable requirements of the HSR Act and of laws analogous to the HSR Act existing in foreign jurisdictions (the “Foreign Antitrust Laws”), including the German Act against Restraints of Competition of 1958, as amended, (iii) compliance with any applicable requirements of the 1933 Act, the 1934 Act, and any other applicable state or federal securities laws and (iv) any actions or filings the absence of which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

Section 4.04. Non-contravention. The execution, delivery and performance by the Company of this Agreement and the consummation of the transactions contemplated hereby do not and will not (i) contravene, conflict with, or result in any violation or breach of any provision of the Company Charter Documents, (ii) assuming compliance with the matters referred to in Section 4.03, contravene, conflict with or result in a material violation or breach of any provision of any material Applicable Law, (iii) other than the actions and filings referred to in Section 4.03, require any consent or other action by any Person under, constitute a default under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which the Company or any of its Subsidiaries is entitled under any provision of any material agreement or other instrument binding upon the Company or any of its Subsidiaries or (iv) result in the creation or imposition of any Lien on a material asset of the Company or any of its Subsidiaries.

Section 4.05. Capitalization. (a) The authorized capital stock of the Company consists of 100,000,000 shares of Company Stock and 10,000,000 shares of preferred stock, par value $0.01 per share, of the Company. As of June 30, 2009, there were outstanding 45,517,868 shares of Company Stock, none of which were subject to vesting or forfeiture, and no shares of preferred stock of the Company, Company Stock Options to purchase an aggregate of 4,077,806 shares of Company Stock (of which options to purchase an aggregate of 2,459,531 shares of Company Stock were exercisable for which the aggregate in-the-money spread based on the Merger Consideration does not exceed $900,000) and Company Stock Units with respect to 1,216,547 shares of Company Stock. All outstanding shares of capital stock of the Company have been, and all shares that may be issued pursuant to the Company Stock Plans will be, when issued in accordance with the respective terms thereof, duly authorized and validly issued and fully paid.

(b) Except as would not result in a material liability to the Company or any Subsidiary of the Company, each grant of a Company Stock Option was duly authorized no later than the date on which the grant of such Company Stock Option was by its terms to be effective by all necessary corporate action, including, as applicable, approval by the Company’s Board of Directors (or a duly constituted and authorized committee thereof), or a duly authorized delegate thereof, and any required shareholder approval by the necessary number of votes or written consents and since the Company’s initial public offering, the per share exercise price of each Company Stock Option was not less than the fair market value of a share of Company Stock on the applicable date of grant. Each grant of a Company Stock Award was made in accordance with the terms of the relevant Company Stock Plan and Applicable Laws, and each such grant was properly accounted for in all material respects in accordance with GAAP in the consolidated financial statements contained in the Company SEC Documents and with Applicable Laws. Section 4.05 of the Disclosure Schedule sets forth the following information with respect to each Company Stock Award outstanding on the date of this Agreement: (i) the particular plan pursuant to which such Company Stock Award was granted; (ii) the number of shares of Company Stock subject to such Company Stock Award; (iii) the exercise or purchase price of such Company Stock Award (if any); (iv) the date on which such Company Stock Award was granted; (v) the applicable vesting schedule; and (vi) the date on which such Company Stock Award expires. The Company has made available to Parent accurate and complete copies of all Company Stock Plans pursuant to which the Company has granted the Company Stock Awards that are currently outstanding and the form of all stock award agreements evidencing such Company Stock Awards. There are no commitments or agreements of any character to which the Company is bound obligating the Company to accelerate the vesting of any Company Stock Awards as a result of the transactions contemplated by this Agreement.

(c) Except as set forth in this Section 4.05 and for changes since June 30, 2009 resulting from the exercise of Company Stock Options outstanding on such date, there are no issued, reserved for issuance or outstanding (i) shares of capital stock or other voting securities of or ownership interests in the Company, (ii) securities of the Company convertible into or exchangeable for shares of capital stock or other voting securities of or ownership interests in the Company or (iii) warrants, calls, options or other rights to acquire from the Company, or other obligation of the Company to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of the Company or (iv) restricted shares, stock appreciation rights, performance units, contingent value rights, “phantom” stock or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock of or voting securities of the Company (the items in clauses (i) through (iv) being referred to collectively as the “Company Securities”). There are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any of the Company Securities.

(d) Except as set forth in this Section 4.05, none of (i) the shares of capital stock of the Company or (ii) Company Securities are owned by any Subsidiary of the Company.

Section 4.06 Subsidiaries; Minority Investments. (a) Each Subsidiary of the Company is duly formed, validly existing and (where applicable) in good standing under the laws of its jurisdiction of organization, has all organizational powers and all Governmental Authorizations that are material to the Company and its Subsidiaries, taken as a whole, and required to carry on its business as now conducted. Each such Subsidiary is duly qualified to do business as a foreign entity and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. All Subsidiaries of the Company and their respective jurisdictions of organization are identified in the Company 10-K.

(b) All of the outstanding capital stock of or other voting securities of, or ownership interests in, each Subsidiary of the Company, have been duly authorized and validly issued and are fully paid, nonassessable and were not issued in violation of any preemptive rights, purchase option, call or right of first refusal or similar rights, and are owned by the Company, directly or indirectly, free and clear of any Lien (including any restriction on the right to vote or transfer the same, except for such transfer restrictions of general applicability as may be provided under the 1933 Act). As of the date of this Agreement, there were no issued, reserved for issuance or outstanding (i) securities of the Company or any of its Subsidiaries convertible into, or exchangeable for, shares of capital stock or other voting securities of, or ownership interests in, any Subsidiary of the Company, (ii) warrants, calls, options or other rights to acquire from the Company or any of its Subsidiaries, or other obligations of the Company or any of its Subsidiaries to issue, any capital stock or other voting securities of, or ownership interests in, or any securities convertible into, or exchangeable for, any capital stock or other voting securities of, or ownership interests in, any Subsidiary of the Company or (iii) restricted shares, stock appreciation rights, performance units, contingent value rights, “phantom” stock or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock or other voting securities of, or ownership interests in, any Significant Subsidiary of the Company (the items in clauses (i) through (iii) being referred to collectively as the “Company Subsidiary Securities”). There are no outstanding obligations of the Company or any of its Significant Subsidiaries to repurchase, redeem or otherwise acquire any of the Company Subsidiary Securities.

(c) Except for the Subsidiaries of the Company identified in the Company 10-K, the Company does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any corporation, limited liability company, partnership, association, trust or other entity.

Section 4.07. SEC Filings and the Sarbanes-Oxley Act. (a) The Company has filed with or furnished to the SEC, and made available to Parent, all reports, schedules, forms, statements, prospectuses, registration statements and other documents required to be filed or furnished by the Company since January 1, 2008 (collectively, together with any exhibits and schedules thereto and other information incorporated therein, the “Company SEC Documents”).

(b) As of its filing date (and as of the date of any amendment), each Company SEC Document complied, and each Company SEC Document filed subsequent to the date hereof will comply, as to form in all material respects with the applicable requirements of the 1933 Act and the 1934 Act, as the case may be.

(c) As of its filing date (or, if amended or superseded by a filing prior to the date hereof, on the date of such filing), each Company SEC Document filed pursuant to the 1934 Act did not, and each Company SEC Document filed subsequent to the date hereof will not, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

(d) Each Company SEC Document that is a registration statement, as amended or supplemented, if applicable, filed pursuant to the 1933 Act, as of the date such registration statement or amendment became effective, did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

(e) The Company and each of its officers are in compliance in all material respects with the applicable provisions of the Sarbanes-Oxley Act. The management of the Company has, in material compliance with Rule 13a-15 under the 1934 Act, (i) designed disclosure controls and procedures to ensure that material information relating to the Company, including its consolidated Subsidiaries, is made known to the management of the Company by others within those entities, and (ii) disclosed, based on its most recent evaluation prior to the date hereof, to the Company’s auditors and the audit committee of the Company’s Board of Directors (A) any significant deficiencies in the design or operation of internal control over financial reporting (“Internal Controls”) which would adversely affect the Company’s ability to record, process, summarize and report financial data and have identified for the Company’s auditors any material weaknesses in Internal Controls and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s Internal Controls.

(f) Since January 1, 2008, the Company has complied in all material respects with the applicable listing and corporate governance rules and regulations of the Nasdaq Global Select Market.

Section 4.08. Financial Statements. The audited consolidated financial statements and unaudited consolidated interim financial statements of the Company (including, in each case, any notes thereto) included or incorporated by reference in the Company SEC Documents complied as to form, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP applied on a consistent basis during the periods involved and fairly present (except as may be indicated in the notes thereto) the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and their consolidated results of operations and cash flows for the periods then ended (subject to normal year-end audit adjustments and the absence of footnotes in the case of any unaudited interim financial statements).

Section 4.09. Disclosure Documents. The proxy statement of the Company to be filed with the SEC in connection with the Merger (the “Proxy Statement”) will, when filed, comply as to form in all material respects with the applicable requirements of the 1934 Act. At the time the Proxy Statement and any amendments or supplements thereto are first mailed to the stockholders of the Company and at the time of the Company Stockholder Approval, the Proxy Statement, as supplemented or amended, if applicable, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The representations and warranties contained in this Section 4.09 will not apply to statements or omissions included or incorporated by reference in the Proxy Statement based upon information supplied by Parent, Merger Subsidiary or any of their respective representatives or advisors specifically for use or incorporation by reference therein.

Section 4.10. Absence of Certain Changes. (a) Since the Company Balance Sheet Date, (i) the business of the Company and its Subsidiaries has been conducted in the ordinary course consistent with past practices and (ii) there has not been any event, occurrence, development or state of circumstances or facts that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

(b) From the Company Balance Sheet Date until the date hereof, there has not been any action taken by the Company or any of its Subsidiaries that, if taken during the period from the date of this Agreement through the Effective Time without Parent’s consent, would constitute a breach of Section 6.01.

Section 4.11. No Undisclosed Material Liabilities. There are no liabilities or obligations of the Company or any of its Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, other than: (i) liabilities or obligations disclosed and provided for in the Company Balance Sheet or in the notes thereto; (ii) liabilities or obligations incurred in the ordinary course of business consistent with past practice since the Company Balance Sheet Date; (iii) liabilities or obligations incurred in connection with the transactions contemplated hereby or (iv) liabilities or obligations that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

Section 4.12. Compliance with Laws and Court Orders. The Company and each of its Subsidiaries is in compliance with, and to the knowledge of the Company is not under investigation with respect to and has not been threatened to be charged with or given notice of any material violation of, any material Governmental Authorization or any Applicable Law.

Section 4.13. Litigation. As of the date hereof, there is no material action, suit, investigation or proceeding pending against or, to the knowledge of the Company, threatened against or affecting, the Company or any of its Subsidiaries before (or, in the case of threatened actions, suits, investigations or proceedings, would be before) or by any Governmental Authority. Neither the Company nor any of its Subsidiaries is subject to any material continuing order, judgment, injunction or decree of any Governmental Authority.

Section 4.14. Properties. (a) The Company and its Subsidiaries have marketable title to, or valid leasehold interests in, all property and assets used in their respective businesses, free and clear of any Liens, except Permitted Liens.

(b) The Company and its Subsidiaries do not own any real property. Section 4.14(b) of the Company Disclosure Schedule contains the true and correct address of all real property leased by the Company or any of its Subsidiaries. Each lease, sublease or license (each, a “Lease”) under which the Company or any of its Subsidiaries leases, subleases or licenses any real property is valid and in full force and effect and neither the Company nor any of its Subsidiaries, nor to the Company’s knowledge any other party to a Lease, has violated any provision of, or taken or failed to take any act which, with or without notice, lapse of time, or both, would constitute a default under the provisions of such Lease, and neither the Company nor any of its Subsidiaries has received notice that it has breached, violated or defaulted under any Lease. The Company has made available to Parent accurate and complete copies of each Lease.

Section 4.15. Intellectual Property. (a) Section 4.15(a) of the Company Disclosure Schedule sets forth a true and complete list of all (i) Owned Intellectual Property that is Registered, indicating for each such item, as applicable, the application or registration number, date and jurisdiction of filing or issuance, and the identity of the current applicant or registered owner, (ii) Company Products, and (iii) Company IP Agreements (other than licenses of Off-the-Shelf software and non-exclusive licenses granted to customers, end-users and hardware and software partners in the ordinary course of business consistent with past practice).

(b) The Company and its Subsidiaries have sufficient rights to use the Company Intellectual Property in connection with the operation of the business of the Company and its Subsidiaries as currently conducted. The Company Intellectual Property includes all Intellectual Property used or held for use in connection with the operation of the business of the Company and its Subsidiaries as currently conducted. The Company or a Subsidiary of the Company is the sole and exclusive owner of all right, title and interest in and to each item Owned Intellectual Property, free and clear of all Liens (excluding non-exclusive licenses granted in the ordinary course of business consistent with past practice and rights of customers to customer-specific customizations made by the Company or a Subsidiary on behalf of a customer), or any obligation to grant any Lien. To the knowledge of the Company, the Company and each Subsidiary of the Company has a valid license to use the Licensed Intellectual Property in connection with the operation of the business of the Company and its Subsidiaries as currently conducted.

(c) To the knowledge of the Company, the Owned Intellectual Property that is Registered and the Licensed Intellectual Property are valid, subsisting and enforceable, as applicable. The Owned Intellectual Property, and to the knowledge of the Company, the Licensed Intellectual Property, is not subject to any outstanding order, judgment, injunction, decree, ruling or agreement adversely affecting the Company’s or any Subsidiary of the Company’s use thereof or rights thereto, or that would impair the validity or enforceability thereof. Except for office actions in the normal course of the examination of applications for registration of Intellectual Property, there is no action or claim pending or threatened in writing by or against the Company or any Subsidiary of the Company contesting or challenging the ownership, validity, registerability, right to use or enforceability of any Owned Intellectual Property.

(d) The Company, its Subsidiaries, the operation of the business of the Company, the use of the Company Intellectual Property, the Company Products and the Company Software in connection therewith do not, and have not in the last six (6) years, infringed, misappropriated or otherwise violated or conflicted with the Intellectual Property rights of any other Person. There is no action or claim pending or threatened in writing against the Company or any Subsidiary of the Company (i) alleging that the Company or any of its Subsidiaries has infringed, misappropriated, or violated the Intellectual Property rights of any Person, or (ii) challenging the ownership of or licensed right to use any Company Intellectual Property, or (iii) that a license under any other Person’s Intellectual Property (other than licenses included in the Company IP Agreements) is or may be required to operate the business of the Company and its Subsidiaries as currently conducted. There is no action or claim pending, asserted or threatened in writing by the Company or any of its Subsidiaries against any other Person alleging that such Person infringes, misappropriates or otherwise violates or conflicts with any Owned Intellectual Property and to the knowledge of the Company, no third party is infringing, misappropriating or otherwise violating any material Owned Intellectual Property.

(e) The Company and its Subsidiaries have taken commercially reasonable measures consistent with industry standards to maintain the confidentiality and value of all confidential information used or held for use in the operation of the business of the Company and its Subsidiaries, including the source code for any Company Products, Company Software and all other confidential Owned Intellectual Property.

(f) The Company and its Subsidiaries have obtained all approvals necessary for exporting the Company Software outside the United States and importing the Company Software into any country in which the Company Software is currently sold, licensed for use or otherwise distributed (in each case only to the extent the Company Software is exported or imported by the Company or any Subsidiary), and all such approvals are valid, current and in full force and effect.

(g) Except as set forth in Section 4.15(g)(i) of the Company Disclosure Schedule, no Public Software forms part of, is incorporated into or is being (or has been) distributed with, in whole or in part, any Company Product in a manner that would (A) require the licensing, disclosure or distribution of any portion of any source code within (or distributed with) the Company Products (other than source code that is a part of such Public Software); or (B) prohibit or limit the receipt of consideration in connection with licensing, sublicensing or distributing of any Company Products; or (C) except as specifically permitted by Applicable Law, allow any Person to decompile, disassemble or otherwise reverse-engineer any source code within (or distributed with) the Company Products (other than source code that is a part of such Public Software); or (D) require the licensing of any Company Products to any other Person for the purpose of making derivative works. With respect to any Public Software listed therein, Section 4.15(g)(i) of the Company Disclosure Schedule also identifies the underlying Public Software, the license agreement governing the use of such Public Software, where such agreements exist, the particular Company Products in which such Public Software is present and the nature of use of such Public Software. To the knowledge of the Company, Section 4.15(g)(ii) of the Company Disclosure Schedule sets forth a list of all other Public Software that, forms part of, is incorporated into or is being (or has been) distributed with, in whole or in part, any Company Product, which the Company has identified as of the date of this Agreement, in accordance with its open-source software usage records.

(h) To the knowledge of the Company, all source code and other documentation concerning Company Products is sufficiently documented to enable a software developer of reasonable skill who is experienced in the field of computer aided engineering and has no less than five (5) years of recent work experience in such field to understand, modify, debug, enhance, compile, support and otherwise utilize the software to which it pertains, without reference to other confidential sources of information. Except as disclosed in Section 4.15(h) of the Company Disclosure Schedule, no such source code (other than application program interfaces) has been delivered or licensed to any other Person, or is subject to any source code escrow, license, delivery or assignment obligation, except license and/or delivery obligations pursuant to agreements with consultants and software or hardware partners engaged in development activities for the Company and its Subsidiaries in the ordinary course of business.

(i) All Company Products (other than Licensed Intellectual Property and other than rights of customers to customer-specific customizations made by the Company or a Subsidiary on behalf of a customer) were (i) developed by employees of the Company or the Company Subsidiaries within the scope of their employment and any and all rights to Intellectual Property created by such employees have been assigned to the Company or a Subsidiary, (ii) developed by independent contractors who have expressly transferred the entire and unencumbered right, title and interest in and to such Company Products to the Company or a Subsidiary pursuant to valid written assignments or by operation of law, or (iii) otherwise acquired by the Company or a Subsidiary from a third party pursuant to a valid written agreement in which the entire and unencumbered right, title and interest in and to such Company Products were expressly assigned to the Company or such Subsidiary. The Company or a Subsidiary exclusively owns the entire and unencumbered right, title and interest in and to the Company Products (other than Licensed Intellectual Property and other than rights of customers to customer-specific customizations made by the Company or a Subsidiary on behalf of a customer), including the source code therefor and Intellectual Property rights therein. No rights in the Intellectual Property of any Company Product have been transferred or granted to any other Person, except for non-exclusive licenses of Company Products granted by the Company or its Subsidiaries to their customers in the ordinary course of business and other than rights of customers to customer-specific customizations made by the Company or a Subsidiary on behalf of a customer.

(j) The Company has furnished to the Parent prior to the execution and delivery of this Agreement true and complete copies of the standard form agreements used by the Company or any Subsidiary relating to the license or sale of Company Products. Neither the Company nor any Subsidiary has granted or is obligated to grant any Person any exclusive rights in, to or under any Owned Intellectual Property (other than rights of customers to customer-specific customizations made by the Company or a Subsidiary on behalf of a customer). Except as disclosed in Section 4.15(j) of the Company Disclosure Schedule and except for any Off-the-Shelf software, no royalties, honoraria, fees or other payments are paid or payable by the Company or any Subsidiary to any Person for the purchase, license, sublicense or use of any Licensed Intellectual Property.

(k) Neither the Company nor any Subsidiary of the Company has entered into any agreement or is otherwise obligated to indemnify any other Person against any claim of infringement, misappropriation or other violation of or conflict with the Intellectual Property rights of any third party, other than customary indemnities agreed to in the ordinary course of business and included as part of the Company’s and/or its Subsidiaries’ contracts for the license, sale or purchase of products or services.

(l) The negotiation, execution, delivery and performance of this Agreement and the consummation of the transactions contemplated by this Agreement will not, under any agreement, contract, obligation or commitment under which the Company or any Subsidiary is bound or purported to be bound, result in (i) Parent or any of its Affiliates being (A) bound by or subject to any non-compete or licensing obligation, covenant not to sue, or other restriction on or modification of the current or contemplated operation or scope of its business, which the Parent or any of its Affiliates was not bound by or subject to prior to the Closing, or (B) obligated to (1) pay any royalties, honoraria, fees or other payments to any Person in excess of those payable by the Parent or any of its Affiliates prior to the Closing, or (2) provide or offer any discounts or other reduced payment obligations to any Person in excess of those provided to such Person by the Parent or any of its Affiliates prior to the Closing.

(m) No university, military, educational institution, research center or Governmental Authority (each, a “R&D Sponsor”) has funded or sponsored research and development of the Company or its Subsidiaries such that it has any claim of right to, ownership of, security interest in or exclusive license to any Company Products (other than rights of customers to customer-specific customizations made by the Company or a Subsidiary on behalf of a customer). Neither the Company nor any Subsidiary has participated in any standards-setting activities or joined any standards setting or Intellectual Property sharing organization that would affect the proprietary nature of any Owned Intellectual Property or restrict the ability of the Company or any Subsidiary to enforce, license or exclude others from using any Owned Intellectual Property.

Section 4.16. Taxes. (a) All material Tax Returns required by Applicable Law to be filed with any Taxing Authority by, or on behalf of, the Company or any of its Subsidiaries have been filed when due in accordance with all Applicable Law, and all such material Tax Returns are, or shall be at the time of filing, true, correct and complete in all material respects.

(b) The Company and each of its Subsidiaries has timely paid (or has had paid on its behalf) or has timely withheld and remitted to the appropriate Taxing Authority all material Taxes due and payable, or, where payment is not yet due, has established (or has had established on its behalf and for its sole benefit and recourse) in accordance with GAAP an adequate accrual for all material Taxes through the end of the last period for which the Company and its Subsidiaries ordinarily record items on their respective books.

(c) The income and franchise Tax Returns of the Company and its Subsidiaries through the Tax year ended December 31, 2003 have been examined and closed or are Tax Returns with respect to which the applicable period for assessment under Applicable Law, after giving effect to extensions or waivers, has expired.

(d) No Taxing Authority has proposed, or, to the knowledge of the Company, is threatening to propose any material adjustment to any Tax Return of the Company or any of its Subsidiaries.

(e) Neither the Company nor any of its Subsidiaries has granted any waiver of any statute of limitations with respect to, or any extension of a period for the assessment of, any Tax.

(f) There is no claim, audit, action, suit, proceeding or investigation now pending or, to the Company’s knowledge, threatened against or with respect to the Company or its Subsidiaries in respect of any material Tax.

(g) During the two-year period ending on the date hereof, neither the Company nor any of its Subsidiaries was a distributing corporation or a controlled corporation in a transaction intended to be governed by Section 355 of the Code.

(h) Neither the Company nor any of its Subsidiaries has any liability for the Taxes of any person (other than the Company or any of its Subsidiaries).

(i) Neither the Company nor any of its Subsidiaries has participated or engaged in any transaction that constitutes a “reportable transaction” within the meaning of U.S. Treasury Regulations Section 1.6011-4(b).

(j) “Tax” means (i) any tax or other like assessment or charge of any kind whatsoever (including withholding on amounts paid to or by any Person), together with any interest, penalty, addition to tax or additional amount imposed by any Governmental Authority (a “Taxing Authority”) responsible for the imposition of any such tax (domestic or foreign), and (ii) in the case of the Company or any of its Subsidiaries, liability for the payment of any amount of the type described in clause (i) as a result of being or having been before the Effective Time a member of an affiliated, consolidated, combined or unitary group. “Tax Return” means any report, return, document, declaration or other information or filing required to be supplied to any Taxing Authority with respect to Taxes, including information returns, any documents with respect to or accompanying payments of estimated Taxes, or with respect to or accompanying requests for the extension of time in which to file any such report, return, document, declaration or other information.

Section 4.17. Employee Benefit Plans. (a) Section 4.17 of the Company Disclosure Schedule contains a correct and complete list identifying (i) each “employee benefit plan,” as defined in Section 3(3) of ERISA, each severance, termination, change of control retention, sale, bonus or similar contract, plan, arrangement or policy and each other plan or arrangement providing for compensation, bonuses, profit-sharing, stock option or other stock related rights or other forms of incentive or deferred compensation, vacation benefits, insurance (including any self-insured arrangements), health or medical benefits, employee assistance program, disability or sick leave benefits, workers’ compensation, supplemental unemployment benefits, severance benefits and post-employment or retirement benefits (including compensation, pension, health, medical or life insurance benefits) which is maintained, administered or contributed to by the Company or any ERISA Affiliate and covers any current or former employee, director or consultant of the Company or any of its Subsidiaries, or with respect to which the Company or any of its Subsidiaries has any liability, and (ii) each employment, consulting or services agreement (other than at-will offer letters and consultant agreements providing no more than three months of notice of termination) of any current or former employee, director or consultant of the Company or any Subsidiary of the Company (x) to which the Company or any Subsidiary is a party or with respect to which the Company or any Subsidiary has any continuing obligation and (y) (A) relates to the provision of services in the United States or (B) provides for notice periods or material benefits in excess of the minimum requirements under applicable Law or customary practice (collectively, the “Employee Plans”). Each Employee Plan is in writing and true and complete copies of each material Employee Plan (and, if applicable, related trust or funding agreements or insurance policies) and all material amendments thereto and material written interpretations thereof have been furnished to Parent together with the most recent annual report (Form 5500 including, if applicable, Schedule B thereto) and tax return (Form 990) prepared in connection with any such plan or trust. Neither the Company nor any Subsidiary of the Company has any express or implied commitment, (i) to create, incur liability with respect to or cause to exist any other employee benefit plan, program or arrangement or (ii) to modify, change or terminate any Employee Plan, other than with respect to a modification, change or termination required by Applicable Law.

(b) Neither the Company nor any ERISA Affiliate nor any predecessor thereof sponsors, maintains or contributes to, or has in the past sponsored, maintained or contributed to, any Employee Plan subject to Title IV of ERISA or a single employer pension plan (within the meaning of Section 4001(a)(15) of ERISA) for which the Company or any ERISA Affiliate could incur liability under Section 4063 or 4064 of ERISA (a “Multiple Employer Plan”).

(c) Neither the Company nor any ERISA Affiliate nor any predecessor thereof contributes to, or has in the past contributed to, any multiemployer plan, as defined in Section 3(37) of ERISA (a “Multiemployer Plan”) (within the meaning of Section 406 of ERISA or Section 4975 of the Code) with respect to any Plan. Neither the Company nor any Subsidiary of the Company has incurred any liability under, arising out of or by operation of Title IV of ERISA (other than liability for premiums to the PBGC arising in the ordinary course).

(d) Each Employee Plan that is intended to be qualified under Section 401(a) of the Code has timely received a favorable determination letter from the Internal Revenue Service (the “IRS”) covering all of the provisions applicable to the Plan for which determination letters are currently available that the Plan is so qualified, or has timely filed a pending application for such determination from the IRS, and, to the knowledge of the Company, no fact, event or circumstance has occurred since the date of the most recent determination letter or letters from the IRS to adversely affect the qualified status of any such Employee Plan or the exempt status of any such trust. The Company has made available to Parent copies of the most recent Internal Revenue Service determination letters with respect to each such Employee Plan. Each Employee Plan is now and has always been maintained, operated, and administered in all material respects in compliance with its terms and with the requirements prescribed by Applicable Law, including ERISA and the Code. No events have occurred or fact or circumstance exists with respect to any Employee Plan that could result in payment or assessment by or against the Company or any Subsidiary of the Company of any material excise taxes under Sections 4972, 4975, 4976, 4977, 4979, 4980B, 4980D, 4980E or 5000 of the Code.

(e) The consummation of the transactions contemplated by this Agreement will not (either alone or together with any other event) entitle any current or former employee, director or consultant or independent contractor of the Company or any of its Subsidiaries to severance or termination pay or accelerate the time of payment or vesting or trigger any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or trigger any other material obligation pursuant to, any Employee Plan. There is no contract, plan or arrangement (written or otherwise) covering any current or former employee, director or consultant of the Company or any of its Subsidiaries that, individually or collectively, would entitle any such individual to any severance or other payment solely as a result of the transactions contemplated by this Agreement, or could give rise to the payment of any amount that would not be deductible, as a result of the transactions contemplated by this Agreement, either alone or in combination with another event, pursuant to the terms of Section 280G or Section 162(m) of the Code. The Company and each of its Subsidiaries has the right to amend, freeze or terminate, including the right to reduce the benefits payable thereunder, or limit the eligibility therefor, each Employee Plan providing for severance, termination, redundancy or similar payments or benefits, other than (i) any International Plan, (ii) any Employee Plan that is an employment, consulting, services or similar agreement with any individual current or former employee, director or consultant of the Company or any of its Subsidiaries or (iii) any Company Stock Plan (or award agreement thereunder).

(f) Neither the Company nor any of its Subsidiaries has any liability in respect of post-retirement health, medical or life insurance benefits for retired, former or current employees, directors or consultants of the Company or its Subsidiaries except as required to avoid excise tax under Section 4980B of the Code.

(g) Any arrangement of the Company or any Subsidiary of the Company that is subject to Section 409A of the Code was administered in reasonable, good faith compliance with the requirements of Section 409A of the Code through December 31, 2008, and all arrangements of the Company and each of its Subsidiaries subject to Section 409A of the Code that provide payment after December 31, 2008 and were in existence on such date have been amended to comply with the requirements of the final regulations under Section 409A. Neither the Company nor any Subsidiary of the Company has elected to or is required to defer payment of amounts from a foreign entity which will be subject to the provisions of Section 457A of the Code. Neither the Company nor any Subsidiary of the Company has any obligation to gross-up or otherwise reimburse any person for any tax incurred by such person pursuant to Section 409A or Section 280G of the Code.

(h) All contributions, premiums and payments accrued under each Employee Plan, determined in accordance with prior funding and accrual practices under GAAP, as adjusted to include proportional accruals for the period ending as of the date hereof, have been discharged and paid on or prior to the date hereof in accordance with their terms and applicable Law except to the extent reflected as a liability on the Company Balance Sheet. The Company and each of its Subsidiaries have made all social security contributions (including contributions to all mandatory provident fund schemes) in respect of or on behalf of all its employees in accordance with applicable Law.

(i) There is no action, suit, investigation, audit or proceeding pending against or involving or, to the knowledge of the Company, threatened against or involving, any Employee Plan before any Governmental Authority.

(j) In addition to the foregoing, with respect to each Employee Plan that is not subject to United States law (an “International Plan”):

(i) the fair market value of the assets and benefit obligations of each International Plan that is a material defined benefit plan as of December 31, 2008 is set forth in the Company’s Annual Report on Form 10-K, according to the actuarial assumptions set forth therein, and there has been no material change in the financial condition of such Plan since December 31, 2008;

(ii) each International Plan required to be registered has been registered and has been maintained in good standing with applicable regulatory authorities;

(iii) there has been no amendment to, written interpretation of or announcement (whether or not written) by the Company or any of its Subsidiaries relating to, or change in employee participation or coverage under, any International Plan that would increase materially the expense of maintaining such International Plan above the level of expense incurred in respect thereof for the most recent fiscal year ended prior to the date hereof; and

(iv) from and after the Effective Time, Parent and its Affiliates will receive the full benefit of any such funds, accruals or reserves under the International Plans.

(k) Except as would not result in a material liability to the Company, all contracts of employment or for services (i) with any employee of the Company or any of its Subsidiaries providing services outside the United States or (ii) with any director, consultant or independent contractor of or to the Company or any of its Subsidiaries, can be terminated on three months’ notice or less given at any time.

(l) The Company and its Subsidiaries are in compliance with the U.S. Workers Adjustment and Retraining Notification Act (“WARN”) and have no liabilities pursuant to WARN.

Section 4.18. Labor and Employment Matters. (a) (i) There are no controversies pending or, to the knowledge of the Company, threatened between the Company or any Subsidiary of the Company and any of their respective employees, which controversies would, individually or in the aggregate, prevent or materially delay consummation of any of the transactions contemplated under this Agreement or otherwise prevent or materially delay the Company from performing its obligations under this Agreement; (ii) neither the Company nor any Subsidiary of the Company is a party to any collective bargaining agreement, collective agreement, works council agreement or labor or trade union contract applicable to persons employed by the Company or any Subsidiary of the Company, nor, to the knowledge of the Company, are there any activities or proceedings of any labor union to organize any such employees; (iii) neither the Company nor any Subsidiary of the Company has, in any material respect, breached or otherwise failed to comply with any provision of any such material agreement or contract, and, to the knowledge of the Company, there are no material grievances outstanding against the Company or any Subsidiary of the Company under any such agreement or contract; (iv) there are no material unfair labor practice complaints pending against the Company or any Subsidiary of the Company or, to the knowledge of the Company, any current union representation questions involving employees of the Company or any Subsidiary of the Company; and (v) there is no strike, slowdown, work stoppage or lockout, or, to the knowledge of the Company, threat thereof, by or with respect to any employees of the Company or any Subsidiary of the Company. The consent of, the consultation with, or the rendering of formal advice by any labor or trade union, works council or any other employee representative body is not required to consummate any of the transactions contemplated by this Agreement.

(b) The Company and the Subsidiaries are in compliance, in all material respects, with all applicable laws relating to the employment of labor, including those related to wages, hours, immigration and naturalization, collective bargaining and the payment and withholding of taxes and other sums as required by the appropriate Governmental Authority and, except as would not result in material liability, have withheld and paid to the appropriate Governmental Authority or are holding for payment not yet due to such Governmental Authority all amounts required to be withheld from employees of the Company or any Subsidiary of the Company and, except as would not result in material liability, are not liable for any arrears of wages, taxes, penalties or other sums for failure to comply with any of the foregoing. There is no charge or proceeding with respect to a material violation of any occupational safety or health standards that has been asserted or is now pending or, to the Company’s knowledge, threatened with respect to the Company. There is no material charge of discrimination in employment or employment practices, for any reason, including, without limitation, age, gender, race, religion or other legally protected category, which has been asserted or is now pending or, to the Company’s knowledge, threatened before any Governmental Authority in any jurisdiction in which the Company or any Subsidiary of the Company has employed or employs any person.

Section 4.19. Environmental Matters. (a) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company:

(i) no written notice, order, complaint or penalty has been received by the Company or any of its Subsidiaries arising out of any Environmental Laws, and there are no judicial, administrative or other actions, suits or proceedings pending or, to the Company’s knowledge, threatened by any Governmental Authority or any other Person which allege a violation by the Company or any of its Subsidiaries of any Environmental Laws;

(ii) the Company and each of its Subsidiaries have obtained all Governmental Authorizations required by applicable Environmental Laws and affecting or relating to the business or assets of the Company or any of its Subsidiaries (“Environmental Permits”);

(iii) all Environmental Permits are valid and in full force and effect and the Company and its Subsidiaries are in compliance with the terms of such Environmental Permits; and

(iv) the operations of the Company and each of its Subsidiaries are in compliance with the terms of applicable Environmental Laws.

Section 4.20. Material Contracts. (a) As of the date hereof, neither the Company nor any of its Subsidiaries is a party to or bound by:

(i) any inbound lease, license, purchase or other similar agreement for the purchase, lease or license by the Company or any of its Subsidiaries of goods, services, Intellectual Property or other assets that has resulted in annual payments by the Company or any of its Subsidiaries of $1,000,000 or more during any fiscal year beginning on or after January 1, 2007 or that obligates the Company or any of its Subsidiaries to make payments in any fiscal year of $1,000,000 or more, except for any such contract between the Company and/or any of its Subsidiaries;

(ii) any contract or agreement evidencing Indebtedness, in or for an amount of $500,000 or more, except for any such contract or agreement between the Company and/or any of its Subsidiaries;

(iii) any joint venture, partnership, or similar agreement;

(iv) any contract or agreement relating to the acquisition or disposition of any material business or any interest therein under which the Company or any of its Subsidiaries has any material outstanding rights or obligations;

(v) any Company IP Agreement set forth, or required to be set forth, in Section 4.15(a) of the Company Disclosure Schedule; and

(vi) any contract or agreement required to be included in the Company SEC Documents pursuant to Item 601(b)(10) of Regulation S-K of the SEC.

Any contract, arrangement, commitment or understanding of the type described in this Section 4.20(a) above, together with any outbound lease, license, sale or other similar agreement (excluding any purchase orders) providing for the sale, lease or license by the Company or any of its Subsidiaries of goods, services, Intellectual Property or other assets that is expected to result in annual payments to the Company or any of its Subsidiaries of $1,000,000 or more, except for any such contract between the Company and/or any of its Subsidiaries, will be referred to herein as a “Material Contract”.

(b) Each of the Material Contracts is valid and in full force and effect and neither the Company nor any of its Subsidiaries, nor to the Company’s knowledge any other party to a Material Contract, has violated any provision of, or taken or failed to take any act which, with or without notice, lapse of time, or both, would constitute a default under the provisions of such Material Contract, and neither the Company nor any of its Subsidiaries has received notice that it has breached, violated or defaulted under any Material Contract. Neither the Company nor any of its Subsidiaries is party to any contract, agreement, arrangement or understanding containing any provision or covenant limiting in any material respect the ability of the Company or any of its Subsidiaries (or, after the consummation of the Merger, Parent, the Surviving Corporation or any of their respective Subsidiaries) to (i) sell any products or services of or to any other Person or in any geographic region, (ii) engage in any line of business or (iii) compete with or to obtain products or services from any Person or limiting the ability of any Person to provide products or services to the Company or any of its Subsidiaries (or, after the consummation of the Merger, Parent, the Surviving Corporation or any of their respective Subsidiaries).

Section 4.21. Finders’ Fees. Except for J.P. Morgan Securities Inc., a copy of whose engagement agreement has been provided to Parent, there is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of the Company or any of its Subsidiaries who might be entitled to any fee or commission from the Company or any of its Affiliates in connection with the transactions contemplated by this Agreement.

Section 4.22. Opinion of Financial Advisor. The Company has received the opinion of J.P. Morgan Securities Inc., financial advisor to the Company, to the effect that, as of July 6, 2009, the Merger Consideration is fair to the Company’s stockholders from a financial point of view, a signed copy of which will be made available to Parent promptly following its receipt.

Section 4.23. Antitakeover Statutes and Rights Agreement. (a) The Company has taken all action necessary to exempt the Merger, this Agreement, the Voting Agreements and the transactions contemplated hereby from Section 203 of Delaware Law.

(b) The Company has taken all action necessary to render the Company Rights issued pursuant to the terms of the Company Rights Agreement inapplicable to the Merger, this Agreement, the Voting Agreements and the transactions contemplated hereby.

Section 4.24. Insurance. With respect to each insurance policy that is material to the Company and its Subsidiaries, taken as a whole, neither the Company nor any of its Subsidiaries is in material breach or default (including any such breach or default with respect to the payment of premiums or the giving of notice) and, to the knowledge of the Company, no event has occurred which, with notice or the lapse of time, would constitute such a material breach or default, or permit termination or modification, under the policy.

Section 4.25. Insider Interests. To the knowledge of the Company, no officer or director of the Company or any of its Subsidiaries has any material interest in any material property, real or personal, tangible or intangible, including inventions, patents, trademarks or trade names, used in or pertaining to the business of the Company or any of its Subsidiaries.

Section 4.26. No Other Representations and Warranties. (a) Except for the representations and warranties set forth in this Article 4, each of Parent and Merger Subsidiary acknowledges and agrees that no representation or warranty of any kind whatsoever, express or implied, at law or in equity, is made or shall be deemed to have been made by or on behalf of the Company to Parent or Merger Subsidiary, and the Company hereby disclaims any such representation or warranty, whether by or on behalf of the Company.

(b) Each of Parent and Merger Subsidiary also acknowledges and agrees that the Company makes no representation or warranty with respect to any projections, forecasts or other estimates, plans or budgets of future revenues, expenses or expenditures, future results of operations (or any component thereof), future cash flows (or any component thereof) or future financial condition (or any component thereof) of the Company or any of its Subsidiaries or the future business, operations or affairs of the Company or any of its Subsidiaries heretofore or hereafter delivered to or made available to Parent, Merger Subsidiary or their respective Representatives or Affiliates.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF PARENT

Parent represents and warrants to the Company that:

Section 5.01. Corporate Existence and Power. Each of Parent and Merger Subsidiary is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation and has all corporate powers and all Governmental Authorizations that are material to Parent and Merger Subsidiary, taken as a whole, and required to carry on its business as now conducted. Since the date of its incorporation, Merger Subsidiary has not engaged in any activities other than in connection with or as contemplated by this Agreement.

Section 5.02. Corporate Authorization. The execution, delivery and performance by Parent and Merger Subsidiary of this Agreement and the consummation by Parent and Merger Subsidiary of the transactions contemplated hereby are within the corporate powers of Parent and Merger Subsidiary and have been duly authorized by all necessary corporate action. This Agreement constitutes a valid and binding agreement of each of Parent and Merger Subsidiary enforceable in accordance with its terms (subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws affecting creditors’ rights generally and general principles of equity).

Section 5.03. Governmental Authorization. The execution, delivery and performance by Parent and Merger Subsidiary of this Agreement and the consummation by Parent and Merger Subsidiary of the transactions contemplated hereby require no action by or in respect of, or filing with, any Governmental Authority, other than (i) the filing of a certificate of merger with respect to the Merger with the Delaware Secretary of State and appropriate documents with the relevant authorities of other states in which Parent is qualified to do business, (ii) compliance with any applicable requirements of the HSR Act and Foreign Antitrust Laws, including the German Act against Restraints of Competition of 1958, (iii) compliance with any applicable requirements of the 1933 Act, the 1934 Act and any other state or federal securities laws and (iv) any actions or filings the absence of which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent.

Section 5.04. Non-contravention. The execution, delivery and performance by Parent and Merger Subsidiary of this Agreement and the consummation by Parent and Merger Subsidiary of the transactions contemplated hereby do not and will not (i) contravene, conflict with, or result in any violation or breach of any provision of the certificate of incorporation or bylaws of Parent or Merger Subsidiary, (ii) assuming compliance with the matters referred to in Section 5.03, contravene, conflict with or result in a material violation or breach of any provision of any material Applicable Law, (iii) assuming compliance with the matters referred to in Section 5.03, require any consent or other action by any Person under, constitute a default under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which Parent or any of its Subsidiaries is entitled under any provision of any material agreement or other instrument binding upon Parent or any of its Subsidiaries or (iv) result in the creation or imposition of any Lien on any material asset of the Parent or any of its Subsidiaries.

Section 5.05. Disclosure Documents. The information supplied by Parent for inclusion in the Proxy Statement will not, at the time the Proxy Statement and any amendments or supplements thereto is first mailed to the stockholders of the Company and at the time of the Company Stockholder Approval, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The representations and warranties contained in this Section 5.05 will not apply to statements or omissions included or incorporated by reference in the Proxy Statement based upon information supplied by the Company or any of its representatives or advisors specifically for use or incorporation by reference therein.

Section 5.06. Finders’ Fees. There is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of Parent who might be entitled to any fee or commission from the Company or any of its Affiliates upon consummation of the transactions contemplated by this Agreement.

Section 5.07. Financing. Parent has provided to the Company true and complete copies of (i) the fully executed commitment letter, dated as of July 7, 2009, between Parent and each of Wells Fargo Foothill LLC and Capital Source Bank (the “Debt Financing Commitments”), pursuant to which each of Wells Fargo Foothill LLC and Capital Source Bank has agreed to lend the amounts set forth therein on the terms and subject to the conditions set forth therein (the “Debt Financing”) for the purpose of funding the transactions contemplated by this Agreement, and (ii) (A) the fully executed equity commitment letter, dated as of the date hereof, between Parent and STG III, L.P. and STG III-A, L.P. (the “STG Equity Commitment”) and (B) the fully executed equity and debt commitment letter between Parent and Elliott Associates, L.P. and Elliott International, L.P. (the “Elliott Equity Commitment” and, together with the STG Equity Commitment, the “Equity Financing Commitments” and together with the Debt Financing Commitments, the “Financing Commitments”), pursuant to which each of STG III, L.P., STG III-A, L.P., Elliott Associates, L.P. and Elliott International, L.P. has committed to invest the amount set forth therein on the terms and subject to the conditions set forth therein (the “Equity Financing” and together with the Debt Financing, the “Financing”). As of the date hereof, none of the Financing Commitments has been amended or modified, and the respective commitments contained in the Financing Commitments have not been withdrawn or rescinded in any respect. The Financing Commitments are in full force and effect and constitute the legal, valid and binding obligations of each of Parent, Merger Subsidiary and the other parties thereto (except as such enforceability may be limited by applicable bankruptcy, reorganization, moratorium, liquidation, conservatorship, receivership or similar laws relating to, or affecting generally the enforcement of, creditors’ rights and remedies or by other equitable principles of general application (regardless of whether such enforceability is considered in a proceeding in equity or at law)). There are no conditions precedent or other contingencies related to the funding of the full amount of the Financing, other than as expressly set forth in the Financing Commitments, and Parent has no reason to believe that it will not be able to satisfy any term or condition of closing of the Financing that is required to be satisfied as a condition to the Financing, or that the Financing will not be made available to Parent on the Closing Date (assuming in each case compliance by the Company with its covenants hereunder and the continuing accuracy of the Company’s representations and warranties hereunder). Subject to the terms and conditions of the Financing Commitments, the aggregate proceeds of the Financings together with the Company Cash Deposit is an amount sufficient to consummate the Merger upon the terms contemplated by this Agreement and pay all related fees and expenses of Parent, Merger Subsidiary and their respective Representatives pursuant to this Agreement.

Section 5.08. Guarantee. Concurrently with the execution of this Agreement, Parent has delivered to the Company a duly executed limited guarantee of each of STG III, L.P. and STG III-A, L.P. (each, a “Guarantor”) with respect to certain matters on the terms specified therein (the “Limited Guarantee”). As of the date hereof, the Limited Guarantee is in full force and effect and constitutes the legal, valid and binding obligation of the applicable Guarantor (except as such enforceability may be limited by applicable bankruptcy, reorganization, moratorium, liquidation, conservatorship, receivership or similar laws relating to, or affecting generally the enforcement of, creditors’ rights and remedies or by other equitable principles of general application (regardless of whether such enforceability is considered in a proceeding in equity or at law)), and no event has occurred, which, with or without notice, lapse of time or both, would constitute a default on the part of such Guarantor under such Limited Guarantee.

ARTICLE 6

COVENANTS OF THE COMPANY

The Company agrees that:

Section 6.01. Conduct of the Company. Except as set forth in Section 6.01 of the Company Disclosure Schedule, as expressly contemplated in this Agreement, or as required by Applicable Law or Governmental Authority, from the date hereof until the Effective Time or the termination of this Agreement in accordance with its terms, the Company shall, and shall cause each of its Subsidiaries to, conduct its business in the ordinary course (including, without limitation, managing its cash and working capital (including the payment of accounts payable and the receipt of accounts receivable) in the ordinary course of business) and use its commercially reasonable efforts to preserve intact its business organizations and maintain relationships with third parties, and to keep available the services of its present officers and employees. Without limiting the generality of the foregoing, except with the prior written consent of Parent (Parent’s decision as to whether to grant any such consent (which decision can be made in Parent’s discretion) shall not be unreasonably delayed) or as expressly contemplated by this Agreement, as required by Applicable Law or Governmental Authority or set forth in Section 6.01 of the Company Disclosure Schedule, the Company shall not, nor shall it permit any of its Subsidiaries to:

(a) amend its articles of incorporation, bylaws or other similar organizational documents;

(b) (i) split, combine or reclassify any shares of its capital stock, (ii) declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock, or (iii) redeem, repurchase or otherwise acquire or offer to redeem, repurchase, or otherwise acquire any Company Securities or any Company Subsidiary Securities;

(c) (i) issue, deliver or sell, or authorize the issuance, delivery or sale of, any shares of any Company Securities or Company Subsidiary Securities, including the grant of Company Stock Awards, other than the issuance of (A) any shares of the Company Stock upon the exercise or settlement of Company Stock Awards that are outstanding on the date of this Agreement in accordance with the terms of those awards on the date of this Agreement, (B) any Company Subsidiary Securities to the Company or any other Subsidiary of the Company and (C) any Company Stock Awards, or shares of Company Stock issued upon the exercise or settlement thereof, granted to new employees hired after the date hereof, provided, however, that such Company Stock Awards may not exceed an amount of shares of Company Stock upon exercise or settlement thereof in excess of 15,000 per new employee hired, and 75,000 in the aggregate for all such Company Stock Awards allowed pursuant to this subsection (C), and any such Company Stock Award shall exclude the transactions contemplated by this Agreement from any change of control acceleration provisions therein; or (ii) amend any term of any Company Security or any Company Subsidiary Security;

(d) acquire (by merger, consolidation, acquisition of stock or assets or otherwise), directly or indirectly, any material amount of assets, securities, properties, interests or businesses, other than pursuant to existing contracts or commitments disclosed to Parent on Section 6.01(d) of the Company Disclosure Schedule;

(e) sell, lease or otherwise transfer any of its material assets, securities, properties, interests or businesses, other than (i) pursuant to existing contracts or commitments or (ii) the sale of inventory in the ordinary course of business;

(f) other than in connection with actions permitted by Section 6.01(d), make any material loans, advances or capital contributions to, or investments in, any other Person;

(g) incur any Indebtedness, other than any Indebtedness incurred between the Company and any of its wholly-owned Subsidiaries or between any of such wholly-owned Subsidiaries or Indebtedness in an amount not to exceed $500,000 in the aggregate;

(h) (i) enter into any employment (other than an at-will offer letter with a U.S. employee or an employment agreement with a non-U.S. employee that is entered into in the ordinary course of business and that does not provide for notice periods or material benefits in excess of the minimum requirements under applicable Law or customary practice), deferred compensation or other similar agreement or amend any such existing agreement), (ii) increase benefits or compensation payable under any existing severance or termination pay plans, agreements or policies, (iii) establish, adopt or materially amend any collective bargaining, works council, bonus, profit-sharing, thrift, pension, retirement, severance, deferred compensation, stock option, restricted stock or other benefit plan, agreement, trust, fund, policy or arrangement, including any Employee Plan, or (iv) increase compensation, bonus or other benefits payable to any employee of the Company or any of its Subsidiaries;

(i) change the Company’s methods of accounting, except as required by concurrent changes in GAAP or in Regulation S-X of the 1934 Act, as agreed to by its independent public accountants;

(j) settle, or offer or propose to settle, (i) any material litigation, investigation, arbitration, proceeding or other claim involving or against the Company or any of its Subsidiaries, (ii) any stockholder litigation or dispute against the Company or any of its officers or directors or (iii) any litigation, arbitration, proceeding or dispute that relates to the transactions contemplated hereby;

(k) make, revoke or change any material Tax election or method of Tax accounting or settle or compromise any material liability with respect to Taxes;

(l) (i) abandon, disclaim, dedicate to the public, sell, assign or grant any security interest in, to or under any Owned Intellectual Property, including failing to perform or cause to be performed all necessary filings, recordings and other acts in respect of Registered Intellectual Property and, for the avoidance of doubt, any Internet domain names, or to pay or cause to be paid all required fees and Taxes, and to maintain and protect its interest in the Owned Intellectual Property, (ii) grant to any third party any license, or enter into any covenant not to sue, with respect to any Company Intellectual Property, except nonexclusive licenses in the ordinary course of business consistent with past practice, and (iii) disclose or allow to be disclosed any confidential information or confidential Company Intellectual Property to any Person, other than Persons that are subject to a confidentiality or non-disclosure covenant protecting against further disclosure thereof except where such confidential information is embodied by the Company Products;

(m) enter into any contract, arrangement, commitment or understanding that would constitute a Material Contract or terminate, materially amend or modify, or waive any material right under any Material Contract, in each case other than (i) any such customer contracts in the ordinary course of business consistent with past practice and (ii) any ordinary course amendment or modification to any Material Contract that does not result in an increase in aggregate liabilities of the Company or any of its Subsidiaries under such Material Contract; or

(n) agree, resolve or commit to do any of the foregoing.

Section 6.02. Company Stockholder Meeting. The Company shall cause a meeting of its stockholders (the “Company Stockholder Meeting”) to be duly called and held as soon as reasonably practicable for the purpose of voting on the approval and adoption of this Agreement and the Merger. The Board of Directors of the Company shall, (i) subject to Section 6.03, recommend approval and adoption of this Agreement, the Merger and the other transactions contemplated hereby by the Company’s stockholders, (ii) subject to Section 6.03, use its reasonable best efforts to obtain the Company Stockholder Approval and (iii) otherwise comply with all legal requirements applicable to such meeting. The Company may adjourn or postpone the Company Stockholder Meeting: (i) if and to the extent necessary to provide any necessary supplement or amendment to the Proxy Statement to the Company’s stockholders in advance of a vote on this Agreement and the Merger or (ii) if, as of the time for which the Company Stockholder Meeting is originally scheduled (as set forth in the Proxy Statement), there are insufficient shares of Company Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Company Stockholder Meeting.

Section 6.03. No Solicitation; Other Offers. (a) General Prohibitions. Neither the Company nor any of its Subsidiaries shall, nor shall the Company or any of its Subsidiaries authorize or permit any of its or their officers, directors, employees, investment bankers, attorneys, accountants, consultants or other agents or advisors (“Representatives”) to, directly or indirectly, (i) solicit, initiate or knowingly take any action to facilitate or encourage the submission of any Acquisition Proposal, (ii) enter into or participate in any discussions or negotiations with, furnish any information relating to the Company or any of its Subsidiaries or afford access to the business, properties, assets, books or records of the Company or any of its Subsidiaries to, or otherwise cooperate in any way with any Third Party that has made, or, to the Company’s knowledge, is considering making, an Acquisition Proposal, (iii) fail to make, withdraw or modify in a manner adverse to Parent the

Company Board Recommendation (or, subject to the last paragraph of Section 6.03(b), fail to reject an Acquisition Proposal) (any of the foregoing in this clause (iii), an “Adverse Recommendation Change”), (iv) enter into any agreement in principle, letter of intent, term sheet, merger agreement, acquisition agreement, option agreement or other similar instrument relating to an Acquisition Proposal or (v) fail to take all action necessary to enforce, or waive or amend, any confidentiality, standstill or similar agreement to which the Company or any of its Subsidiaries is a party or otherwise bound.

(b) Exceptions. Notwithstanding Section 6.03(a), at any time prior to the adoption of this Agreement by the Company’s stockholders:

(i) the Company, directly or indirectly through advisors, agents or other intermediaries, may (A) engage in negotiations or discussions with any Third Party and its Representatives and financing sources that has made after the date of this Agreement a bona fide, unsolicited written Acquisition Proposal that the Board of Directors of the Company reasonably believes (after consultation with its outside legal counsel and a financial advisor of nationally recognized reputation) constitutes or could reasonably be expected to lead to a Superior Proposal, and (B) thereafter furnish to such Third Party or its Representatives and financing sources non-public information relating to the Company or any of its Subsidiaries pursuant to a confidentiality agreement with such Third Party with no material term less favorable to the Company than those contained in the confidentiality agreement dated April 20, 2009 between the Company and Symphony Technology Group (as amended, modified or supplemented, the “Confidentiality Agreement”) and which permits the Company to comply with the terms of this Section 6.03 (including this subsection (b)); provided that all such information (to the extent that such information has not been previously provided or made available to Parent) is provided or made available to Parent, as the case may be, prior to or substantially concurrently with the time it is provided or made available to such Third Party) and (C) take any nonappealable, final action that any court of competent jurisdiction orders the Company to take;

(ii) the Board of Directors of the Company may make an Adverse Recommendation Change as a result of the receipt of a Superior Proposal with respect to which no breach of this Section 6.03 occurred, in the event that the Company provides Parent with five (5) Business Days notice of its intention to do so; and

(iii) subject to compliance with the procedures set forth in Section 10.01(d), terminate this Agreement to promptly enter into a definitive agreement with respect to such Superior Proposal;

in each case referred to in the foregoing clauses (i), (ii) and (iii) only if the Board of Directors of the Company determines in good faith, after consultation with outside legal counsel, that the failure to take such action would be inconsistent with its fiduciary duties under Delaware Law.

In addition, nothing contained herein shall prevent the Board of Directors of the Company from complying with Rule 14e-2(a) or Rule 14d-9 under the 1934 Act with regard to an Acquisition Proposal; provided that any such action taken or statement made shall be deemed to be an Adverse Recommendation Change, other than (A) issuing a “stop, look and listen” disclosure or similar communication of the type contemplated by Rule 14d-9(f) under the 1934 Act or (B) an express rejection of an applicable Acquisition Proposal that also includes an express reaffirmation of the Company Board Recommendation.

(c) Required Notices. The Board of Directors of the Company shall not take any of the actions referred to in Section 6.03(b) unless the Company shall have delivered to Parent a prior written notice advising Parent that it intends to take such action at least 24 hours prior to the taking of any such action. In addition, the Company shall notify Parent promptly (but in no event later than one Business Day) after receipt by the Company (or any of its Representatives) of any Acquisition Proposal or any request for information in connection with, or which the Company reasonably concludes could lead to, any Acquisition Proposal, indicating, in connection with such notice or proposal, the material terms and conditions thereof (including the name of such Person making the proposal or request), and shall keep Parent informed as to the status (including changes to the material terms) of such Acquisition Proposal. The Company shall also notify Parent promptly (but in no event later than one

Business Day) after receipt by the Company of any request for non-public information relating to the Company or any of its Subsidiaries or for access to the business, properties, assets, books or records of the Company or any of its Subsidiaries by any Third Party that has made, or, to the Company’s knowledge, is considering making, an Acquisition Proposal.

(d) Definition of Superior Proposal. For purposes of this Agreement, “Superior Proposal” means a bona fide, unsolicited written Acquisition Proposal for a majority of the outstanding shares of Company Stock or all or substantially all of the consolidated assets of the Company and its Subsidiaries on terms that the Board of Directors of the Company determines in good faith by a majority vote, taking into account all the terms and conditions of such Acquisition Proposal including the reasonably expected timing and likelihood of the consummation of such Acquisition Proposal, and after considering the advice of a financial advisor of nationally recognized reputation and outside legal counsel, is more favorable to the Company’s stockholders from a financial point of view than as provided hereunder (taking into account any proposed modifications by Parent in response thereto).

(e) Obligation to Terminate Existing Discussions. The Company shall, and shall cause its Subsidiaries and its and their Representatives to, cease immediately and cause to be terminated any and all existing activities, discussions or negotiations, if any, with any Third Party and its Representatives and its financing sources conducted prior to the date hereof with respect to any Acquisition Proposal.

Section 6.04. Access to Information. From the date hereof until the Effective Time and subject to the Confidentiality Agreement, the Company shall (i) give to Parent, Parent’s financing sources and its and their respective counsel, financial advisors, auditors and other authorized representatives reasonable access to the offices, properties, books and records of the Company and its Subsidiaries, (ii) furnish to Parent, Parent’s financing sources and its and their respective counsel, financial advisors, auditors and other authorized representatives such financial and operating data and other information as such Persons may reasonably request and (iii) instruct its employees, counsel, financial advisors, auditors and other authorized representatives to cooperate with Parent and Parent’s financing sources in their investigation of the Company and its Subsidiaries. Any investigation pursuant to this Section shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of the Company and its Subsidiaries. No information or knowledge obtained in any investigation pursuant to this Section 6.04 shall affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties to consummate the Merger in connection with the terms and provisions hereof.

Section 6.05. SEC Filing Covenant. From the date hereof until the Effective Time, the Company shall file all Company SEC Documents required to be filed by the Company. Each Company SEC Document (i) shall be filed on a timely basis, including any applicable extensions of time to file, and (ii) shall comply, when filed, as to form in all material respects with the applicable requirements of the 1933 Act and the 1934 Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Company SEC Documents, each as in effect on the date filed.

Section 6.06. Section 16 Matters. Prior to the Effective Time, the Company shall take all such steps as may be required to cause any dispositions of Company Stock (including derivative securities with respect to Company Stock) by each individual who is subject to the reporting requirements of Section 16(a) of the 1934 Act with respect to the Company to be exempt under Rule 16b-3 promulgated under the 1934 Act.

Section 6.07. Cash and Working Capital Statement and Balance Sheets. From and after the date hereof until the Effective Time, as soon as reasonably practicable after the close of each fiscal month (and not later than fifteen (15) calendar days thereafter), the Company shall deliver to Parent unaudited consolidated balance sheets of the Company, each of which shall be prepared in good faith and be accompanied by a certificate executed by the Chief Financial Officer of the Company. Two (2) Business Days prior to the Closing, the Company shall deliver to Parent an unaudited statement setting forth a reasonable estimate of each of the Company’s (i) cash

(including, without limitation, cash in United States accounts), (ii) cash in United States accounts and (iii) Working Capital, in each case as of the Closing (the “Cash and Working Capital Statement”), and such documentation supporting the Cash and Working Capital Statement as Parent shall reasonably request. The Cash and Working Capital Statement shall be prepared in good faith and be accompanied by a certificate executed by the Chief Financial Officer of the Company.

ARTICLE 7

COVENANTS OF PARENT

Parent agrees that:

Section 7.01. Obligations of Merger Subsidiary. Parent shall take all action necessary to cause Merger Subsidiary to perform its obligations under this Agreement and to consummate the Merger on the terms and conditions set forth in this Agreement.

Section 7.02. Voting of Shares. Parent shall vote all shares of Company Stock beneficially owned by it or any of its Subsidiaries in favor of adoption of this Agreement at the Company Stockholder Meeting.

Section 7.03. Director and Officer Liability. Parent shall cause the Surviving Corporation, and the Surviving Corporation hereby agrees, to do the following:

(a) For six years after the Effective Time, the Surviving Corporation shall indemnify and hold harmless the present and former officers and directors of the Company (each, an “Indemnified Person”) in respect of acts or omissions occurring at or prior to the Effective Time to the fullest extent provided under the Company’s certificate of incorporation and bylaws in effect on the date hereof.

(b) Other than such changes as may be required by Applicable Law, for six years after the Effective Time Parent shall cause to be maintained in effect provisions in the Surviving Corporation’s certificate of incorporation and bylaws (or in such documents of any successor to the business of the Surviving Corporation) regarding elimination of liability of directors, indemnification of officers, directors and employees and advancement of expenses that are no less advantageous to the intended beneficiaries than the corresponding provisions in existence on the date of this Agreement.

(c) Prior to the Effective Time, the Company may (after consultation with Parent) or, if the Company fails to do so, Parent shall cause the Surviving Corporation as of the Effective Time to, obtain and fully pay the premium for the non-cancellable extension of the directors’ and officers’ liability coverage of the Company’s existing directors’ and officers’ insurance policies and the Company’s existing fiduciary liability insurance policies (collectively, “D&O Insurance”), in each case for a claims reporting or discovery period of six years from and after the Effective Time with respect to any claim related to any period or time at or prior to the Effective Time from an insurance carrier with the same or better credit rating as the Company’s current insurance carrier with respect to D&O Insurance with terms, conditions, retentions and limits of liability that are no less favorable than the coverage provided under the Company’s existing policies with respect to any actual or alleged error, misstatement, misleading statement, act, omission, neglect, breach of duty or any matter claimed against a director or officer of the Company or any of its Subsidiaries by reason of him or her serving in such capacity that existed or occurred at or prior to the Effective Time (including in connection with this Agreement or the transactions or actions contemplated hereby); provided, that if the terms, conditions, retentions and limits of liability of the D&O Insurance are more favorable than the coverage provided under the Company’s existing policies, then Parent’s prior written consent to such D&O Insurance shall be required. To the extent such “tail” insurance policies are not in place as of and after the Effective Time, the Surviving Corporation shall continue to maintain in effect, for a period of six years from and after the Effective Time, the D&O Insurance in place as of the date hereof with the Company’s current insurance carrier or with an insurance carrier with the same or better credit rating as the Company’s current insurance carrier with respect to D&O Insurance with terms, conditions, retentions and limits of liability that are no less favorable than the coverage provided under the Company’s existing policies as of the date hereof, or the Surviving Corporation shall purchase from the Company’s current insurance carrier or from an insurance carrier with the same or better credit rating as the Company’s current insurance carrier with respect to D&O Insurance comparable D&O Insurance for such six-year period with terms, conditions, retentions and limits of liability that are no less favorable than as provided in the Company’s existing policies as of the date hereof; provided that in no event shall Parent or the Surviving Corporation be required to expend for such policies pursuant to this or the immediately preceding sentence an amount in excess of 200% of the amount per annum the Company paid in its last full fiscal year, which amount is set forth in Section 7.03(c) of the Company Disclosure Schedule; and provided further that if the aggregate premiums of such insurance coverage exceed such amount, the Surviving Corporation shall be obligated to obtain a policy with the greatest coverage available, with respect to matters occurring prior to the Effective Time, for a cost not exceeding such amount.

(d) If Parent, the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall assume the obligations set forth in this Section 7.03.

(e) The rights of each Indemnified Person under this Section 7.03 shall be in addition to any rights such Person may have under the certificate of incorporation or bylaws of the Company or any of its Subsidiaries, or under Delaware Law or any other Applicable Law or under any agreement of any Indemnified Person with the Company or any of its Subsidiaries. These rights shall survive consummation of the Merger and are intended to benefit, and shall be enforceable by, each Indemnified Person.

Section 7.04. Employee Matters. (a) From and after the Effective Time, Parent shall provide the employees of the Company and its Subsidiaries as of the Effective Time (the “Company Employees”) with service credit, under any employee benefit or compensation plan, program or arrangement adopted, maintained or contributed to by Parent or any of its Subsidiaries in which Company Employees are eligible to participate, for all periods of employment with the Company or any of its Subsidiaries (or their predecessor entities) prior to the Effective Time to the extent credited by the Company for purposes of a comparable plan (provided that there will be no duplication of benefits).

(b) Parent shall take commercially reasonable steps to cause (i) any pre existing conditions, limitations, eligibility waiting periods or required physical examinations under any welfare benefit plans of Parent or any of its Subsidiaries to be waived, to the extent permitted under the terms of such plan as of the date hereof, with respect to the Company Employees and their eligible dependents and (ii) if the Company’s (or its Subsidiaries’) medical, vision or dental benefit plans are terminated prior to the end of a plan year (or the Company Employees are transferred to another medical, vision or dental benefit plan), Company Employees and their dependents who are then participating in a deductible-based medical, vision or dental plan sponsored by the Company to be given credit for deductibles and eligible out-of-pocket expenses incurred toward deductibles and out-of-pocket maximums during the portion of the plan year preceding the termination date (or transfer date) in a comparable deductible-based medical or dental plan of Parent or any of its Subsidiaries, to the extent permitted under the terms of such plan as of the date hereof, for the corresponding benefit plan year.

(c) Parent and the Company shall honor, or cause to be honored, in accordance with their terms, all vested or accrued benefit obligations to, and contractual rights of, employees of the Company and its Subsidiaries, including any benefits or rights arising as a result of the Merger or the transactions contemplated herein (either alone or in combination with any other event), and shall hereby assume, or cause to be assumed, in accordance with their terms, those arrangements set forth on Section 7.04(c) of the Company Disclosure Schedule. Nothing herein shall create any third-party beneficiary rights or shall change the at-will nature of employment of U.S. employees and, to the extent applicable, other at-will employees.

ARTICLE 8

COVENANTS OF PARENT AND THE COMPANY

The parties hereto agree that:

Section 8.01. Reasonable Best Efforts. (a) Subject to the terms and conditions of this Agreement, the Company and Parent shall use their reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under Applicable Law to consummate the transactions contemplated by this Agreement as soon as practicable, including (i) preparing and filing as promptly as practicable with any Governmental Authority or other Third Party all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents and (ii) obtaining and maintaining all approvals, consents, registrations, permits, authorizations and other confirmations required to be obtained from any Governmental Authority or other Third Party that are necessary, proper or advisable to consummate the transactions contemplated by this Agreement.

(b) Each of Parent and the Company shall (i) make an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated hereby as promptly as practicable, (ii) make any appropriate filings pursuant to the Foreign Antitrust Laws which Parent reasonably determines are necessary or advisable, (iii) supply as promptly as practicable any additional information and documentary material that may be requested pursuant to the HSR Act or by any relevant Governmental Authority, and (iv) use their reasonable best efforts to take all other actions necessary to cause the expiration or termination of the applicable waiting periods, or obtain any necessary approvals from any Governmental Authority, under the HSR Act and Foreign Antitrust Laws as soon as practicable. Notwithstanding anything to the contrary contained in this Agreement, in no event shall Parent or any of its Subsidiaries or Affiliates be obligated to (i) sell or otherwise dispose of, or hold separate and agree to sell or otherwise dispose of, assets, categories of assets or businesses of the Company or Parent or their respective Subsidiaries; (ii) terminate existing relationships, contractual rights or obligations of the Company or Parent or their respective Subsidiaries or Affiliates; (iii) terminate any venture or other arrangement; (iv) create any relationship, contractual rights or obligations of the Company or Parent or their respective Subsidiaries or Affiliates; or (v) effectuate any other change or restructuring of the Company or Parent or their respective Subsidiaries or Affiliates.

Section 8.02. Certain Filings. (a) The Company and Parent shall cooperate with one another (i) in connection with the preparation of the Proxy Statement, (ii) in determining whether any action by or in respect of, or filing with, any Governmental Authority is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any material contracts, in connection with the consummation of the transactions contemplated by this Agreement and (iii) in taking such actions or making any such filings, furnishing information required in connection therewith or with the Proxy Statement and seeking timely to obtain any such actions, consents, approvals or waivers.

(b) Parent and its counsel shall be given a reasonable opportunity to review and comment on the Proxy Statement each time before it is filed with the SEC, and the Company shall give reasonable and good faith consideration to any comments made by Parent and its counsel. The Company shall provide Parent and its counsel with (i) any comments or other communications, whether written or oral, that the Company or its counsel may receive from time to time from the SEC or its staff with respect to the Proxy Statement promptly after receipt of those comments or other communications and (ii) a reasonable opportunity to participate in the Company’s response to those comments or communications and to provide comments on that response (to which reasonable and good faith consideration shall be given), including by participating with the Company or its counsel in any discussions or meetings with the SEC.

Section 8.03. Public Announcements. Parent and the Company shall consult with each other before issuing any press release, having any communication with the press (whether or not for attribution), making any other public statement or scheduling any press conference or conference call with investors or analysts with respect to this Agreement or the transactions contemplated hereby and, except in respect of any public statement or press release as may be required by Applicable Law or any listing agreement with or rule of any national securities exchange or association, shall not issue any such press release or make any such other public statement or schedule any such press conference or conference call without the prior written consent of the other party.

Section 8.04. Further Assurances. At and after the Effective Time, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of the Company or Merger Subsidiary, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company or Merger Subsidiary, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets of the Company acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

Section 8.05. Notices of Certain Events. Each of the Company and Parent shall promptly notify the other of:

(a) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

(b) any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement;

(c) any actions, suits, claims, investigations or proceedings commenced or, to its knowledge, threatened against, relating to or involving or otherwise affecting the Company or any of its Subsidiaries or Parent and any of its Subsidiaries, as the case may be, that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to any Section of this Agreement or that relate to the consummation of the transactions contemplated by this Agreement; and

(d) the occurrence of any event which will, or is reasonably likely to, result in the failure to satisfy any of the conditions specified in Article 9.

Section 8.06. Confidentiality. Prior to the Effective Time and after any termination of this Agreement, each of Parent and the Company shall hold all confidential documents and information concerning the other party furnished to it or its Affiliates in connection with the transactions contemplated by this Agreement in accordance with the Confidentiality Agreement.

Section 8.07. Debt Financing. (a) The Company shall use commercially reasonable efforts to, and shall cause its Subsidiaries and its and their respective Representatives to use commercially reasonable efforts to, at Parent’s sole expense for any and all reasonable and documented out-of-pocket expenses directly and solely related thereto (excluding any such fees of the Company’s Representatives), provide on a timely basis all such reasonable assistance and cooperation in connection with the arrangement of the Debt Financing contemplated by the Debt Financing Commitments as may be reasonably requested by Parent (provided that such requested cooperation does not unreasonably interfere with the ongoing operations of the Company and its Subsidiaries), including (i) making senior management of the Company reasonably available for customary lender meetings and “roadshow” presentations and cooperating with prospective lenders in performing their due diligence, (ii) subject to the Confidentiality Agreement, providing due diligence materials to the parties to the Debt Financing Commitments or other potential financing sources, (iii) furnishing all financial statements and financial and other information that are reasonably required (and reasonably available to the Company) in connection with such Debt Financing, (iv) assisting Parent and its debt financing sources in the preparation of, and executing, if applicable, an offering document and definitive transaction documents for such Debt Financing and materials for rating agency presentations, (v) cooperating with the marketing efforts of Parent and its debt financing sources for such Debt Financing, (vi) providing such other documents as may be reasonably requested by Parent (and reasonably available to the Company) in connection therewith, and (vii) facilitating the pledge of collateral (including the release of any Liens on the assets of the Company and its Subsidiaries) to secure the

Debt Financing at and after the Closing; provided, that none of the Company or any Subsidiary, and none of their respective directors, officers or employees, shall be required to pay any commitment or other similar fee or incur any other liability in connection with the Debt Financing prior to the Closing.

(b) Parent shall use commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to arrange and obtain the Debt Financing on the terms and conditions described in the Debt Financing Commitments, including commercially reasonable efforts to (i) maintain in effect the Financing Commitments, (ii) satisfy on a timely basis all conditions applicable to Parent and Merger Sub to obtaining the Financing (including by consummating the Equity Financing at or prior to the Closing), (iii) enter into definitive agreements with respect thereto on terms and conditions contained in the Debt Financing Commitments or consistent in all material respects with the Debt Financing Commitments, and (iv) consummate the Financing at or prior to the Closing. If the Debt Financing Commitments shall expire or terminate for any reason, Parent shall use commercially reasonable efforts to promptly obtain, and will promptly provide the Company with a copy of, a new financing commitment that provides for an amount of financing sufficient to consummate the transactions contemplated hereby and other terms and conditions the aggregate effect of which is not adverse to Parent in comparison with those contained in the Debt Financing Commitments as originally issued (an “Alternate Financing”). Any Alternate Financing may be made by some or all of the lenders that are parties to the Debt Financing Commitments as originally issued or another bona fide lender or lenders acceptable to the Company. Parent shall accept any such commitment letter if the funding conditions and other terms and conditions contained therein are not adverse to Parent in comparison with those contained in the Debt Financing Commitments as originally issued.

ARTICLE 9

CONDITIONS TO THE MERGER

Section 9.01. Conditions to the Obligations of Each Party. The obligations of the Company, Parent and Merger Subsidiary to consummate the Merger are subject to the satisfaction of the following conditions:

(a) the Company Stockholder Approval shall have been obtained, in each case in accordance with Delaware Law;

(b) no restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger shall have taken effect after the date hereof and shall still be in effect, and there shall not have been instituted or pending any action or proceeding by any Governmental Authority challenging or seeking to make illegal, to delay materially or otherwise restrain or prohibit the consummation of the Merger or seeking to obtain material damages with respect to the Merger;

(c) any applicable waiting period under the HSR Act and the German Act against Restraints of Competition of 1958 relating to the Merger shall have expired or been terminated; and

(d) all actions by or in respect of, or filings with, any Governmental Authority, required to permit the consummation of the Merger shall have been taken, made or obtained.

Section 9.02. Conditions to the Obligations of Parent and Merger Subsidiary. The obligations of Parent and Merger Subsidiary to consummate the Merger are subject to the satisfaction of the following further conditions:

(a) Performance of Obligations; Representations and Warranties; Officers Certificate. (i) the Company shall have performed in all material respects all of its obligations hereunder required to be performed by it at or prior to the Effective Time, (ii) the representations and warranties of the Company contained in this Agreement (other than the representations and warranties set forth in Section 4.05(a) and Section 4.10(a)(ii)) or in any certificate or other writing delivered by the Company pursuant hereto (disregarding all materiality and Material Adverse Effect qualifications contained therein) shall have been true and correct at and as of the date hereof and shall be true and correct at and as of the Effective Time as if made at and as of such time (other than representations and warranties that by their terms address matters only as of another specified time, which shall be true only as of such time), with only such exceptions as have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company; (iii) the representations and warranties set forth in Section 4.05(a) shall be true and correct in all but de minimus respects at and as of the date hereof and at and as of the Effective Time, as if made at and as of such time (except to the extent expressly made as of a specified date, in which case as of such date), (iv) the representations and warranties set forth in Section 4.10(a)(ii) shall be true and correct in all respects at and as of the date hereof and at and as of the Effective Time, as if made at and as of such time, and (v) Parent shall have received a certificate signed by an executive officer of the Company to the foregoing effect.

(b) Dissenting Shares. Not more than 17.5% of the outstanding capital stock of the Company shall be Dissenting Shares (provided that no shares of Company Stock beneficially owned by Elliott Associates, L.P. or its Affiliates shall be deemed to be Dissenting Shares for purposes of such calculation). For the avoidance of doubt, all shares of Company Stock beneficially owned by Elliott Associates, L.P. and its Affiliates shall be included in the determination of the outstanding capital stock of the Corporation in the immediately preceding sentence.

(c) Cash. (i) The Company shall have at least $143,000,000 in cash (including the Company Cash Deposit) (the “Minimum Cash Amount”), (ii) of such amount of cash reflected in the Cash and Working Capital Statement, an amount of cash equal to at least the Company US Cash Threshold shall be held in United States accounts (including the Company Cash Deposit), and (iii) the Company shall have made the Company Cash Deposit in accordance with Section 2.03. The amounts set forth in (i) and (ii) above shall be reflected in the Cash and Working Capital Statement delivered to Parent by the Company and be certified to as required under Section 6.07.

(d) Working Capital. The Company shall have at least $113,000,000 in Working Capital, which amount shall be reflected in the Cash and Working Capital Statement delivered to Parent by the Company and be certified to as required under Section  6.07.

Section 9.03. Conditions to the Obligations of the Company. The obligations of the Company to consummate the Merger are subject to the satisfaction of the following further conditions:

(a) (i) each of Parent and Merger Subsidiary shall have performed in all material respects all of its obligations hereunder required to be performed by it at or prior to the Effective Time, (ii) the representations and warranties of Parent and Merger Subsidiary contained in this Agreement or in any certificate or other writing delivered by Parent or Merger Subsidiary pursuant hereto (disregarding all materiality and Material Adverse Effect qualifications contained therein) shall be true at and as of the Effective Time as if made at and as of such time (other than representations and warranties that by their terms address matters only as of another specified time, which shall be true only as of such time), with only such exceptions as have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent; and (iii) the Company shall have received a certificate signed by an executive officer of Parent to the foregoing effect.

ARTICLE 10

TERMINATION

Section 10.01. Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time (notwithstanding any approval of this Agreement by the stockholders of the Company):

(a) by mutual written agreement of the Company and Parent;

(b) by either the Company or Parent, if:

(i) the Merger has not been consummated on or before the date that is four (4) months from the date hereof (the “End Date”); provided that the right to terminate this Agreement pursuant to this Section 10.01(b)(i) shall not be available to any party whose breach of any provision of this Agreement results in the failure of the Merger to be consummated by such time;

(ii) there shall be any restraining order, permanent injunction or other order issued by any Governmental Authority or other legal restraint or prohibition that (A) makes consummation of the Merger illegal or otherwise prohibited or (B) enjoins the Company or Parent from consummating the Merger and such injunction shall have become final and nonappealable; or

(iii) at the Company Stockholder Meeting (including any adjournment or postponement thereof), the Company Stockholder Approval shall not have been obtained; or

(c) by Parent, if:

(i) an Adverse Recommendation Change shall have occurred;

(ii) a breach of any representation or warranty or failure to perform any covenant or agreement on the part of the Company set forth in this Agreement shall have occurred that would cause any condition set forth in Section 9.02 not to be satisfied, and such condition is incapable of being cured or, if capable of being cured, shall not have been cured, within thirty (30) days after written notice thereof shall have been received by the Company; or

(iii) there shall have been an intentional and material breach of Section 6.02 or Section 6.03; or

(d) by the Company, if:

(i) the Board of Directors of the Company authorizes the Company, subject to complying with the terms of this Agreement, to promptly enter into a binding written definitive agreement concerning a Superior Proposal; provided that concurrently with such termination, the Company pays the Termination Fee payable pursuant to Section 11.04; and provided further that (i) the Company notifies Parent, in writing and at least five (5) Business Days prior to such termination, promptly of its intention to terminate this Agreement and to enter into a binding written definitive agreement concerning a Superior Proposal, attaching such definitive agreement, and (ii) if Parent makes an offer prior to the expiration of such five (5) Business Day period, the Board of Directors of the Company determines in good faith, after consultation with its financial advisors and outside legal counsel, that the Superior Proposal continues to be a Superior Proposal in light of Parent’s offer; or

(ii) a breach of any representation or warranty or failure to perform any covenant or agreement on the part of the Parent or Merger Subsidiary set forth in this Agreement shall have occurred that would cause the condition set forth in Section 9.03(a) not to be satisfied if continuing on the Closing Date, and such condition shall be incapable of being cured or, if capable of being cured, shall not have been cured within thirty (30) days after written notice thereof shall have been received by Parent.

The party desiring to terminate this Agreement pursuant to this Section 10.01 (other than pursuant to Section 10.01(a)) shall give notice of such termination to the other party.

Section 10.02. Effect of Termination. If this Agreement is terminated pursuant to Section 10.01, this Agreement shall become void and of no effect (other than the provisions hereof that survive termination pursuant to the immediately succeeding sentence) without liability of any party (or any stockholder, director, officer, employee, agent, consultant or representative of such party) to the other party hereto; provided that, if such termination shall result from the willful failure of either party to perform a covenant hereof, then, subject to Section 11.04, such party shall be fully liable for any and all liabilities and damages incurred or suffered by the other party as a result of such failure. The provisions of this Section 10.02 and Sections 8.06, 11.04, 11.07, 11.08 and 11.09 shall survive any termination hereof pursuant to Section 10.01.

ARTICLE 11

MISCELLANEOUS

Section 11.01. Notices. All notices, requests and other communications to any party hereunder shall be in writing (including facsimile transmission) and shall be given,

if to Parent or Merger Subsidiary, to:

Maximus Holdings Inc. and Maximus Inc.

c/o Symphony Technology Group

2475 Hanover Street

Palo Alto, CA 94304

Attention: Chief Financial Officer

Facsimile No.: (415) 358-8835

with a copy to:

Shearman & Sterling LLP

525 Market Street

San Francisco, CA 94105

Attention: Steve L. Camahort

Facsimile No.: (415) 616-1440

if to the Company, to:

MSC.Software Corporation

2 MacArthur Place

Santa Ana, CA 92707

Attention: General Counsel

Facsimile No.: (714) 784-4231

with a copy to:

Davis Polk & Wardwell LLP

1600 El Camino Real

Menlo Park, CA 94025

Attention: Alan F. Denenberg

Facsimile No.: (650) 750-2111

or to such other address or facsimile number as such party may hereafter specify for the purpose by notice to the other parties hereto. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. on a Business Day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed to have been received on the next succeeding Business Day in the place of receipt.

Section 11.02. Survival of Representations and Warranties. The representations and warranties contained herein and in any certificate or other writing delivered pursuant hereto shall not survive the Effective Time. This Section 11.02 shall not limit any covenant or agreement of the parties that by its terms contemplates performance after the Effective Time.

Section 11.03. Amendments and Waivers. (a) Any provision of this Agreement may be amended or waived prior to the Effective Time if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement or, in the case of a waiver, by each party against whom the waiver is to be effective; provided that after the Company Stockholder Approval has been obtained there shall be no amendment or waiver that would require the further approval of the stockholders of the Company under Delaware Law without such approval having first been obtained.

(b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Applicable Law.

Section 11.04. Expenses. (a) General. Except as otherwise provided herein, all costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.

(b) Termination Fee.

(i) If this Agreement is terminated by Parent pursuant to Section 10.01(c)(i) or Section 10.01(c)(iii) or by the Company pursuant to Section 10.01(d)(i), then the Company shall pay to Parent in immediately available funds $11,800,000 (the “Termination Fee”), in the case of a termination by Parent, within one Business Day after such termination and, in the case of a termination by the Company, immediately before and as a condition to such termination.

(ii) If (A) this Agreement is terminated by Parent pursuant to Section 10.01(c)(ii) or by Parent or the Company pursuant to Section 10.01(b)(i) or Section 10.01(b)(iii), (B) after the date of this Agreement and prior to such termination, an Acquisition Proposal shall have been publicly announced or otherwise been communicated to the Board of Directors of the Company or its stockholders and (C) within 12 months following the date of such termination, the Company (I) enters into a definitive agreement with respect to an Acquisition Proposal, which Acquisition Proposal is subsequently consummated (whether or not such consummation occurs during such 12-month period), or (II) consummates a transaction contemplated by any Acquisition Proposal (provided that for purposes of this clause (C), each reference to “15%” in the definition of Acquisition Proposal shall be deemed to be a reference to “50%”), then the Company shall pay to Parent in immediately available funds, concurrently with the occurrence of the applicable event described in clause (C), the Termination Fee.

(c) Parent Termination Fee. Parent shall pay the Company a termination fee equal to $16,800,000 (the “Parent Termination Fee”) in the event that as of the End Date all the conditions to the Merger set forth in Sections 9.01 and 9.02 have been satisfied or waived (other than any conditions for which the failure to be so satisfied resulted from Parent’s or Merger Subsidiary’s breach of any provision of this Agreement), and notwithstanding the foregoing, the Effective Time shall not have occurred due to a breach of this Agreement by Parent or Merger Subsidiary, and this Agreement is subsequently terminated by the Company pursuant to Section 10.01(b)(i) or Section 10.01(d)(ii). Any fee due under this Section 11.04(c) shall be paid by Parent by wire transfer of same-day funds within one (1) Business Day after the termination of this Agreement.

(d) Other Costs and Expenses. Parent and the Company acknowledge that the agreements contained in this Section 11.04 are an integral part of the transactions contemplated by this Agreement and that, without these agreements, Parent, Merger Subsidiary and the Company would not enter into this Agreement. Accordingly, if either party fails promptly to pay any amount due pursuant to this Section 11.04, such party shall also pay any costs and expenses incurred by the other party in connection with a legal action to enforce this Agreement that results in a judgment against such party that fails to pay any amount due pursuant to this Section 11.04 for such amount, together with interest on the amount of any unpaid fee, cost or expense at the publicly announced prime rate of Citibank, N.A. from the date such fee, cost or expense was required to be paid to (but excluding) the payment date.

(e) Subject to Section 11.04(d), Parent and the Company agree that, upon any termination of this Agreement under circumstances where the Termination Fee or Parent Termination Fee is payable pursuant to this Section 11.04 and such Termination Fee or Parent Termination Fee is paid in full, the parties hereto shall be precluded from any other remedy against the other parties, at law or in equity or otherwise, and neither the Company, Parent nor Merger Subsidiary shall seek to obtain any recovery, judgment, or damages of any kind, including consequential, indirect, or punitive damages, against the other parties hereto or any of their Subsidiaries or any of their respective directors, officers, employees, partners, managers, members, shareholders or Affiliates or their respective Representatives in connection with this Agreement or the transactions contemplated hereby.

(f) The Company’s right to receive payment of the Parent Termination Fee from Parent or the Guarantors pursuant to the Limited Guarantee in respect thereof shall be the sole and exclusive remedy of the Company and its Affiliates against Parent, Merger Subsidiary, the Guarantors or any of their respective former, current or future general or limited partners, shareholders, managers, members, directors, officers, employees or Affiliates or their Representatives (collectively, the “Parent Related Parties”) for any loss suffered as a result of the failure of the Merger to be consummated or for a breach or failure to perform hereunder or otherwise (“Company Damages”) and upon payment of such amount none of the Parent Related Parties shall have any further liability or obligation relating to or arising out of this Agreement (except that Parent shall also be obligated with respect to Section 11.04(d) and the Guarantors under the Limited Guarantee in respect of Section 11.04(d)).

(g) Notwithstanding anything herein to the contrary, (i) the maximum aggregate liability of Parent and Merger Subsidiary for all Company Damages (inclusive of the Parent Termination Fee), shall be limited to an amount equal to the Parent Termination Fee plus any amounts that become due under Section 11.04(d) (the “Parent Liability Limitation”), and in no event shall the Company or any of its Affiliates seek (x) any Company Damages in excess of such amount, (y) any Company Damages in any amount if the Parent Termination Fee has been paid or (z) any other recovery, judgment, or damages of any kind, including equitable relief or consequential, indirect, or punitive damages, against Parent, Merger Subsidiary, the Guarantors or any other Parent Related Parties in connection with this Agreement or the Merger and (ii) the Company acknowledges and agrees that it has no right of recovery against, and no personal liability shall attach to, in each case with respect to Company Damages, any of the Parent Related Parties, through the Parent or otherwise, whether by or through attempted piercing of the corporate veil, by or through a claim by or on behalf of Parent against the Guarantors or any other Parent Related Party, by the enforcement of any assessment or by any legal or equitable proceeding, by virtue of any statute, regulation or applicable law, or otherwise, except for its rights to recover the Parent Termination Fee or Company Damages subject to the Parent Liability Limitation, from Parent or the Guarantors (but not any other Parent Related Party (including any general partner or managing member)) under and to the extent provided in the Limited Guarantee), in each case, subject to the Parent Liability Limitation and the other limitations described therein and herein. Subject to the limitations contained herein and in the Limited Guarantee, recourse against Parent hereunder and the Guarantors under the Limited Guarantee shall be the sole and exclusive remedy of the Company and its Affiliates against the Guarantors and any other Parent Related Party in respect of any liabilities or obligations arising under, or in connection with, this Agreement.

Section 11.05. Disclosure Schedule. The parties hereto agree that any reference in a particular Section of the Company Disclosure Schedule shall only be deemed to be an exception to (or, as applicable, a disclosure for purposes of) (a) the representations and warranties (or covenants, as applicable) of the relevant party that are contained in the corresponding Section of this Agreement and (b) any other representations and warranties of such party that is contained in this Agreement, but only if the relevance of that reference as an exception to (or a disclosure for purposes of) such representations and warranties would be readily apparent to a reasonable person who has read that reference and such representations and warranties, without any independent knowledge on the part of the reader regarding the matter(s) so disclosed. The mere inclusion of an item in the Company Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission that such item represents a material exception or material fact, event or circumstance or that such item has had or would reasonably be expected to have a Material Adverse Effect on the Company.

Section 11.06. Binding Effect; Benefit; Assignment. (a) The provisions of this Agreement shall be binding upon and, except as provided in Section 7.03, shall inure to the benefit of the parties hereto and their respective successors and assigns. Except as provided in Section 7.03 and Section 11.04, no provision of this Agreement is intended to confer any rights, benefits, remedies, obligations or liabilities hereunder upon any Person other than the parties hereto and their respective successors and assigns.

(b) No party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of each other party hereto, except that Parent or Merger Subsidiary may transfer or assign its rights and obligations under this Agreement, in whole or from time to time in part, to (i) one or more of their Affiliates at any time and (ii) after the Effective Time, to any Person; provided that such transfer or assignment shall not relieve Parent or Merger Subsidiary of its obligations hereunder or enlarge, alter or change any obligation of any other party hereto or due to Parent or Merger Subsidiary.

Section 11.07. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflicts of law rules of such state.

Section 11.08. Jurisdiction. (a) The parties hereto agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby (whether brought by any party or any of its Affiliates or against any party or any of its Affiliates) shall be brought in the Delaware Chancery Court or, if such court shall not have jurisdiction, any federal court located in the State of Delaware or other Delaware state court, and each of the parties hereby irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 11.01 shall be deemed effective service of process on such party.

(b) EACH OF PARENT, MERGER SUB AND THE COMPANY HEREBY IRREVOCABLY DESIGNATES THE CORPORATION TRUST COMPANY (IN SUCH CAPACITY, THE “PROCESS AGENT”), WITH AN OFFICE AT 1209 ORANGE STREET, CITY OF WILMINGTON, COUNTY OF NEW CASTLE, DELAWARE 19801 AS ITS DESIGNEE, APPOINTEE AND AGENT TO RECEIVE, FOR AND ON ITS BEHALF SERVICE OF PROCESS IN SUCH JURISDICTION IN ANY LEGAL ACTION OR PROCEEDINGS WITH RESPECT TO THIS AGREEMENT OR ANY OTHER AGREEMENT EXECUTED IN CONNECTION WITH THIS AGREEMENT, AND SUCH SERVICE SHALL BE DEEMED COMPLETE UPON DELIVERY THEREOF TO THE PROCESS AGENT; PROVIDED THAT IN THE CASE OF ANY SUCH SERVICE UPON THE PROCESS AGENT, THE PARTY EFFECTING SUCH SERVICE SHALL ALSO DELIVER A COPY THEREOF TO EACH OTHER SUCH PARTY IN THE MANNER PROVIDED IN SECTION 11.01 OF THIS AGREEMENT. EACH PARTY SHALL TAKE ALL SUCH ACTION AS MAY BE NECESSARY TO CONTINUE SAID APPOINTMENT IN FULL FORCE AND EFFECT OR TO APPOINT ANOTHER AGENT SO THAT SUCH PARTY WILL AT ALL TIMES HAVE AN AGENT FOR SERVICE OF PROCESS FOR THE ABOVE PURPOSES IN WILMINGTON, DELAWARE. NOTHING HEREIN SHALL AFFECT THE RIGHT OF ANY PARTY TO SERVE PROCESS IN ANY MANNER PERMITTED BY APPLICABLE LAW. EACH PARTY EXPRESSLY ACKNOWLEDGES THAT THE FOREGOING WAIVER IS INTENDED TO BE IRREVOCABLE UNDER THE LAWS OF THE STATE OF DELAWARE AND OF THE UNITED STATES OF AMERICA.

Section 11.09. WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 11.10. Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by all of the other parties hereto. Until and unless each party has received a counterpart hereof signed by the other party hereto, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication).

Section 11.11. Entire Agreement. This Agreement, the Voting Agreements, the Confidentiality Agreement and the Limited Guarantee constitute the entire agreement between the parties with respect to the subject matter herein and therein and supersedes all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter herein and therein.

Section 11.12. Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other Governmental Authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

Section 11.13. Specific Performance. The Company agrees that irreparable damage would occur in the event any provision of this Agreement were not performed in accordance with the terms hereof or were otherwise breached. It is accordingly agreed that Parent shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof in any federal court located in the State of Delaware or any Delaware state court, in addition to any other remedy to which Parent is are entitled at law or in equity. The Company acknowledges and agrees that it is not entitled to enforce specifically the terms and provisions of this Agreement.

[The remainder of this page has been intentionally left blank; the next page is the signature page.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the date set forth on the cover page of this Agreement.

MSC.SOFTWARE CORPORATION

By:	/s/ Ashfaq A. Munshi
Name:	Ashfaq A. Munshi
Title:	Interim Chief Executive Officer and President

MAXIMUS HOLDINGS INC.

By:	/s/ William F. Chisholm
Name:	William F. Chisholm
Title:	President

MAXIMUS INC.

By:	/s/ William F. Chisholm
Name:	William F. Chisholm
Title:	President

Schedule I

List of Director/Officer Voting Agreement Signatories

Ashfaq A. Munshi

Robert A. Schriesheim

Masood A. Jabbar

Donald Glickman

William F. Grun

Randolph H. Brinkley

Sam M. Auriemma

John A. Mongelluzzo

Amir Mobayen

Schedule II

List of Shareholder Voting Agreement Signatories

Elliott Associates L.P.

Elliott International, L.P.

Elliott International Capital

EXHIBIT A-1

FORM OF DIRECTOR/OFFICER VOTING AGREEMENT

THIS VOTING AGREEMENT (this “Agreement”) is made and entered into as of July 7, 2009 by and between Maximus Holdings Inc., a Delaware corporation (“Parent”), and the undersigned stockholder (the “Stockholder”) of MSC.Software Corporation, a Delaware corporation (the “Company”).

RECITALS:

A. Parent, the Company and Maximus Inc., a Delaware corporation and wholly-owned subsidiary of Parent (“Merger Sub”), are entering into an Agreement and Plan of Merger of even date herewith (the “Merger Agreement”), which provides for the merger (the “Merger”) of Merger Sub with and into the Company, pursuant to which all outstanding shares of the Company will be converted into the right to receive cash, as set forth in the Merger Agreement.

B. The Stockholder is the beneficial owner (as defined in Rule 13d-3 under the 1934 Act) of such number of shares of the outstanding capital stock of the Company, and such number of shares of capital stock of the Company issuable upon the exercise of outstanding options and other rights to acquire Company capital stock, as is indicated on the signature page of this Agreement.

C. In consideration of the execution of the Merger Agreement by Parent, the Stockholder (in his or her capacity as such) has agreed to vote the Shares so as to facilitate consummation of the Merger.

NOW, THEREFORE, intending to be legally bound hereby, the parties hereto hereby agree as follows:

1. Certain Definitions. Capitalized terms used but not defined herein shall have the respective meanings ascribed to them in the Merger Agreement. For all purposes of and under this Agreement, the following terms shall have the following respective meanings:

(a) “Expiration Date” shall mean the earlier to occur of (i) such date and time as the Merger shall become effective in accordance with the terms and provisions of the Merger Agreement, or (ii) such date and time as the Merger Agreement shall have been terminated in accordance with the terms and conditions set forth in the Merger Agreement.

(b) “Shares” shall mean: (i) all securities of the Company (including all shares of capital stock of the Company and all options to acquire shares of capital stock of the Company) owned by the Stockholder as of the date of this Agreement, and (ii) all additional securities of the Company (including all additional shares of capital stock of the Company and all additional options to acquire shares of capital stock of the Company) of which the Stockholder acquires beneficial ownership during the period commencing with the execution and delivery of this Agreement until the Expiration Date.

(c) “Transfer.” A Person shall be deemed to have effected a “Transfer” of a security if such Person directly or indirectly (i) sells, pledges, encumbers, grants an option with respect to (including any short sale), establishes an open “put equivalent position” within the meaning of Rule 16a-h under the 1934 Act, transfers or otherwise disposes of such security or any interest therein, (ii) enters into an agreement or commitment providing for the sale of, pledge of, encumbrance of, grant of an option with respect to (including any short sale), establishment of a “put equivalent position” with respect to, transfer of or other disposition of such security or any interest therein, or (iii) enters into any swap or other agreement or any transaction that transfers, in whole or in part, directly or indirectly, the economic consequences of ownership of any Shares, whether any such swap or transaction is to be settled by delivery of Shares or other securities, in cash or otherwise.

2. Transfer of Shares.

(a) Transfer of Shares. The Stockholder hereby agrees that, at all times during the period commencing with the execution and delivery of this Agreement until the Expiration Date, the Stockholder shall not cause or permit any Transfer of any of the Shares to be effected or make any offer regarding any Transfer of any of the Shares; provided, however, that the Stockholder may Transfer Shares to a family member or trust for estate planning purposes, provided that, as a condition to any such Transfer to a family member or trust, the transferee has agreed with Parent in writing to be bound by the terms of this Agreement (including granting the Proxy (as defined below) as contemplated hereby) and to hold such Shares subject to all the terms and provisions of this Agreement.

(b) Transfer of Voting Rights. The Stockholder hereby agrees that, at all times commencing with the execution and delivery of this Agreement until the Expiration Date, the Stockholder shall not deposit, or permit the deposit of, any Shares in a voting trust, grant any proxy in respect of the Shares, or enter into any voting agreement or similar arrangement, commitment or understanding in a manner inconsistent with the terms of Section 3 hereof or otherwise in contravention of the obligations of the Stockholder under this Agreement, with respect to any of the Shares.

3. Agreement to Vote Shares. Until the Expiration Date, at every meeting of stockholders of the Company called with respect to any of the following, and at every adjournment or postponement thereof, and on every action or approval by written consent of stockholders of the Company with respect to any of the following, the Stockholder shall, or shall cause the holder of record on any applicable record date to, to the extent not voted by the person(s) appointed under the Proxy, vote the Shares that are eligible to be voted at any general or special meeting of the stockholders of the Company:

(a) in favor of (i) adoption of the Merger Agreement, (ii) each of the actions contemplated by the Merger Agreement, and (ii) any proposal or action that could reasonably be expected to facilitate the Merger and the other transactions contemplated by the Merger Agreement;

(b) against any proposal or action that is intended, or could reasonably be expected to, impede, interfere with, delay, postpone, discourage or adversely affect the Merger or any of the other transactions contemplated by the Merger Agreement; and

(c) against any Acquisition Proposal.

Until the Expiration Date, in the event that any meeting of the stockholders of the Company is held with respect to any of the foregoing (and at every adjournment or postponement thereof), the Stockholder shall, or shall cause the holder of record of Shares on any applicable record date to, appear at such meeting or otherwise cause his, her or its Shares that are eligible to be voted at any general or special meeting of the stockholders of the Company to be counted as present thereat for purposes of establishing a quorum.

4. Irrevocable Proxy.

(a) The Stockholder hereby irrevocably grants to, and appoints, William F. Chisholm and Brad MacMillin or either of them in their respective capacities as officers of Parent and any individual who shall hereafter succeed to any such office of Parent and each of them individually, such Stockholder’s proxy and attorney-in-fact (with full power of substitution), for and in the name, place and stead of the Stockholder, to vote the Shares, or grant a consent or approval in respect of the Shares, in each case that are eligible to be voted at any general or special meeting of the stockholders of the Company, in the following manner as specified in Section 3 hereof:

(i) in favor of (i) adoption of the Merger Agreement, (ii) each of the actions contemplated by the Merger Agreement, and (ii) any proposal or action that could reasonably be expected to facilitate the Merger and the other transactions contemplated by the Merger Agreement;

(ii) against any proposal or action that is intended, or could reasonably be expected to, impede, interfere with, delay, postpone, discourage or adversely affect the Merger or any of the other transactions contemplated by the Merger Agreement; and

(iii) against any Acquisition Proposal.

(b) The Stockholder represents that any proxies given prior to this Agreement regarding the Shares are not irrevocable, and that such proxies are revoked.

(c) The Stockholder affirms that the irrevocable proxy set forth in this Section 4 (the “Proxy”) is given in connection with the execution of the Merger Agreement, and that such Proxy is given to secure the performance of the duties of the Stockholder under this Agreement. The Stockholder further affirms that the Proxy is coupled with an interest and may under no circumstances be revoked, except that the Proxy shall be revoked as of the Expiration Date.

5. No Ownership Interest. Nothing contained in this Agreement shall be deemed to vest in Parent any direct or indirect ownership or incidence of ownership of or with respect to any Shares. All rights, ownership and economic benefits of and relating to the Shares shall remain vested in and belong to the Stockholder, and Parent shall have no authority to exercise any power or authority to direct the Stockholder in the voting of any of the Shares, except as otherwise specifically provided herein, or in the performance of the Stockholder’s duties or responsibilities as stockholders of the Company.

6. No Solicitation. The Stockholder hereby represents and warrants that he or she has read Section 6.03 of the Merger Agreement and agrees to be bound by the provisions of such section.

7. Representations and Warranties of the Stockholder. The Stockholder hereby represents and warrants to Parent that, as of the date hereof and at all times until the Expiration Date:

(a) the Stockholder is (and, except to the extent a Transfer is made pursuant to the proviso in Section 2(a), will be) the beneficial owner of the shares of capital stock of the Company, and the options and other rights to acquire shares of capital stock of the Company, set forth on signature page of this Agreement, with full power to vote or direct the voting of the Shares for and on behalf of all beneficial owners of the Shares (that are eligible to be voted at any general or special meeting of the stockholders of the Company);

(b) the Shares are (and will be) free and clear of any Liens, options, rights of first refusal, co-sale rights or other encumbrances of any kind or nature (other than restrictions on transfer imposed by applicable securities Laws);

(c) the Stockholder does not as of the date of this Agreement beneficially own any securities of the Company other than the shares of capital stock of the Company, and options and other rights to acquire shares of capital stock of the Company, set forth on the signature page of this Agreement;

(d) the Stockholder has (and will have) full power and authority to make, enter into and carry out the terms of this Agreement (including the Proxy);

(e) the Stockholder agrees that it will not bring, commence, institute, maintain, prosecute, participate in or voluntarily aid any action, claim, suit or cause of action, in law or in equity, in any court or before any Governmental Authority, which alleges that the execution and delivery of this Agreement by the Stockholder, either alone or together with the other Voting Agreements and proxies to be delivered in connection with the execution of the Merger Agreement, or the approval of the Merger Agreement by the board of directors of the Company, breaches any fiduciary duty of the board of directors of the Company or any member thereof;

(f) the execution, delivery and performance of this Agreement by the Stockholder does not, and the consummation by the Stockholder of the transactions contemplated hereby will not, result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation, modification or acceleration) (whether after the giving of notice of or the passage of time or both) under any Applicable Law or any Contract to which the Stockholder is a party or which is binding on it, him or her or its, his or her assets and will not result in the creation of any Lien on any of the assets or properties of the Stockholder (other than the Shares), in each case except for such violations, breaches, defaults, terminations, cancellations, modifications, accelerations or Liens as would not reasonably be expected to prevent or materially delay the performance by the Stockholder of any of its obligations under this Agreement;

(g) this Agreement has been duly executed by the Stockholder and constitutes the valid and legally binding obligation of the Stockholder, enforceable against the Stockholder in accordance with its terms, except as enforceability may be limited by bankruptcy and other similar laws and general principles of equity; and

(h) other than filings under the Exchange Act and other than such as, if not made, obtained or given, would not reasonably be expected to prevent or materially delay the performance by Stockholder of any of its obligations under this Agreement, no notices, reports or other filings are required to be made by the Stockholder with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by the Stockholder from, any Governmental Authority or any other Person, in connection with the execution and delivery of this Agreement by the Stockholder.

8. Representations and Warranties of the Parent. The execution, delivery and performance by the Parent of this Agreement and the consummation by Parent of the transactions contemplated hereby are within the corporate powers of Parent and have been duly authorized by all necessary corporate action. This Agreement constitutes a valid and binding agreement of Parent, enforceable against Parent in accordance with its terms, except as enforceability may be limited by bankruptcy and other similar laws and general principles of equity.

9. Consent. The Stockholder consents and authorizes the Company and Parent their respective affiliates to publish and disclose in the Proxy Statement and other documents filed with the SEC in connection with the Merger Agreement its identity and ownership of the Shares and the nature of its commitments, arrangements and understandings under this Agreement.

10. Legending of Shares. If so requested by Parent, the Stockholder hereby agrees that the Shares shall bear a legend stating that they are subject to this Agreement and to an irrevocable proxy.

11. Termination. This Agreement, and any undertaking, proxy or waiver granted by the Stockholder hereunder shall terminate and be of no further force or effect as of the Expiration Date; provided, that upon termination of this Agreement, Parent shall take such actions as are reasonably requested by the Stockholder to remove any legend placed upon any Shares pursuant to Section 10.

12. Appraisal Rights. The Shareholder irrevocably waives and agrees not to exercise any rights (including, without limitation, under Section 262 of Delaware Law) to demand appraisal of any of the Shares which may arise with respect to the Merger.

13. Further Assurances. The Stockholder (in his or her capacity as such) shall execute and deliver any additional certificate, instruments and other documents, and take any additional actions, as Parent may deem necessary or desirable, in the reasonable opinion of Parent, to carry out and effectuate the purpose and intent of this Agreement.

14. Miscellaneous.

(a) Waiver. No failure or delay by either party in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right hereunder. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

(b) Severability. If any term or other provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced by any rule of law or public policy, all other terms, provisions and conditions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

(c) Binding Effect; Assignment. The Stockholder may not assign this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of Parent, and any attempted assignment without such prior written approval shall be void. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

(d) Amendments. This Agreement may not be modified, amended, altered or supplemented, except upon the execution and delivery of a written agreement executed by each of the parties hereto.

(e) Specific Performance; Injunctive Relief. The parties agree that irreparable damage would occur to Parent the event that any of the provisions of this Agreement were not performed by the Stockholder in accordance with their specific terms or were otherwise breached and that money damages would not be an adequate remedy. It is accordingly agreed that Parent shall be entitled to an injunction or injunctions to prevent breaches of this Agreement by the Stockholder and to enforce specifically the terms and provisions of this Agreement in the Delaware Court of Chancery or, if subject matter jurisdiction in the such court is not available, in the United States District Court for the District of Delaware without bond or other security being required, this being in addition to any other remedy to which they are entitled at law or in equity.

(f) Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without regard to the conflicts of law rules of such state, applicable to contracts executed in and to be performed entirely within that State.

(g) Waiver of Jury Trial. Each party acknowledges and agrees that any controversy which may arise under this Agreement is likely to involve complicated and difficult issues and, therefore, each such party irrevocably and unconditionally waives any right it may have to a trial by jury in respect of any legal action, suit or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby (each, a “Proceeding”). Each party to this Agreement certifies and acknowledges that (a) no Representative of any other party has represented, expressly or otherwise, that such other party would not seek to enforce the foregoing waiver in the event of a Proceeding, (b) such party has considered the implications of this waiver, (c) such party makes this waiver voluntarily, and (d) such party has been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section 13(g).

(h) Entire Agreement. This Agreement (including the Proxy) (a) constitutes the entire agreement, and supersede all other prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof and thereof and (b) is not intended to and shall not confer upon any Person other than the parties hereto any rights or remedies hereunder.

(i) Notices. All notices, requests and other communications to any party hereunder shall be in writing and shall be deemed given if delivered personally, facsimiled (which is confirmed) or sent by overnight courier (providing proof of delivery) to the parties at the following addresses:

if to Parent, to:

Maximus Holdings Inc.

c/o Symphony Technology Group

2475 Hanover Street

Palo Alto, CA 94304

Attention: Chief Financial Officer

Facsimile No.: (415) 358-8835

Copy to:

Shearman & Sterling LLP

525 Market Street

San Francisco, CA 94105

Attention: Steve L. Camahort

Facsimile No.: 415-616-1440

If to the Stockholder: To the address for notice set forth on the signature page hereof,

or such other address or facsimile number as such party may hereafter specify by like notice to the other parties hereto. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 P.M. in the place of receipt and such day is a business day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding business day in the place of receipt.

(j) Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

(k) Counterparts. This Agreement may be executed in counterparts (each of which shall be deemed to be an original but all of which taken together shall constitute one and the same agreement) and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party. The exchange of copies of this Agreement and of signature pages by facsimile or electronic transmission shall constitute effective execution and delivery of this Agreement as to the parties and may be used in lieu of the original Agreement for all purposes. Signatures of the parties transmitted by facsimile or electronic transmission shall be deemed to be their original signatures for all purposes.

(l) Rules of Construction. The parties hereto have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term.

(m) Expenses. All costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.

(n) Stockholder Capacity. To the extent that the Stockholder is an officer or director of the Company or any of its Subsidiaries, nothing in this Agreement shall be construed as preventing or otherwise affecting any actions taken by the Stockholder in his or her capacity as an officer or director of the Company or any of its Subsidiaries or from fulfilling the obligations of such office (including the performance of obligations required by the fiduciary duties of the Stockholder acting solely in his or her capacity as an officer or director).

[Signature page follows]

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be duly executed as of the date first written above.

MAXIMUS HOLDINGS INC.

By:

Name:

Title:

[Signature Page to Voting Agreement]

STOCKHOLDER:

By:
Signature

Name:

Title:

Print Address

Telephone

Facsimile No.

Shares beneficially owned:

shares of Company capital stock

shares of Company capital stock issuable upon the exercise of outstanding options shares of Company capital stock issuable upon the exercise of outstanding rights to acquire Company capital stock (other than options)

[Signature Page to Voting Agreement]

EXHIBIT A-2

FORM OF STOCKHOLDER VOTING AGREEMENT

THIS VOTING AGREEMENT (this “Agreement”) is made and entered into as of July 7, 2009 by and between Maximus Holdings Inc., a Delaware corporation (“Parent”), and the undersigned stockholder (the “Stockholder”) of MSC.Software Corporation, a Delaware corporation (the “Company”).

RECITALS:

A. Parent, the Company and Maximus Inc., a Delaware corporation and wholly-owned subsidiary of Parent (“Merger Sub”), are entering into an Agreement and Plan of Merger of even date herewith (the “Merger Agreement”), which provides for the merger (the “Merger”) of Merger Sub with and into the Company, pursuant to which all outstanding shares of the Company will be converted into the right to receive cash, as set forth in the Merger Agreement.

B. The Stockholder is the beneficial owner (as defined in Rule 13d-3 under the Exchange Act) of such number of shares of the outstanding capital stock of the Company, and such number of shares of capital stock of the Company issuable upon the exercise of outstanding options and other rights to acquire Company capital stock, as is indicated on the signature page of this Agreement.

C. In consideration of the execution of the Merger Agreement by Parent, the Stockholder (in his or her capacity as such) has agreed to vote the Shares so as to facilitate consummation of the Merger.

NOW, THEREFORE, intending to be legally bound hereby, the parties hereto hereby agree as follows:

1. Certain Definitions. Capitalized terms used but not defined herein shall have the respective meanings ascribed to them in the Merger Agreement. For all purposes of and under this Agreement, the following terms shall have the following respective meanings:

(a) “Expiration Date” shall mean the earliest to occur of (i) such date and time as the Merger shall become effective in accordance with the terms and provisions of the Merger Agreement, (ii) the date of termination of the Merger Agreement in accordance with its terms and (iii) the delivery of written notice of termination by the Stockholder to Parent, following any amendment to the Merger Agreement effected without the prior written consent of the Stockholder which would reduce or change the form of consideration to be paid in the Merger, increase the amount of the Parent Termination Fee or change in a manner adverse to Parent the circumstances under which the Parent Termination Fee is payable.

(b) “Shares” shall mean: (i) all shares of capital stock of the Company and all options to acquire shares of capital stock of the Company owned by the Stockholder as of the date of this Agreement, and (ii) all additional shares of capital stock of the Company and all additional options to acquire shares of capital stock of the Company of which the Stockholder acquires beneficial ownership during the period commencing with the execution and delivery of this Agreement until the Expiration Date; provided, that with respect to any obligation of the Stockholder hereunder relating to the voting of securities or the granting of proxies with respect to securities, the term “Shares” shall include only such of the foregoing securities as confer voting rights upon the holders thereof and then only to the extent of such voting rights.

(c) “Transfer.” A Person shall be deemed to have effected a “Transfer” of a security if such Person directly or indirectly (i) sells, pledges, encumbers, grants an option with respect to (including any short sale), transfers or otherwise disposes of such security or any interest therein or (ii) enters into an agreement or commitment providing for the sale of, pledge of, encumbrance of, grant of an option with respect to transfer of or other disposition of such security or any interest therein.

2. Transfer of Shares.

(a) Transfer of Shares. The Stockholder hereby agrees that, at all times during the period commencing with the execution and delivery of this Agreement until the Expiration Date, the Stockholder shall not cause or permit any Transfer of any of the Shares to be effected or make any offer regarding any Transfer of any of the Shares; provided, however, that the Stockholder (and any transferee Stockholders) may Transfer Shares to an Affiliate of such Stockholder, provided that, as a condition to any such Transfer to an Affiliate, the transferee has agreed with Parent in writing to be bound by the terms of this Agreement (including granting a Proxy as contemplated hereby) and to hold such Shares subject to all the terms and provisions of this Agreement.

(b) Transfer of Voting Rights. The Stockholder hereby agrees that, at all times commencing with the execution and delivery of this Agreement until the Expiration Date, the Stockholder shall not deposit, or permit the deposit of, any Shares in a voting trust, grant any proxy in respect of the Shares, or enter into any voting agreement or similar arrangement, commitment or understanding in a manner inconsistent with the terms of Section 3 hereof or otherwise in contravention of the obligations of the Stockholder under this Agreement, with respect to any of the Shares.

3. Agreement to Vote Shares. Until the Expiration Date, at every meeting of stockholders of the Company called with respect to any of the following, and at every adjournment or postponement thereof, and on every action or approval by written consent of stockholders of the Company with respect to any of the following, the Stockholder shall, or shall cause the holder of record on any applicable record date to, to the extent not voted by the person(s) appointed under the Proxy, in each case to the fullest extent that such matters are submitted for the vote or written consent of the Stockholder and that the Shares are entitled to vote thereon or consent thereto, vote the Shares:

(a) in favor of (i) adoption of the Merger Agreement, (ii) each of the actions contemplated by the Merger Agreement, and (ii) any proposal or action that could reasonably be expected to facilitate the Merger and the other transactions contemplated by the Merger Agreement;

(b) against any proposal or action that is intended, or could reasonably be expected to, impede, interfere with, delay, postpone, discourage or adversely affect the Merger or any of the other transactions contemplated by the Merger Agreement; and

(c) against any Acquisition Proposal.

Until the Expiration Date, in the event that any meeting of the stockholders of the Company is held with respect to any of the foregoing (and at every adjournment or postponement thereof), the Stockholder shall, or shall cause the holder of record of Shares on any applicable record date to, appear at such meeting or otherwise cause his, her or its Shares to be counted as present thereat for purposes of establishing a quorum.

4. Irrevocable Proxy.

(a) The Stockholder hereby irrevocably grants to, and appoints, William F. Chisholm and Brad MacMillin or either of them in their respective capacities as officers of Parent and any individual who shall hereafter succeed to any such office of Parent and each of them individually, such Stockholder’s proxy and attorney-in-fact (with full power of substitution), for and in the name, place and stead of the Stockholder, to vote the Shares, or grant a consent or approval in respect of the Shares in the following manner as specified in Section 3 hereof:

(i) in favor of (i) adoption of the Merger Agreement, (ii) each of the actions contemplated by the Merger Agreement, and (ii) any proposal or action that could reasonably be expected to facilitate the Merger and the other transactions contemplated by the Merger Agreement;

(ii) against any proposal or action that is intended, or could reasonably be expected to, impede, interfere with, delay, postpone, discourage or adversely affect the Merger or any of the other transactions contemplated by the Merger Agreement; and

(iii) against any Acquisition Proposal.

(b) The Stockholder represents that any proxies given prior to this Agreement regarding the Shares are not irrevocable, and that such proxies are revoked.

(c) The Stockholder affirms that the irrevocable proxy set forth in this Section 4 (the “Proxy”) is given in connection with the execution of the Merger Agreement, and that such Proxy is given to secure the performance of the duties of the Stockholder under this Agreement. The Stockholder further affirms that the Proxy is coupled with an interest and may under no circumstances be revoked (other than by termination of this Agreement in accordance with its terms).

5. No Ownership Interest. Nothing contained in this Agreement shall be deemed to vest in Parent any direct or indirect ownership or incidence of ownership of or with respect to any Shares. All rights, ownership and economic benefits of and relating to the Shares shall remain vested in and belong to the Stockholder, and Parent shall have no authority to exercise any power or authority to direct the Stockholder in the voting of any of the Shares, except as otherwise specifically provided herein, or in the performance of the Stockholder’s duties or responsibilities as stockholders of the Company.

6. No Solicitation. The Stockholder hereby represents and warrants that he or she has read Section 6.03 of the Merger Agreement and agrees to be bound by the provisions of such section.

7. Representations and Warranties of the Stockholder. The Stockholder hereby represents and warrants to Parent that, as of the date hereof and at all times until the Expiration Date:

(a) the Stockholder is (and, except to the extent a Transfer is made pursuant to the proviso in Section 2(a), will be) the beneficial owner of the shares of capital stock of the Company, and the options and other rights to acquire shares of capital stock of the Company, set forth on signature page of this Agreement, with full power to vote or direct the voting of the Shares for and on behalf of all beneficial owners of the Shares;

(b) the Shares are (and will be) free and clear of any Liens, options, rights of first refusal, co-sale rights or other encumbrances of any kind or nature (other than restrictions on transfer imposed by applicable securities Laws);

(c) the Stockholder does not as of the date of this Agreement beneficially own any securities of the Company other than the shares of capital stock of the Company, and options and other rights to acquire shares of capital stock of the Company, set forth on the signature page of this Agreement;

(d) the Stockholder has (and will have) full power and authority to make, enter into and carry out the terms of this Agreement (including the Proxy);

(e) the Stockholder agrees that it will not bring, commence, institute, maintain, prosecute, participate in or voluntarily aid any action, claim, suit or cause of action, in law or in equity, in any court or before any Governmental Authority, which alleges that the execution and delivery of this Agreement by the Stockholder, either alone or together with the other Voting Agreements and proxies to be delivered in connection with the execution of the Merger Agreement, or the approval of the Merger Agreement by the board of directors of the Company, breaches any fiduciary duty of the board of directors of the Company or any member thereof;

(f) the execution, delivery and performance of this Agreement by the Stockholder does not, and the consummation by the Stockholder of the transactions contemplated hereby will not, result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation, modification or acceleration) (whether after the giving of notice of or the passage of time or both) under any applicable Law or any Contract to which the Stockholder is a party or which is binding on it, him or her or its, his or her assets and will not result in the creation of any Lien on any of the assets or properties of the Stockholder (other than the Shares), in each case except for such violations, breaches, defaults, terminations, cancellations, modifications, accelerations or Liens as would not reasonably be expected to prevent or materially delay the performance by the Stockholder of any of its obligations under this Agreement;

(g) this Agreement has been duly executed by the Stockholder and constitutes the valid and legally binding obligation of the Stockholder, enforceable against the Stockholder in accordance with its terms, except as enforceability may be limited by bankruptcy and other similar laws and general principles of equity; and

(h) other than filings under the Exchange Act and other than such as, if not made, obtained or given, would not reasonably be expected to prevent or materially delay the performance by Stockholder of any of its obligations under this Agreement, no notices, reports or other filings are required to be made by the Stockholder with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by the Stockholder from, any Governmental Authority or any other Person, in connection with the execution and delivery of this Agreement by the Stockholder.

8. Consent. The Stockholder consents and authorizes the Company and Parent their respective affiliates to publish and disclose in the Proxy Statement and other documents filed with the SEC in connection with the Merger Agreement its identity and ownership of the Shares and the nature of its commitments, arrangements and understandings under this Agreement.

9. Legending of Shares. If so requested by Parent, the Stockholder hereby agrees that the Shares shall bear a legend stating that they are subject to this Agreement and to an irrevocable proxy.

10. Termination. This Agreement, and any undertaking, proxy or waiver granted by the Stockholder hereunder, shall terminate and be of no further force or effect as of the Expiration Date; provided, that upon termination of this Agreement, Parent shall take such actions as are reasonably requested by the Stockholder to remove any legend placed upon any Shares pursuant to Section 9.

11. Appraisal Rights. The Shareholder waives and agrees not to exercise any rights (including, without limitation, under Section 262 of Delaware Law) to demand appraisal of any of the Shares which may arise with respect to the Merger.

12. Further Assurances. The Stockholder (in his or her capacity as such) shall execute and deliver any additional certificate, instruments and other documents, and take any additional actions, as Parent may deem necessary or desirable, in the reasonable opinion of Parent, to carry out and effectuate the purpose and intent of this Agreement.

13. Miscellaneous.

(a) Waiver. No failure or delay by either party in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right hereunder. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

(b) Severability. If any term or other provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced by any rule of law or public policy, all other terms, provisions and conditions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

(c) Binding Effect; Assignment. No party may assign this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other party, and any attempted assignment without such prior written approval shall be void. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

(d) Amendments. This Agreement may not be modified, amended, altered or supplemented, except upon the execution and delivery of a written agreement executed by each of the parties hereto.

(e) Specific Performance; Injunctive Relief. Each party agrees that irreparable damage would occur to the other party in the event that any of the provisions of this Agreement were not performed by such party in accordance with their specific terms or were otherwise breached and that money damages would not be an adequate remedy. It is accordingly agreed that each party hereto shall be entitled to an injunction or injunctions to prevent breaches of this Agreement by the other party and to enforce specifically the terms and provisions of this Agreement in the Delaware Court of Chancery or, if subject matter jurisdiction in the such court is not available, in the United States District Court for the District of Delaware without bond or other security being required, this being in addition to any other remedy to which they are entitled at law or in equity.

(f) Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware applicable to contracts executed in and to be performed entirely within that State.

(g) Waiver of Jury Trial. Each party acknowledges and agrees that any controversy which may arise under this Agreement is likely to involve complicated and difficult issues and, therefore, each such party irrevocably and unconditionally waives any right it may have to a trial by jury in respect of any legal action, suit or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby (each, a “Proceeding”). Each party to this Agreement certifies and acknowledges that (a) no Representative of any other party has represented, expressly or otherwise, that such other party would not seek to enforce the foregoing waiver in the event of a Proceeding, (b) such party has considered the implications of this waiver, (c) such party makes this waiver voluntarily, and (d) such party has been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section 13(g).

(h) Entire Agreement. This Agreement (including the Proxy) (a) constitutes the entire agreement, and supersede all other prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof and thereof and (b) is not intended to and shall not confer upon any Person other than the parties hereto any rights or remedies hereunder.

(i) Notices. All notices, requests and other communications to any party hereunder shall be in writing and shall be deemed given if delivered personally, facsimiled (which is confirmed) or sent by overnight courier (providing proof of delivery) to the parties at the following addresses:

if to Parent, to:

Maximus Holdings Inc.

c/o Symphony Technology Group

2475 Hanover Street

Palo Alto, CA 94304

Attention: Chief Financial Officer

Facsimile No.: (415) 358-8835

Copy to:

Shearman & Sterling LLP

525 Market Street

San Francisco, CA 94105

Attention: Steve L. Camahort

Facsimile No.: 415-616-1440

If to the Stockholder: To the address for notice set forth on the signature page hereof,

or such other address or facsimile number as such party may hereafter specify by like notice to the other parties hereto. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 P.M. in the place of receipt and such day is a business day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding business day in the place of receipt.

(j) Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

(k) Counterparts. This Agreement may be executed in counterparts (each of which shall be deemed to be an original but all of which taken together shall constitute one and the same agreement) and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party. The exchange of copies of this Agreement and of signature pages by facsimile or electronic transmission shall constitute effective execution and delivery of this Agreement as to the parties and may be used in lieu of the original Agreement for all purposes. Signatures of the parties transmitted by facsimile or electronic transmission shall be deemed to be their original signatures for all purposes.

(l) Rules of Construction. The parties hereto have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term.

(m) Expenses. All costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.

(n) Stockholder Capacity. To the extent that the Stockholder is an officer or director of the Company or any of its Subsidiaries, nothing in this Agreement shall be construed as preventing or otherwise affecting any actions taken by the Stockholder in his or her capacity as an officer or director of the Company or any of its Subsidiaries or from fulfilling the obligations of such office (including the performance of obligations required by the fiduciary duties of the Stockholder acting solely in his or her capacity as an officer or director).

[Signature page follows]

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be duly executed as of the date first written above.

MAXIMUS HOLDINGS INC.

By:

Name:

Title:

[Signature Page to Voting Agreement]

STOCKHOLDER:

By:
Signature

Name:

Title:

Print Address

Telephone

Facsimile No.

with a copy to:

Paul, Weiss, Rifkind, Wharton & Garrison LLP 1285 Avenue of the Americas New York, New York 10019-6064 Fax: (212) 757-3990

Attention:	Robert B. Schumer Steven J. Williams

Shares beneficially owned:

shares of Company capital stock

shares of Company capital stock issuable upon the exercise of outstanding options shares of Company capital stock issuable upon the exercise of outstanding rights to acquire Company capital stock (other than options)

[Signature Page to Voting Agreement]

ANNEX B

OPINION OF J.P. MORGAN SECURITIES INC.

July 6, 2009

The Board of Directors

MSC.Software Corporation

2 MacArthur Place

Santa Ana, CA 92707

Members of the Board of Directors:

You have requested our opinion as to the fairness, from a financial point of view, to the holders of common stock, par value $0.01 per share (the “Company Common Stock”), of MSC.Software Corporation (the “Company”) of the consideration to be paid to such holders in the proposed merger (the “Transaction”) of the Company with a wholly-owned subsidiary of Maximus Holdings Inc. (the “Acquiror”). Pursuant to the Agreement and Plan of Merger (the “Agreement”), among the Company, the Acquiror and its subsidiary, Maximus Inc., the Company will become a wholly-owned subsidiary of the Acquiror, and each outstanding share of Company Common Stock, other than shares of Company Common Stock held as treasury stock (other than shares in an Employee Plan (as defined in the Agreement) of the Company) or owned by the Acquiror immediately prior to the Effective Time (as defined in the Agreement) (other than shares held for the account of clients, customers or other Persons (as defined in the Agreement)) (all as described in Section 2.02 of the Agreement) and shares of Company Common Stock outstanding immediately prior to the Effective Time held by a holder who has not voted in favor of the Transaction or consented thereto in writing and who has demanded appraisal for such shares in accordance with the General Corporation Law of the State of Delaware and not lost such rights (as described in Section 2.04 of the Agreement), will be converted into the right to receive $7.63 per share in cash (the “Consideration”).

In arriving at our opinion, we have (i) reviewed a draft dated July 5, 2009 of the Agreement; (ii) reviewed certain publicly available business and financial information concerning the Company and the industries in which it operates; (iii) compared the financial and operating performance of the Company with publicly available information concerning certain other companies we deemed relevant and reviewed the current and historical market prices of the Company Common Stock and certain publicly traded securities of such other companies; (iv) reviewed certain internal financial analyses and forecasts prepared by or at the direction of the management of the Company relating to its business; and (v) performed such other financial studies and analyses and considered such other information as we deemed appropriate for the purposes of this opinion.

In addition, we have held discussions with certain members of the management of the Company and the Acquiror with respect to certain aspects of the Transaction, and the past and current business operations of the Company, the financial condition and future prospects and operations of the Company, and certain other matters we believed necessary or appropriate to our inquiry.

In giving our opinion, we have relied upon and assumed the accuracy and completeness of all information that was publicly available or was furnished to or discussed with us by the Company and the Acquiror or otherwise reviewed by or for us, and we have not independently verified (nor have we assumed responsibility or liability for independently verifying) any such information or its accuracy or completeness. We have not conducted or been provided with any valuation or appraisal of any assets or liabilities, nor have we evaluated the solvency of the Company or the Acquiror under any state or federal laws relating to bankruptcy, insolvency or similar

B-1

matters. In relying on financial analyses and forecasts provided to us or derived therefrom, we have assumed that they have been reasonably prepared based on assumptions reflecting the best currently available estimates and judgments by management as to the expected future results of operations and financial condition of the Company to which such analyses or forecasts relate. We express no view as to such analyses or forecasts or the assumptions on which they were based. We have also assumed that the Transaction and the other transactions contemplated by the Agreement will be consummated as described in the Agreement, and that the definitive Agreement will not differ in any material respects from the draft thereof furnished to us. We have also assumed that the representations and warranties made by the Company and the Acquiror in the Agreement and the related agreements are and will be true and correct in all respects material to our analysis. We are not legal, regulatory or tax experts and have relied on the assessments made by the Company and its advisors with respect to such issues. We have further assumed that all material governmental, regulatory or other consents and approvals necessary for the consummation of the Transaction will be obtained without any adverse effect on the Company or on the contemplated benefits of the Transaction.

Our opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. It should be understood that subsequent developments may affect this opinion and that we do not have any obligation to update, revise, or reaffirm this opinion. Our opinion is limited to the fairness, from a financial point of view, of the Consideration to be paid to the holders of the Company Common Stock in the proposed Transaction and we express no opinion as to the fairness of the Transaction to any person or entity, or as to the fairness of any consideration to be received in connection therewith by the holders of any other class of securities, creditors or other constituencies of the Company, or as to the underlying decision by the Company to engage in the Transaction. Furthermore, we express no opinion with respect to the amount or nature of any compensation to any officers, directors, or employees of any party to the Transaction, or any class of such persons relative to the Consideration to be received by the holders of the Company Common Stock in the Transaction or with respect to the fairness of any such compensation.

We have acted as financial advisor to the Company with respect to the proposed Transaction and will receive a fee from the Company for our services substantially all of which will become payable only if the proposed Transaction is consummated. In addition, the Company has agreed to indemnify us for certain liabilities arising out of our engagement. Please be advised that during the two years preceding the date of this letter, neither we nor our affiliates have had any other significant financial advisory or other significant commercial or investment banking relationships with the Company or the Acquiror. In the ordinary course of our businesses, we and our affiliates may actively trade the debt and equity securities of the Company for our own account or for the accounts of customers and, accordingly, we may at any time hold long or short positions in such securities.

On the basis of and subject to the foregoing, it is our opinion as of the date hereof that the Consideration to be paid to the holders of the Company Common Stock in the proposed Transaction is fair, from a financial point of view, to such holders.

The issuance of this opinion has been approved by a fairness opinion committee of J.P. Morgan Securities Inc. This letter is provided to the Board of Directors of the Company in connection with and for the purposes of its evaluation of the Transaction. This opinion does not constitute a recommendation to any shareholder of the Company as to how such shareholder should vote with respect to the Transaction or any other matter. This opinion may not be disclosed, referred to, or communicated (in whole or in part) to any third party for any purpose whatsoever except with our prior written approval. This opinion may be reproduced in full in any proxy or information statement mailed to shareholders of the Company but may not otherwise be disclosed publicly in any manner without our prior written approval.

Very truly yours,

J.P. MORGAN SECURITIES INC.

J.P. Morgan Securities Inc.

B-2

ANNEX C

SECTION 262 OF THE GENERAL CORPORATION LAW OF THE STATE OF DELAWARE

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title will be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights will be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 257, § 258, § 263 or § 264 of this title:

(1) Provided, however, that no appraisal rights under this section will be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights will be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of § 251 of this title.

(2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section will be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights will be available for the shares of the subsidiary Delaware corporation.

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section will be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, will apply as nearly as is practicable.

(d) Appraisal rights will be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, will notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and will include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder’s shares will deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation will not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation will notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to § 228 or § 253 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter will notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and will include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, will, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation will send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation will send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given will, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that will be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date will be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date will be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of

Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party will have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon written request, will be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement will be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or request from the corporation the statement described in this subsection.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof will be made upon the surviving or resulting corporation, which will within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition will be filed by the surviving or resulting corporation, the petition will be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, will give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice will also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication will be approved by the Court, and the costs thereof will be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court will determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h) After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding will be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court will determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court will take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, interest from the effective date of the merger through the date of payment of the judgment will be compounded quarterly and will accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court will direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment will be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section will be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal will be filed within the time provided in subsection (e) of this section, or if such stockholder will deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal will cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery will be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however that this provision will not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation will have the status of authorized and unissued shares of the surviving or resulting corporation.

The Board of Directors Recommends a Vote “FOR” Items 1 and 2. Please mark votes as in this example FOR AGAINST ABSTAIN 1. A proposal to adopt the Agreement and Plan of Merger, dated as of July 7, 2009, by and among MSC.Software Corporation, a Delaware corporation, Maximus Holdings Inc., a Delaware corporation, and Maximus Inc., a Delaware corporation, as it may be amended from time to time, pursuant to which MSC.Software Corporation will be acquired by Maximus Holdings Inc. 2. A proposal to adjourn or postpone the special meeting to a later date or time, if necessary or appropriate, to solicit additional proxies in the event there are insufficient votes at the time of such adjournment or postponement to adopt the Agreement and Plan of Merger. _ _ _ WE ENCOURAGE YOU TO TAKE ADVANTAGE OF INTERNET OR TELEPHONE VOTING, BOTH ARE AVAILABLE 24 HOURS A DAY, 7 DAYS A WEEK. Internet and telephone voting is available through 11:59 PM Eastern Daylight Time on [ ], 2009. INTERNET http://www.proxyvoting.com/mscs Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site. MSC.SOFTWARE CORPORATION OR TELEPHONE 1-866-540-5760 Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call. If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card. To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope. Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card. Important Notice Regarding the Internet Availability of Proxy Materials for the Special Meeting of Stockholders to be held on [ ], 2009 The Proxy Statement is available at: http://bnymellon.mobular.net/bnymellon/mscs For information on how to obtain directions to attend the special meeting and vote in person, please contact the Secretary of the Company. 46675 Signature Signature Date NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. Mark Here for Address Change or Comments SEE REVERSE Will Attend Meeting By my signature below, I confer to the named proxies discretionary authority on any other business that may properly come before the Special Meeting. YES

PROXY THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF MSC.SOFTWARE CORPORATION The undersigned hereby appoints John A. Mongelluzzo and Douglas W. Campbell and each of them, with power to act without the other and with full power of substitution and resubstitution, as proxies and attorneys-in-fact of the undersigned, and hereby authorizes them to represent and vote, as provided on the reverse side of this proxy, all the shares of MSC.Software Corporation Common Stock which the undersigned is entitled to vote at the Special Meeting of Stockholders of MSC.Software Corporation to be held on [ ], 2009 or at any adjournment or postponement thereof (the “Special Meeting”), and, in their discretion, to vote upon such other business as may properly come before the Special Meeting, with all powers which the undersigned would possess if present at the Special Meeting. IF YOU SIGN YOUR PROXY CARD WITHOUT INDICATING YOUR VOTE, YOUR SHARES WILL BE VOTED “FOR” THE ADOPTION OF THE MERGER AGREEMENT AND “FOR” THE ADJOURNMENT OR POSTPONEMENT OF THE SPECIAL MEETING, IF NECESSARY OR APPROPRIATE, TO SOLICIT ADDITIONAL PROXIES, AND IN ACCORDANCE WITH THE RECOMMENDATIONS OF THE MSC.SOFTWARE CORPORATION BOARD OF DIRECTORS ON ANY OTHER MATTERS PROPERLY BROUGHT BEFORE THE SPECIAL MEETING, OR AT ANY ADJOURNMENT OR POSTPONEMENT IN ACCORDANCE WITH THOSE INSTRUCTIONS. YOU MAY REVOKE THIS PROXY AT ANY TIME PRIOR TO THE VOTE AT THE SPECIAL MEETING. BNY MELLON SHAREOWNER SERVICES P.O. BOX 3550 SOUTH HACKENSACK, NJ 07606-9250 Address Change/Comments (Mark the corresponding box on the reverse side) (Continued and to be marked, dated and signed, on the other side) S FOLD AND DETACH HERE S You can now access your MSC.Software Corporation account online. Access your MSC.Software Corporation stockholder account online over Investor ServiceDirect® (ISD). The Transfer Agent for MSC.Software Corporation now makes it easy and convenient to get current information on your stockholder account. View account status View payment history for dividends Make address changes View book-entry information Obtain a duplicate 1099 tax form Establish/change your PIN Visit us on the web at http://www.bnymellon.com/shareowner/isd For Technical Assistance Call 1-877-978-7778 between 9am-7pm Monday-Friday Eastern Time www.bnymellon.com/shareowner/isd ® Investor ServiceDirect Available 24 hours per day, 7 days per week TOLL FREE NUMBER: 1-800-370-1163 Choose MLinkSM for fast, easy and secure 24/7 online access to your future proxy materials, investment plan statements, tax ® documents and more. Simply log on to Investor ServiceDirect at www.bnymellon.com/shareowner/isd where step-by-step instructions will prompt you through enrollment.